    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1996
                                                      REGISTRATION NO. 33-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                          KAISER ALUMINUM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               94-3030279
                                                    (I.R.S. EMPLOYER
      (STATE OR OTHER JURISDICTION               IDENTIFICATION NUMBER)
   OF INCORPORATION OR ORGANIZATION)

                          5847 SAN FELIPE, SUITE 2600
                              HOUSTON, TEXAS 77057
                                 (713) 267-3777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ANTHONY R. PIERNO
                       VICE PRESIDENT AND GENERAL COUNSEL
                          KAISER ALUMINUM CORPORATION
                          5847 SAN FELIPE, SUITE 2600
                              HOUSTON, TEXAS 77057
                                 (713) 267-3777
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
          JOHN WM. NIEMAND II                    HOWARD A. SOBEL, ESQ.
        SENIOR CORPORATE COUNSEL                KRAMER, LEVIN, NAFTALIS,
      KAISER ALUMINUM CORPORATION               NESSEN, KAMIN & FRANKEL
          6177 SUNOL BOULEVARD                      919 THIRD AVENUE
      PLEASANTON, CALIFORNIA 94566              NEW YORK, NEW YORK 10022
             (510) 847-5790                          (212) 715-9100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 PROPOSED MAXIMUM
                                      AMOUNT TO   OFFERING PRICE   PROPOSED MAXIMUM   AMOUNT OF
       TITLE OF EACH CLASS OF             BE           PER        AGGREGATE OFFERING REGISTRATION
     SECURITIES TO BE REGISTERED      REGISTERED     SHARE(1)          PRICE (1)         FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share............................... 10,000,000     $12.8125        $128,125,000      $44,182
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices on December 29, 1995.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          KAISER ALUMINUM CORPORATION

                               ----------------
                             CROSS REFERENCE SHEET

                 (SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-3
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K)

  1. Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....   Outside Front Cover Page of Prospectus;
                                                   Prospectus Supplement
  2. Inside Front and Outside Back Cover Pages
      of Prospectus.............................   Inside Front and Outside Back Cover Pages
                                                   of Prospectus; Available Information;
                                                   Incorporation of Certain Documents by
                                                   Reference; Prospectus Supplement
  3. Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges..............   The Company; Risk Factors; Selected
                                                   Historical Consolidated Financial Data
  4. Use of Proceeds............................   Use of Proceeds; Prospectus Supplement
  5. Determination of Offering Price............   Outside Front Cover Page of Prospectus;
                                                   Plan of Distribution; Prospectus Supplement
  6. Dilution...................................   *
  7. Selling Security Holder....................   Selling Stockholder; Prospectus Supplement
  8. Plan of Distribution.......................   Outside Front Cover Page of Prospectus;
                                                   Plan of Distribution; Prospectus Supplement
  9. Description of Securities to be Registered.   Description of Capital Stock; Prospectus
                                                   Supplement
 10. Interests of Named Experts and Counsel.....   Legal Matters; Experts
 11. Material Changes...........................   Risk Factors; Selected Historical
                                                   Consolidated Financial Data; Management's
                                                   Discussion and Analysis of Financial
                                                   Condition and Results of Operations;
                                                   Business; Management
 12. Incorporation of Certain Information by
      Reference.................................   Incorporation of Certain Documents by
                                                   Reference
 13. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................   *

--------
* Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED JANUARY 5, 1996

PROSPECTUS

                               10,000,000 SHARES

                          KAISER ALUMINUM CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

  MAXXAM Inc., a Delaware corporation ("MAXXAM" or the "Selling Shareholder"), may offer from time to time up to 10,000,000 shares of the common stock, par value $.01 per share (the "Common Stock"), of Kaiser Aluminum Corporation, a Delaware corporation (the "Company" or "Kaiser"), owned by MAXXAM. When an offering of all or a part of the Common Stock offered hereby is made, a supplement to this Prospectus ("Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering of Common Stock, the initial offering price and the net proceeds to the Selling Stockholder of the sale thereof.

  The Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "KLU". The closing sale price of the Common Stock on the NYSE on December 29, 1995, was $13 1/8 per share.

  Any statement contained in the Prospectus will be deemed to be modified or superseded by an inconsistent statement contained in the Prospectus Supplement.

SEE "RISK FACTORS" IN THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Common Stock offered hereby may be sold directly to purchasers (including the offering of Common Stock in connection with any offering by MAXXAM of debt securities of its own which are convertible, exchangeable or redeemable into or for the Common Stock, and upon conversion, exchange or redemption of any such debt securities of MAXXAM) or through agents designated from time to time by MAXXAM or to or through one or more underwriters or dealers. If any agents of the Company or MAXXAM or any underwriters or dealers are involved in the sale of Common Stock in respect of which this Prospectus is being delivered, the names of such agents or underwriters or dealers and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement.

  This Prospectus may not be used to consummate sales of Common Stock unless accompanied by a Prospectus Supplement.

                The date of this Prospectus is January   , 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock and 8.255% PRIDES, Convertible Preferred Stock, par value $.05 per share (the "PRIDES") are listed on the NYSE, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus.

  (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

  (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1995.

  (3) Form 8-A, filed on January 27, 1994, for registration of the Company's PRIDES and Common Stock.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. The Company will provide a copy of any and all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein) without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to Kaiser Aluminum Corporation at 5847 San Felipe, Suite 2600, Houston, Texas 77057, Attention: Investor Relations Coordinator, telephone number: (713) 267-3675. Copies of exhibits will be made for a nominal fee, which covers the Company's copying costs.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

                                  THE COMPANY

  The Company is a direct subsidiary of MAXXAM. MAXXAM owns approximately 62.2% of the Common Stock, assuming the conversion of each outstanding share of PRIDES into one share of Common Stock. The Company operates through its wholly-owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). The Company maintains its principal executive offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057-3010 and its telephone number is (713) 267-3777. Unless the context otherwise requires, all references herein to the "Company" or "Kaiser" include Kaiser Aluminum Corporation and its majority owned and wholly owned subsidiaries. All references to tons in this Prospectus refer to metric tons of 2,204.6 pounds.

  Kaiser, through KACC, operates in all principal aspects of the aluminum industry--the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser is one of the largest U.S. aluminum producers in terms of primary smelting capacity and is the Western world's second largest producer/seller of alumina, accounting for approximately 8% of the Western world's alumina capacity and production in 1994. Kaiser's production levels of alumina and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina (approximately 2.1 million tons in 1994 or 71% of production) and primary aluminum (approximately 224,000 tons in 1994 or 54% of production) to third parties.

                                  RISK FACTORS

  Prospective purchasers of the Common Stock should carefully consider the following risk factors, as well as the other information contained in, and incorporated by reference in, this Prospectus, before making an investment in the Common Stock.

  1. Sensitivity to Prices. Kaiser's operating results are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products and also depend to a significant degree upon the volume and mix of all products sold and on KACC's hedging strategies. Fabricated aluminum prices, which vary considerably among products, are heavily influenced by changes in the price of primary aluminum and generally lag behind primary aluminum prices for periods of up to six months. Changes in the market price of primary aluminum also affect Kaiser's production costs of fabricated products because they influence the price of aluminum scrap purchased by Kaiser and Kaiser's labor costs, to the extent such costs are indexed to primary aluminum prices. Consequently, Kaiser has employed strategies to mitigate its exposure to possible declines in the market prices of alumina, primary aluminum, and fabricated aluminum products while retaining the ability to participate in favorable pricing environments that may materialize.

  As of December 21, 1995, Kaiser had sold approximately 73% and 45% of the alumina available to it in excess of its projected internal smelting requirements for 1996 and 1997, respectively. Approximately 56% of such alumina sold for 1996 and all of such alumina sold for 1997 has been sold at prices linked to the future prices of primary aluminum, and approximately 44% of such alumina sold for 1996 has been sold at fixed prices.

  KACC enters into primary aluminum hedging transactions with off-balance sheet risk in the normal course of business. The prices realized by KACC under certain sales contracts for alumina, primary aluminum, and fabricated aluminum products, as well as the costs incurred by KACC for certain items, such as aluminum scrap, rolling ingot, power, and bauxite, fluctuate with the market price of primary aluminum, together resulting in a "net exposure" of earnings. The primary aluminum hedging transactions are designed to mitigate the net exposure of earnings to declines in the market price of primary aluminum, while retaining the ability to participate in favorable pricing environments that may materialize. KACC has employed strategies which include forward sales of primary aluminum at fixed prices and the purchase or sale of options for primary aluminum. In respect of its 1996 anticipated net exposure, at November 30, 1995, KACC had purchased approximately 45,000 tons of primary aluminum at fixed prices as a partial hedge against approximately 147,000 tons of fabricated aluminum products sold to customers at fixed or capped prices, and had sold forward 15,750 tons of primary aluminum at fixed prices.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Trends--Sensitivity to Prices and Hedging Programs," Note 10 of the Notes to Consolidated Financial Statements, and Note 5 of the Notes to Interim Consolidated Financial Statements.

  2. Environmental Matters and Litigation. Kaiser and KACC are subject to a wide variety of international, federal, state and local environmental laws and regulations (the "Environmental Laws"), to fines or penalties assessed for alleged breaches of the Environmental Laws, and to claims and litigation based upon the Environmental Laws. KACC is currently subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"). Under CERCLA and other related laws, past disposal of wastes, whether on-site or at other locations, may result in the imposition of clean-up obligations by federal or state regulatory authorities. KACC, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA. In certain instances, KACC may be exposed to joint and several liability for remedial action or damages to natural resources, which could effectively expose KACC to liability for all costs associated with any such remedial actions irrespective of its degree of culpability for the environmental damages related thereto. For a discussion of certain KACC environmental litigation, see "Business--Legal Proceedings."

  Based on its evaluation of these and other environmental matters, Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. At September 30, 1995, the balance of such accruals, which is primarily included in Long-term liabilities, was $39.7 million. These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and Kaiser's assessment of the likely remediation action to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 million to $12.0 million for the years 1995 through 1999 and an aggregate of approximately $11.0 million thereafter. As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. Kaiser believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to approximately $22.0 million.

  KACC is also a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 15 years. At October 31, 1995, the number of such claims pending was approximately 58,200, as compared to 31,700 at June 30, 1995, and 25,200 at December 31, 1994. In the first ten months of 1995, approximately 39,400 of such claims were received and 6,400 settled or dismissed. KACC has been advised by its regional counsel that, although there can be no assurance, the recent increase in pending claims may be attributable in part to tort reform legislation in Texas which was passed by the legislature in March 1995 and which became effective on September 1, 1995. The legislation, among other things, is designed to restrict, beginning September 1, 1995, the filing of cases in Texas that do not have a sufficient nexus to that jurisdiction, and to impose, generally as of September 1, 1996, limitations relating to joint and several liability in tort cases. A substantial portion of the asbestos-related claims that were filed and served on KACC between June 30, 1995, and October 31, 1995, were filed in Texas prior to September 1, 1995.

  Based on past experience and reasonably anticipated future activity, the Company has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed and settled through 2008. There are inherent uncertainties involved in estimating asbestos-related costs and the Company's actual costs could exceed these estimates. The Company's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, the current state of case law related to asbestos claims, and the advice of counsel. Accordingly, an asbestos-related cost accrual of $155.3 million, before consideration of insurance recoveries, is included primarily in Long-term liabilities at September 30, 1995. The Company estimates that annual future cash payments in connection with such litigation will be approximately $11.0 million to $19.0 million for each of the years 1995 through 1999, and an aggregate of approximately $90.8 million thereafter through 2008. While the Company does not presently believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial.

  The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, which have resulted in delays in recovering costs from the insurance carriers. The Company believes, based on prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of counsel, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $134.7 million, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at September 30, 1995.

  While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and the insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of the asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or results of operations.

  See "Business--Environmental Matters," "Legal Proceedings," Note 9 of the Notes to Consolidated Financial Statements, and Note 4 of the Notes to Interim Consolidated Financial Statements.

  3. Power Supply. Electric power represents an important production cost for KACC at its aluminum smelters. From 1981 until 1995, electric power for KACC's Mead and Tacoma smelters in Washington was purchased exclusively from the Bonneville Power Administration (the "BPA") by KACC under a contract which expires in 2001. In April 1995 the BPA agreed to allow each of its direct service industrial customers (the "DSIs"), which include KACC, to purchase a portion of its requirement for electric power from sources other than the BPA beginning October 1, 1995. In June 1995 KACC entered into an agreement with The Washington Water Power Company (the "WWP") to purchase up to 50 megawatts of electric power for its Northwest facilities for a five year term beginning October 1, 1995. KACC is receiving power under that contract, which power displaces a portion of KACC's interruptible power from the BPA. In addition, in 1995 KACC entered into a new power purchase contract with the BPA, which amends the existing BPA power contract and which contemplates reductions during 1996 in the amount of power which KACC is obligated to purchase from the BPA and which the BPA is obligated to sell to KACC, and the replacement of such power with power to be purchased from other suppliers. KACC is negotiating power purchase agreements for such power with suppliers other than the BPA, and agreements in principle for the supply of substantially all of such power through March 1997 have been reached. However, definitive contracts for the purchase of such power have not been finalized. Two lawsuits were filed in December 1995 against the BPA by various parties, one of which petitions for a review of the BPA's "Record of Decision on Direct Service Industrial Customer Requirements Power Sales Contract" issued on September 28, 1995, and one of which petitions for review of, and to set aside, suspend, or modify the action of the BPA to decide to offer 5-year "block" power sales to the DSIs. The effect of such lawsuits, if any, on KACC's new power purchase contract with the BPA is not known. Certain of the DSIs, including KACC, intend to file motions to intervene in the two lawsuits.

  In 1995 KACC also entered into agreements with the BPA and with the WWP, with terms ending in 2001, pursuant to which the BPA and the WWP would provide to KACC transmission services for power purchased from sources other than the BPA. The term of the transmission services agreement with the BPA was subsequently extended for an additional fifteen years, which extension has been challenged. Four lawsuits have been filed against the BPA by various parties, which lawsuits either challenge the BPA's record of decision offering such an extension agreement to the DSIs or challenge the BPA's Business Plan Environmental Impact Statement record of decision in connection therewith. In December 1995, certain of the DSIs, including KACC, filed motions to intervene in the four lawsuits.

  KACC manages, and holds a 90% interest in, the Volta Aluminium Company Limited ("Valco") aluminum smelter in Ghana. Power for the Valco smelter is supplied under an agreement which expires in 2017. The agreement indexes two-thirds of the price of the contract quantity to the market price of primary aluminum. The agreement also provides for a review and adjustment of the base power rate and the price index every five years. The most recent review was completed in April 1994 for the 1994-1998 period. Valco has entered into an agreement with the government of Ghana under which Valco has been assured (except in cases of force majeure) that it will receive sufficient electric power to operate at its current level of three and one-half potlines through December 31, 1996. Kaiser believes that assuming normal rainfall during 1996, Valco should have available sufficient electric power to operate at its current level through 1996. KACC also has a 49% interest in the Anglesey Aluminium Limited ("Anglesey") aluminum smelter and port facility at Holyhead, Wales. Power for the Anglesey aluminum smelter is supplied under an agreement which expires in 2001.

  See "Business--Production Operations--Primary Aluminum Products."

  4. Leverage. Kaiser is highly leveraged, with total consolidated indebtedness of $810.6 million and stockholders' equity of $43.2 million at September 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Kaiser's leverage is substantially greater than the leverage of most of its North American competitors, which generally have greater financial resources than Kaiser. Due to its highly leveraged condition, Kaiser is more sensitive than less leveraged companies to factors affecting its operations, including changes in the prices for its products, the availability of power and the rates charged for power at its various facilities, and general economic conditions.

  5. Controlling Stockholder and Possible Effects; Possible Equity Recapitalization. As of the date of this Prospectus, MAXXAM owns approximately 62.2% of the outstanding Common Stock, assuming the conversion of each outstanding share of PRIDES into one share of Common Stock, with public stockholders owning the balance. Accordingly, MAXXAM will be able to control the outcome of all matters required to be submitted to Kaiser's stockholders for approval, including decisions relating to the election of the directors of Kaiser, the determination of day-to-day corporate and management policies of Kaiser, the merger or acquisition of Kaiser, the sale of substantially all of the assets of Kaiser and other significant corporate transactions. In addition, such concentration of ownership may discourage third parties from seeking to acquire control of Kaiser, which may adversely affect the market price of Kaiser's equity securities. Mr. Charles E. Hurwitz, Chairman of the Board, President and Chief Executive Officer of MAXXAM, together with a wholly-owned subsidiary of Federated Development Company ("Federated"), a New York business trust that is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof, collectively own approximately 60.8% of the aggregate voting power of MAXXAM. A special committee of Kaiser's Board of Directors is also considering whether to propose an equity recapitalization transaction which, if implemented, would result in classes of equity with differential voting rights. See "Description of Capital Stock--Possible Equity Recapitalization."

  6. Other Shares Eligible for Future Sale. As of the date of this Prospectus, MAXXAM owns 50,000,000 shares of Common Stock (the "MAXXAM Common Stock"). MAXXAM has pledged 28 million of such shares of Common Stock as security for approximately $225.7 million aggregate principal amount (at maturity) of the debt of its wholly-owned subsidiary MAXXAM Group Inc. Further, MAXXAM has entered into a demand loan and pledge agreement with Custodial Trust Company which provides for up to $25.0 million in borrowings, of which no amounts were outstanding at the date of this Prospectus, which agreement contains a negative pledge on the remaining 22,000,000 of such shares of Common Stock (the terms of which provide that MAXXAM may sell MAXXAM Common Stock upon 24 hours notice to Custodial Trust Company). Sales of such unpledged stock by MAXXAM may not be made in a public distribution unless registered under the Securities Act or sold pursuant to Rule 144 thereunder. Sales of substantial amounts of the MAXXAM Common Stock in the public market, and the possibility that such sales may be made, could adversely affect the prevailing market price of Kaiser's equity securities.

  7. Foreign Activities. Kaiser's operations are located in many foreign countries, including Australia, Canada, China, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations to a variety of political and other risks.

  8. Restrictions on and Factors Affecting Ability to Pay Dividends. Kaiser conducts all of its operations through KACC. Under the Credit Agreement, dated as of February 15, 1994, among KACC, Kaiser, the financial institutions which are party thereto, and BankAmerica Business Credit, Inc., as Agent (as amended, the "1994 Credit Agreement"), Kaiser is not permitted to pay any dividends on its Common Stock. In addition, the declaration and payment of dividends by KACC on its shares of common stock are subject to certain limitations under the 1994 Credit Agreement and under the Indentures in respect of KACC's Senior Notes and 12 3/4% Notes (as defined below).

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Common Stock offered by MAXXAM.

                                DIVIDEND POLICY

  The Company is prohibited from paying cash dividends on its Common Stock by the 1994 Credit Agreement. See "Risk Factors".

                                 CAPITALIZATION

  The following table summarizes the consolidated capitalization of the Company at September 30, 1995. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere herein.

                                                          SEPTEMBER 30, 1995
                                                       ------------------------
                                                       (IN MILLIONS OF DOLLARS)
Short-term debt (1):..................................          $ 12.1
                                                                ------
Long-term debt (1):
  1994 Credit Agreement (2)...........................            62.4
  9 7/8% Senior Notes (net of discount of $1.2).......           223.8
  Pollution Control and Solid Waste Disposal
   Facilities Obligations
   (less current portion of $1.2).....................            35.7
  Alpart CARIFA Loan..................................            60.0
  Alpart Term Loan (less current portion of $9.4).....             6.2
  12 3/4% Senior Subordinated Notes...................           400.0
  Other borrowings (less current portion of $1.5).....            10.4
                                                                ------
    Total long-term debt..............................           798.5
                                                                ------
Minority interests....................................           118.1
                                                                ------
Stockholders' Equity:
  Preferred stock.....................................              .4
  Common stock........................................              .7
  Additional capital..................................           530.0
  Accumulated deficit.................................          (478.8)
  Additional minimum pension liability................            (9.1)
                                                                ------
    Total stockholders' equity........................            43.2
                                                                ------
      Total capitalization............................          $971.9
                                                                ======

--------
(1) Does not give effect to $85.7 of guaranteed unconsolidated joint venture indebtedness of the Company and $21.3 of other guarantees and letters of credit. For a description of the Company's long term debt, see Note 5 of the Notes to Consolidated Financial Statements.
(2) As of November 30, 1995, $250.2 (of which $72.4 could have been used for letters of credit) was available to the Company under the 1994 Credit Agreement.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected historical consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, are derived from the Company's Consolidated Financial Statements which have been audited by independent public accountants. The selected historical consolidated financial data as of and for the nine months ended September 30, 1995, and for the nine months ended September 30, 1994, have not been audited, but in the opinion of management contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the consolidated financial position and consolidated results of operations of the Company as of such date and for such periods.

                             NINE MONTHS
                           ENDED SEPTEMBER
                                 30,                    YEAR ENDED DECEMBER 31,
                          ------------------  ---------------------------------------------------
                            1995      1994      1994      1993         1992      1991      1990
                          --------  --------  --------  --------     --------  --------  --------
                          (IN MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
Operating Data:
 Net sales..............  $1,646.7  $1,335.7  $1,781.5  $1,719.1     $1,909.1  $2,000.8  $2,095.0
 Cost of products sold..   1,329.8   1,222.8   1,625.5   1,587.7      1,619.3   1,594.2   1,525.2
 Gross profit...........     316.9     112.9     156.0     131.4        289.8     406.6     569.8
 Depreciation...........      71.1      72.8      95.4      97.1         80.3      73.2      70.5
 Selling,
  administrative,
  research and
  development and
  general...............      96.4      86.8     116.8     121.9        119.6     117.4     123.2
 Operating income
  (loss)................     149.4     (46.7)    (56.2)   (123.4)        89.9     216.0     376.1
 Interest expense.......      71.3      65.9      88.6      84.2         78.7      93.9      96.6
 Income (loss) before
  income taxes, minority
  interests,
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles............      68.3    (110.1)   (152.1)   (208.5)        32.1     142.4     297.1
 Income (loss) before
  extraordinary loss and
  cumulative effect of
  changes in accounting
  principles............      39.3     (73.7)   (101.4)   (123.1)        26.9     108.4     213.7
 Net income (loss)......      39.3     (79.1)   (106.8)   (652.2)(1)     26.9     108.4     213.7
 Earnings (loss) per
  common and common
  equivalent share
  before extraordinary
  loss and cumulative
  effect of changes in
  accounting
  principles(2).........  $    .40  $  (1.53) $  (2.09) $  (2.25)    $    .47  $   2.03  $   4.27
 Earnings (loss) per
  common and common
  equivalent share(2):
 Primary................  $    .40  $  (1.62) $  (2.18) $ (11.47)    $    .47  $   2.03  $   4.27
 Fully diluted..........  $    .46
Weighted average number
 of common and common
 equivalent shares
 outstanding (in
 thousands)(2):
 Primary................    59,015    58,118    58,139    57,423       57,250    53,297    50,000
 Fully diluted..........    71,613
Dividends declared:
 Per common share.......                                             $    .20  $   1.10  $   3.00
 Per Depositary Share...  $    .47  $    .49  $    .65  $    .33
 Per share of PRIDES....  $    .73  $    .60  $    .85
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(3)...........       1.6x                                       1.3x      2.3x      3.5x
Fixed charge coverage
 and preferred stock
 dividend requirement
 deficiency.............            $  113.4  $  160.5  $  215.7

                                                       DECEMBER 31,
                         SEPTEMBER 30, --------------------------------------------
                             1995        1994     1993     1992     1991     1990
                         ------------- -------- -------- -------- -------- --------
                                          (IN MILLIONS OF DOLLARS)
Balance Sheet Data:
 Working capital........   $  378.2    $  259.7 $  278.6 $  310.3 $  242.2 $  264.4
 Total assets...........    2,787.5     2,698.1  2,527.9  2,172.6  2,134.1  2,118.5
 Long-term liabilities..      573.3       495.5    501.8    281.7    212.9    310.8
 Accrued postretirement
  medical benefit
  obligation, less
  current portion.......      739.1       734.9    713.1
 Long-term debt, less
  current portion.......      798.5       751.1    720.2    765.1    681.5    631.5
 Notes payable to
  parent................                                                      150.0
 Minority interests.....      118.1       116.2    105.0    104.9    108.9    123.2
 Total stockholders'
  equity................       43.2        17.3     29.4    565.2    555.8    356.0

-------
(1) Includes extraordinary loss on early extinguishment of debt of $21.8, net of tax benefit of $11.2 and cumulative effect of changes in accounting principles of $507.3, net of tax benefit of $237.7.
(2) As a result of the conversion of the Company's Mandatory Conversion Premium Dividend Preferred Stock (the "Series A Stock") and the simultaneous redemption of the $.65 Depositary Shares, each representing one-tenth of a share of Series A Stock, during 1995, fully diluted earnings per share are presented even though the results are antidilutive. For the 1994 and 1993 periods, common equivalent shares attributable to preferred stock and non-qualified stock options were excluded from the calculation of weighted average shares because they were antidilutive.
(3) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of the sum of
    (i) income (loss) before extraordinary loss and cumulative effect of changes in accounting principles of the Company and its consolidated subsidiaries, (ii) undistributed (earnings) losses of less-than-fifty-percent-owned companies, (iii) minority interest share of income (losses) of majority-owned subsidiaries that have fixed charges, (iv) consolidated provision for income taxes, (v) minority interest share of tax provision (credit) of majority-owned subsidiaries that have fixed charges, (vi) fixed charges, excluding capitalized interest, (vii) equity in losses of less-than-fifty-percent-owned companies where the Company has guaranteed the debt of such companies, and (viii) previously capitalized interest amortized during the period. Fixed charges consist of the sum of interest expense, amortization of deferred financing costs, the portion of rents representative of the interest factor, preferred stock dividend requirements, interest expense related to the guaranteed debt of less-than-fifty-percent-owned companies incurring a loss, and capitalized interest.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
   (IN MILLIONS OF DOLLARS, EXCEPT SHIPMENTS, PRICES, AND PER SHARE AMOUNTS)

RESULTS OF OPERATIONS

  The Company, through KACC, operates in two business segments: bauxite and alumina, and aluminum processing. The Company's operating results are sensitive to changes in prices of alumina, primary aluminum, and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold and on KACC's hedging strategies. The following table provides selected operational and financial information for the nine months ended September 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992. As an integrated aluminum producer, the Company uses a portion of its bauxite, alumina, and primary aluminum production for additional processing at certain of its other facilities. Intracompany shipments and sales are excluded from the information set forth below. The following should be read in conjunction with the Company's Consolidated Financial Statements contained elsewhere herein.

                          NINE MONTHS ENDED
                            SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                          ------------------  ----------------------------
                            1995      1994      1994      1993      1992
                          --------  --------  --------  --------  --------
Shipments:(1)
  Alumina................  1,494.6   1,577.3   2,086.7   1,997.5   2,001.3
  Aluminum products:
    Primary aluminum.....    184.5     175.8     224.0     242.5     355.4
    Fabricated aluminum
     products............    284.3     307.1     399.0     373.2     343.6
                          --------  --------  --------  --------  --------
      Total aluminum
       products..........    468.8     482.9     623.0     615.7     699.0
                          ========  ========  ========  ========  ========
Average realized sales
 price:
  Alumina (per ton)...... $    203  $    162  $    169  $    169  $    195
  Primary aluminum (per
   pound)................      .82       .56       .59       .56       .66
Net sales:
  Bauxite and alumina:
    Alumina.............. $  303.8  $  255.3  $  352.8  $  338.2  $  390.8
    Other(2)(3)..........     65.3      60.6      79.7      85.2      75.7
                          --------  --------  --------  --------  --------
      Total bauxite and
       alumina...........    369.1     315.9     432.5     423.4     466.5
                          --------  --------  --------  --------  --------
  Aluminum processing:
    Primary aluminum.....    335.0     218.2     292.0     301.7     515.0
    Fabricated aluminum
     products............    929.0     790.8   1,043.0     981.4     913.7
    Other(3).............     13.6      10.8      14.0      12.6      13.9
                          --------  --------  --------  --------  --------
      Total aluminum
       processing........  1,277.6   1,019.8   1,349.0   1,295.7   1,442.6
                          --------  --------  --------  --------  --------
        Total net sales.. $1,646.7  $1,335.7  $1,781.5  $1,719.1  $1,909.1
                          ========  ========  ========  ========  ========
Operating income (loss):
  Bauxite and alumina.... $   36.4  $    5.3  $   19.8  $   (4.5) $   62.6
  Aluminum processing....    170.9       1.4      (8.4)    (46.3)    104.9
  Corporate..............    (57.9)    (53.4)    (67.6)    (72.6)    (77.6)
                          --------  --------  --------  --------  --------
    Total operating
     income (loss)....... $  149.4     (46.7) $  (56.2) $ (123.4) $   89.9
                          ========  ========  ========  ========  ========
Income (loss) before
 extraordinary loss and
 cumulative effect of
 changes in accounting
 principles.............. $   39.3  $  (73.7) $ (101.4) $ (123.1) $   26.9
Extraordinary loss on
 early extinguishment of
 debt, net of tax........               (5.4)     (5.4)    (21.8)
Cumulative effect of
 changes in accounting
 principles, net of tax..                                 (507.3)
                          --------  --------  --------  --------  --------
Net income (loss)........ $   39.3  $  (79.1)   (106.8)   (652.2)     26.9
                          ========  ========  ========  ========  ========
Capital expenditures..... $   53.2  $   37.5  $   70.0  $   67.7  $  114.4
                          ========  ========  ========  ========  ========

-------
(1) In thousands of metric tons.
(2) Includes net sales of bauxite.
(3) Includes the portion of net sales attributable to minority interests in consolidated subsidiaries.

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

 Net Sales

  Bauxite and Alumina--Revenue from net sales to third parties for the bauxite and alumina segment was 17% higher in the first nine months of 1995 than in the first nine months of 1994. Revenue from alumina increased 19% in the first nine months of 1995 from the first nine months of 1994, due to higher average realized prices partially offset by lower shipments.

  Aluminum Processing--Revenue from net sales to third parties for the aluminum processing segment was 25% higher in the first nine months of 1995 than in the first nine months of 1994. Revenue from primary aluminum increased 54% in the first nine months of 1995 from the first nine months of 1994, due primarily to higher average realized prices and higher shipments. The increase in revenue for the first nine months of 1995 was partially offset by decreased shipments caused by the strike by the United Steelworkers of America ("USWA") discussed below. Shipments of primary aluminum to third parties were approximately 39% of total aluminum products shipments in the first nine months of 1995, compared with approximately 36% in the first nine months of 1994. Revenue from fabricated aluminum products increased 17% in the first nine months of 1995 from the first nine months of 1994, due to higher average realized prices partially offset by lower shipments for most of these products.

 Operating Income (Loss)

  Improved operating results in the nine months ended September 30, 1995, were partially offset by third quarter expenditures related to the Company's joint venture in China, accelerated expenditures on the Company's micromill technology, maintenance expenses as a result of an electrical lightning strike at the Company's Trentwood, Washington, facility, and a work slowdown at the Company's 49%-owned Kaiser Jamaica Bauxite Company prior to signing a new labor contract. The combined impact of these expenditures on the results for the nine months ended September 30, 1995, was approximately $6.0 (on a pre-tax basis). Operating results in the nine months ended September 30, 1995, were further impacted by (i) an eight-day strike at five major domestic locations by the USWA, (ii) a six-day strike by the National Workers Union at the Company's 65%- owned Alumina Partners of Jamaica ("Alpart") alumina refinery in Jamaica, and
(iii) a four-day disruption of alumina production at Alpart caused by a boiler failure. The combined impact of these events on the results for the nine months ended September 30, 1995, was approximately $17.0 in the aggregate (on a pre-tax basis) principally from lower production volume and other related costs.

  Bauxite and Alumina--This segment's operating income was $36.4 in the first nine months of 1995, compared with $5.3 in the first nine months of 1994, principally due to higher revenue. Improved results for the first nine months of 1995 were partially offset by the effect of the strikes and boiler failure.

  Aluminum Processing--This segment's operating income was $170.9 in the first nine months of 1995, compared with $1.4 in the first nine months of 1994, principally due to higher revenue. Improved results for the first nine months of 1995 were partially offset by the effect of the strike by the USWA.

  Corporate--Corporate operating expenses represented corporate general and administrative expenses which are not allocated to the Company's segments.

 Net Income (Loss)

  The Company had net income of $.40 per common share ($.46 on a fully diluted basis) for the first nine months of 1995, compared with a net loss of $1.62 per common share for the first nine months of 1994. The principal reason for these changes was the improvement in operating income previously described partially offset by other charges in the third quarter of 1995, principally related to the establishment of additional litigation reserves.

THREE YEARS ENDED DECEMBER 31, 1994

 Net Sales

  Bauxite and Alumina--Revenue from net sales of bauxite and alumina to third parties was $432.5 in 1994, compared with $423.4 in 1993 and $466.5 in 1992.
Revenue from alumina increased 4% to $352.8 in 1994 from $338.2 in 1993 because of increased shipments. Revenue from alumina decreased 13% to $338.2 in 1993 from $390.8 in 1992 because of lower average realized prices. The remainder of the segment's sales revenues were from sales of bauxite, which remained about the same throughout the three years, and the portion of sales of alumina attributable to the minority interest in Alpart.

  Aluminum Processing--Revenue from net sales to third parties for the aluminum processing segment was $1,349.0 in 1994, compared with $1,295.7 in 1993 and $1,442.6 in 1992. The bulk of the segment's sales represents Kaiser's primary aluminum and fabricated aluminum products, with the remainder attributable to the portion of sales of primary aluminum related to the minority interest in Valco.

  Revenue from primary aluminum decreased 3% to $292.0 in 1994 from $301.7 in 1993 as higher average realized prices were more than offset by lower shipments. Average realized prices in 1994 reflected the defensive hedging of primary aluminum prices in respect of 1994 shipments, which was initiated prior to improvements in metal prices in 1994. In 1994, the Company's average realized price from sales of primary aluminum was approximately $.59 per pound, compared to the average Midwest United States transaction price of approximately $.72 per pound during the year. Shipments in 1994 reflected production curtailments at the Company's smelters in the Pacific Northwest and Ghana (see "Business--Primary Aluminum Products"). Revenue from primary aluminum decreased 41% to $301.7 in 1993 from $515.0 in 1992 because of lower shipments and lower average realized prices. Shipments of primary aluminum to third parties were approximately 36% of total aluminum products shipments in 1994, compared with approximately 39% in 1993 and 51% in 1992.

  Revenue from fabricated aluminum products increased 6% to $1,043.0 in 1994 from $981.4 in 1993, principally due to increased shipments of most of these products. Revenue from fabricated aluminum products increased 7% to $981.4 in 1993 from $913.7 in 1992, principally due to increased shipments of most fabricated aluminum products, partially offset by a decrease in average realized prices of most of these products.

 Operating Income (Loss)

  The Company had an operating loss of $56.2 in 1994, compared with a loss of $123.4 in 1993 and income of $89.9 in 1992. In 1993, the Company recorded a pre-tax charge of $35.8 related to restructuring charges (see Note 2 of the Notes to Consolidated Financial Statements) and a pre-tax charge of $19.4 ($29.0 in 1992) because of a reduction in the carrying value of its inventories caused principally by prevailing lower prices for alumina, primary aluminum, and fabricated aluminum products.

  Bauxite and Alumina--This segment's operating income in 1994 was $19.8, compared with a loss of $4.5 in 1993 and income of $62.6 in 1992. In 1994 compared with 1993, operating income was favorably affected by increased shipments and lower manufacturing costs. In 1993 compared with 1992, operating income was adversely affected principally due to a decrease in average realized prices for alumina, which more than offset above-market prices for virtually all of the Company's excess alumina sold forward in prior periods under long-term contracts.

  Aluminum Processing--This segment's operating loss was $8.4 in 1994, compared with $46.3 in 1993 and income of $104.9 in 1992. The decrease in operating loss in 1994 compared with 1993 was caused principally by the $35.8 of restructuring charges previously described, increased shipments of fabricated aluminum products and higher average realized prices of primary aluminum, partially offset by lower shipments of primary aluminum.

  The decrease in 1993 compared with 1992 was caused principally by reduced shipments and lower average realized prices of primary aluminum, which more than offset increased shipments of fabricated aluminum products. In October 1993 KACC announced that it was restructuring its flat-rolled products operation at its Trentwood plant to reduce that facility's annual operating costs by at least $50.0 after full implementation. Additionally, KACC implemented a plan to streamline its casting operations, which included the shutdown of two facilities located in Ohio. This entire restructuring was successfully completed by the end of 1995. The pre-tax charge for this restructuring of $35.8 included $25.2 for pension, severance, and other termination benefits at Trentwood; $8.0 related to casting facilities; and $2.6 for various other items. Other contributing factors to the 1993 decrease in operating results were lower production at the Company's smelters in the Pacific Northwest in 1993 as a result of the removal of three reduction potlines from production in January 1993 in response to the BPA's reduction during the first quarter of 1993 of the amount of power it normally provides to the Company, and the increased cost of substitute power in such quarter. In both 1993 and 1992, the Company realized above-market prices for significant quantities of primary aluminum sold forward in prior periods under long-term contracts.

  Corporate--Corporate operating expenses of $67.6, $72.6, and $77.6 in 1994, 1993, and 1992, respectively, represented corporate general and administrative expenses that were not allocated to segments.

 Income (Loss) Before Extraordinary Loss and Cumulative Effect of Changes in Accounting Principles

  Loss before extraordinary loss and cumulative effect of changes in accounting principles was $101.4 in 1994, compared with $123.1 in 1993, as a result of the reduction in operating loss previously described, partially offset by a lower credit for income taxes. Loss before extraordinary loss and cumulative effect of changes in accounting principles was $123.1 in 1993, compared with income of $26.9 in 1992. This decrease resulted from the lower operating income previously described and $10.8 of other pre-tax charges in 1993, principally related to establishing additional litigation and environmental reserves.

 Net Income (Loss)

  The Company reported a net loss of $106.8 or $2.18 per common and common equivalent share in 1994, compared with $652.2 or $11.47 per common and common equivalent share in 1993 and net income of $26.9 or $.47 per common share in 1992. The principal reasons for reduced net loss in 1994 compared with 1993 were the reduction in the operating loss previously described and the cumulative effect of changes in accounting principles of $507.3 related to adoption of Statement of Financial Accounting Standards No. 106, 109, and 112 (see Note 1 of the Notes to Consolidated Financial Statements). The principal reasons for the earnings decline in 1993 compared with 1992 were the cumulative effect of changes in accounting principles of $507.3 (see above), the extraordinary loss on early extinguishment of debt of $21.8, and the operating losses described above.

LIQUIDITY AND CAPITAL RESOURCES

 Capital Structure

  On February 17, 1994, the Company and KACC entered into the 1994 Credit Agreement. The 1994 Credit Agreement consists of a $325.0 five-year secured, revolving line of credit, scheduled to mature in 1999, and replaced the credit agreement entered into in December 1989 by the Company and KACC with a syndicate of commercial banks and other financial institutions (as amended, the "1989 Credit Agreement"). KACC is able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $325.0 or a borrowing base relating to eligible accounts receivable plus eligible inventory. At November 30, 1995, $250.2 (of which $72.4 could have been used for letters of credit) was available to KACC under the 1994 Credit Agreement. The 1994 Credit Agreement is unconditionally guaranteed by the Company and by certain significant subsidiaries of KACC. Loans under the 1994 Credit Agreement bear interest at a rate per annum, at KACC's election, equal to a Reference Rate

(as defined) plus 1 1/2% or LIBO Rate (Reserve Adjusted) (as defined) plus 3 1/4%. After June 30, 1995, the interest rate margins applicable to borrowings under the 1994 Credit Agreement may be reduced by up to 1 1/2% (non-cumulatively), based upon a financial test, determined quarterly. As of September 30, 1995, the financial test permitted a reduction of 1% per annum in margins effective October 1, 1995.

  The 1994 Credit Agreement requires KACC to maintain certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The 1994 Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding the Gramercy plant); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

  In the first quarter of 1994, the Company consummated the public offering of 8,855,550 shares of the PRIDES. The net proceeds from the sale of the shares of PRIDES were approximately $100.1. On February 17, 1994, KACC issued $225.0 of its 9 7/8% Senior Notes due 2002 (the "Senior Notes").

  The offering of the PRIDES, the issuance of the Senior Notes, and the replacement of the 1989 Credit Agreement were the final steps of a comprehensive refinancing plan which the Company and KACC began in January 1993 to extend the maturities of the Company's outstanding indebtedness, enhance its liquidity, and raise new equity capital. At September 30, 1995, the Company's total consolidated indebtedness was $810.6 compared to $762.6 at December 31, 1994, and $729.4 at December 31, 1993.

  On February 1, 1993, KACC issued $400.0 of its 12 3/4% Senior Subordinated Notes due 2003 (the "12 3/4% Notes"). The obligations of KACC with respect to the Senior Notes and the 12 3/4% Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the Senior Notes and the 12 3/4% Notes restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends.

  See Note 5 of the Notes to Consolidated Financial Statements.

 Cash from Operations

  Cash used for operations was $41.3 in 1994, compared with cash provided by operations of $24.2 in 1993 and $26.3 in 1992. The decrease in cash provided in 1994 compared with 1993 was primarily due to margin deposits of $50.5 under certain hedging contracts and an increase in inventories.

 Capital Expenditures

  The Company's capital expenditures of $53.2 (of which $4.7 was funded by the Company's minority partners in certain foreign joint ventures) during the first nine months of 1995 and of $252.1 (of which $34.0 was funded by the Company's minority partners in certain foreign joint ventures) during the three years ended December 31, 1994, were made primarily to improve production efficiency, reduce operating costs, expand capacity at existing facilities, and construct new facilities. Total consolidated capital expenditures were $70.0 in 1994, compared with $67.7 in 1993 and $114.4 in 1992 (of which $7.5, $9.4, and $17.1 were funded by the minority partners in certain foreign joint ventures in 1994, 1993, and 1992, respectively). Total consolidated capital expenditures (of which approximately 11% is expected to be funded by the minority partners in certain foreign joint ventures) are expected to be between $80.0 and $130.0 per year in the years 1995-1997, subject to necessary approvals, if required, from the lenders under the 1994 Credit Agreement.

 Dividends and Distributions

  The declaration and payment of dividends by the Company and KACC on shares of their common stock is subject to certain covenants contained in the 1994 Credit Agreement and, in the case of KACC, the Senior Note Indenture and the 12 3/4%
Note Indenture. The 1994 Credit Agreement does not permit the Company or KACC to pay any dividends on their common stock. The declaration and payment of dividends by the Company on the PRIDES is expressly permitted by the terms of the 1994 Credit Agreement to the extent the Company receives payments on the intercompany notes or certain other permitted distributions from KACC.

 Operating Activities

  At September 30, 1995, the Company had working capital of $378.2, compared with working capital of $259.7 at December 31, 1994. The increase in working capital was due primarily to an increase in Receivables and Inventories and a decrease in Accrued interest and Other accrued liabilities, partially offset by a decrease in Prepaid expenses and other current assets (principally due to lower margin deposits related to hedging activities).

 Investing Activities

  The Company historically has participated in various raw material joint ventures outside the United States. At September 30, 1995, the Company was unconditionally obligated for $85.7 of indebtedness of one such joint venture affiliate. Cash used for investing activities in the first nine months of 1995 consisted primarily of capital expenditures to improve production efficiency, reduce operating costs, expand capacity at existing facilities, and invest in a joint venture in China.

 Environmental Contingencies

  The Company and KACC are subject to the Environmental Laws, to fines or penalties assessed for alleged breaches of the Environmental Laws, and to claims and litigation based upon the Environmental Laws. KACC currently is subject to a number of lawsuits under CERCLA, and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

  Based on the Company's evaluation of these and other environmental matters, the Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters, totaling $39.7 at September 30, 1995, which are primarily included in Long-term liabilities. These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $12.0 for the years 1995 through 1999 and an aggregate of approximately $11.0 thereafter.

  As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to approximately $22.0. While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position or results of operations. For a discussion of certain environmental matters involving the Company or KACC, see "Business-- Environmental Matters" and "Legal Proceedings".

  See "Risk Factors--Environmental Matters and Litigation."

 Asbestos Contingencies

  KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 15 years. At October 31, 1995, the number of such claims pending was approximately 58,200, as compared to 31,700 at June 30, 1995, and 25,200 at December 31, 1994. In the first ten months of 1995, approximately 39,400 of such claims were received and 6,400 settled or dismissed. KACC has been advised by its regional counsel that, although there can be no assurance, the recent increase in pending claims may be attributable in part to tort reform legislation in Texas which was passed by the legislature in March 1995 and which became effective on September 1, 1995. The legislation, among other things, is designed to restrict, beginning September 1, 1995, the filing of cases in Texas that do not have a sufficient nexus to that jurisdiction, and to impose, generally as of September 1, 1996, limitations relating to joint and several liability in tort cases. A substantial portion of the asbestos-related claims that were filed and served on KACC between June 30, 1995, and October 31, 1995, were filed in Texas prior to September 1, 1995.

  Based on past experience and reasonably anticipated future activity, the Company has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed and settled through 2008. There are inherent uncertainties involved in estimating asbestos-related costs and the Company's actual costs could exceed these estimates. The Company's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, the current state of case law related to asbestos claims, and the advice of counsel. Accordingly, an asbestos-related cost accrual of $155.3, before consideration of insurance recoveries, is included primarily in Long-term liabilities at September 30, 1995. The Company estimates that annual future cash payments in connection with such litigation will be approximately $11.0 to $19.0 for each of the years 1995 through 1999, and an aggregate of approximately $90.8 thereafter through 2008. While the Company does not presently believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial.

  The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, which have resulted in delays in recovering costs from the insurance carriers. The Company believes, based on prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of counsel, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $134.7, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at September 30, 1995.

  While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and the insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of the asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or results of operations.

TRENDS

 Sensitivity to Prices and Hedging Programs

  KACC enters into primary aluminum hedging transactions with off-balance sheet risk in the normal course of business. The prices realized by KACC under certain sales contracts for alumina, primary aluminum and fabricated aluminum products, as well as the costs incurred by KACC for certain items, such as aluminum scrap, rolling ingot, power and bauxite, fluctuate with the market price of primary aluminum, together resulting in a "net exposure" of earnings. The primary aluminum hedging transactions are designed to mitigate the net exposure of earnings to declines in the market price of primary aluminum, while retaining the ability to participate in favorable pricing environments that may materialize. KACC has employed strategies which include forward sales of primary aluminum at fixed prices and the purchase or sale of options for primary aluminum. In respect of its 1996 anticipated net exposure, at November 30, 1995, KACC had purchased approximately 45,000 tons of primary aluminum at fixed prices as a partial hedge against approximately 147,000 tons of fabricated aluminum products sold to customers at fixed or capped prices, and had sold forward 15,750 tons of primary aluminum at fixed prices.

  KACC also enters into hedging transactions in the normal course of business that are designed to reduce its exposure to fluctuations in foreign exchange rates. At September 30, 1995, KACC had net forward foreign exchange contracts totaling approximately $125.9 for the purchase of 174.0 Australian dollars through April 1997.

  KACC has established margin accounts with its counterparties related to forward aluminum sales and option contracts. KACC is entitled to receive advances from counterparties related to unrealized gains and, in turn, is required to make margin deposits with counterparties to cover unrealized losses related to these contracts. At September 30, 1995, KACC had $2.5, compared with $50.5 at December 31, 1994, on deposit with a counterparty in respect of such contracts. These amounts are recorded in Prepaid expenses and other current assets.

  See "Risk Factors--Sensitivity to Prices."

INCOME TAX MATTERS

  The Company's net deferred income tax assets as of December 31, 1994, were $281.0, net of valuation allowances of $133.9. Approximately $125.1 of these net deferred income tax assets relate to the benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use and the year the carryforwards expire, as well as the levels of taxable income necessary for utilization. The Company believes, based on the cyclical nature of its business, its history of prior operating earnings, and its expectations for future years, that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided. A principal component of the remaining amount of the net deferred income tax assets is the tax benefit associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a thirty to forty-year period. The Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized despite the operating losses incurred in recent years. See Note 6 of the Notes to Consolidated Financial Statements for a discussion of these and other income tax matters.

RECENT ACCOUNTING PRONOUNCEMENT

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company is required to adopt SFAS 121 no later than January 1, 1996. The Company does not expect that the adoption of SFAS 121 will have a material impact on the Company's consolidated financial statements.

                                    BUSINESS

  The Company engages in aluminum operations through its principal operating subsidiary, KACC. KACC is a fully integrated aluminum producer operating in all principal aspects of the aluminum industry--the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum and the manufacture of fabricated (including semi-fabricated) aluminum products. KACC is one of the largest U.S. aluminum producers in terms of primary smelting capacity and is the western world's second largest producer/seller of alumina, accounting for approximately 8% of the world's alumina production and for approximately 8% of the Western world's alumina capacity in 1994. Kaiser's production levels of alumina and primary aluminum exceed its internal processing needs which allows it to be a major seller of alumina to third parties (approximately 2.1 million tons in 1994 or 71% of 1994 production) and primary aluminum (approximately 224,000 tons in 1994 or 54% of 1994 production).

STRATEGY

  Kaiser's strategic objectives include (i) increasing the competitiveness of its existing facilities through the application of capital and its proprietary technology, (ii) developing new technologies and participating in additional markets for engineered products and other value-added products, and (iii) increasing its level of foreign activities by using its technical expertise and capital investments to form joint ventures or acquire equity in aluminum-related facilities in foreign countries.

  During 1994 the Company created a new organization, Kaiser Aluminum International, with the mission of identifying growth opportunities in targeted emerging markets and developing the needed "country" competence to match the Company's product and process competence in capitalizing on such opportunities. This organization is actively pursuing opportunities in various countries. An example of the strategic initiatives the Company is undertaking is a new joint venture in the People's Republic of China (the "PRC") which is designed to utilize Kaiser's unique technologies for retrofitting older primary aluminum smelters in order to modernize and expand existing Chinese facilities. See "-- Operations in China."

  The Company has also developed a unique micromill for the production of can sheet from molten metal based on a proprietary thin-strip, high-speed, continuous-belt casting technique linked directly to hot rolling and cold rolling mills. The conversion and capital costs of these micromills are expected to be significantly lower than conventional rolling mills and to result in improved economics compared with historical manufacturing and transportation costs for can stock. Most micromills are expected to be installed in emerging markets in Asia and Latin America where demand for can sheet is growing rapidly and there is limited indigenous supply. The first micromill will be constructed in Nevada in 1996 as a demonstration production facility, and Kaiser expects operational startup of the facility by the end of 1996. See "--Research and Development."

  In 1995 the Company's Primary Aluminum Products business unit successfully restructured electric power purchase agreements for the Company's facilities in the Pacific Northwest. See "--Primary Aluminum Products." The Company anticipates that such restructuring will result in significantly lower electric power costs in 1996 and beyond for the Mead and Tacoma, Washington, smelters and the Trentwood, Washington, rolling mill. The Flat Rolled Products business unit is engaged in a major cost reduction and productivity improvement program at the Trentwood rolling mill based on a cooperative team-based effort with its employees, including the members of the USWA. This effort includes a significant shift in the mix of products produced at the mill toward the products where the Company has particular technological competence. Similar strategies to improve the Company's competitive position and enhance earnings are being implemented in each of the Company's businesses.

INDUSTRY OVERVIEW

  Primary aluminum is produced by the refining of bauxite into alumina and the reduction of alumina into primary aluminum. Approximately two pounds of bauxite are required to produce one pound of alumina, and approximately two pounds of alumina are required to produce one pound of primary aluminum. Aluminum's valuable physical properties include its light weight, corrosion resistance, thermal and electrical conductivity, and high tensile strength.

 Demand

  The packaging, transportation and construction industries are the principal consumers of aluminum in the United States, Japan, and Western Europe. In the packaging industry, which accounted for approximately 22% of consumption in 1993, aluminum's recyclability and weight advantages have enabled it to gain market share from steel and glass, primarily in the beverage container area. Nearly all beer cans and approximately 95% of the soft drink cans manufactured for the United States market are made of aluminum. Kaiser believes that growth in the packaging area is likely to continue in the 1990s due to general population increase and to further penetration of the beverage container market in Asia and Latin America, where aluminum cans are a substantially lower percentage of the total beverage container market than in the United States. Kaiser believes that growth in demand for can sheet in the United States will follow the growth in population, offset by the effects of the use of lighter gauge aluminum for can sheet and of plastic container production from newly installed capacity.

  In the transportation industry, which accounted for approximately 29% of aluminum consumption in the United States, Japan, and Western Europe in 1993, automotive manufacturers use aluminum instead of steel or copper for an increasing number of components, including radiators, wheels, and engines, in order to meet more stringent environmental and fuel efficiency requirements through vehicle weight reduction. Kaiser believes that sales of aluminum to the transportation industry have considerable growth potential due to projected increases in the use of aluminum in automobiles. Kaiser believes that consumption of aluminum in the construction industry will follow the cyclical growth pattern of that industry.

 Supply

  As of year-end 1994, Western world aluminum capacity from 108 smelting facilities was approximately 16.3 million tons per year. Annual Western world production of primary aluminum was curtailed during 1994 by approximately .7 million tons compared to 1993. Western world production of primary aluminum for the first nine months of 1995 increased slightly compared to the first nine months of 1994. Net exports of aluminum from the former Sino Soviet bloc increased approximately threefold from 1990 levels during the period from 1991 through 1994 to approximately 2.0 million tons per year. These exports contributed to a significant increase in London Metal Exchange ("LME") stocks of primary aluminum which peaked in June 1994. Through September 1995, LME stocks of primary aluminum declined 2.1 million tons from this peak level. See "--Recent Industry Trends."

  Based upon information currently available, the Company believes that only moderate additions will be made during 1995-1996 to Western world alumina and primary aluminum production capacity. The increases in alumina capacity during 1995-1996 are expected to come from one new refinery and incremental expansions of existing refineries. In addition, at the current time, Kaiser believes that there is approximately 1.2 million tons of curtailed smelting capacity that could be restarted by aluminum producers.

 Recent Industry Trends

  Aluminum industry fundamentals improved significantly in 1994 as Western world consumption of aluminum grew strongly, particularly in the United States, and aluminum producers worldwide curtailed primary aluminum production. In the first nine months of 1995, consumption of aluminum continued to grow, but at a lower rate than in 1994, and production of primary aluminum increased slightly. There was a significant decline of 1.1 million tons in the inventories of primary aluminum on the LME during the first nine months of 1995. The Midwest U.S. transaction price for primary aluminum in 1995 averaged approximately 86 cents per pound, compared to a 1994 annual average of approximately 72 cents per pound. The Midwest U.S. transaction price for primary aluminum averaged approximately 79 cents per pound in December 1995.

  Western world demand for alumina, and the price of alumina, declined in 1994 in response to the curtailment of Western smelter production of primary aluminum, partially offset by increased usage of Western world alumina by smelters in the Commonwealth of Independent States (the "CIS") and in the PRC. Slightly increased Western world production of primary aluminum, as well as continued imports of Western world alumina by the CIS and the PRC, during the first nine months of 1995 resulted in higher demand for Western world alumina and significantly stronger spot alumina pricing.

  United States shipments of fabricated aluminum products grew 11% in 1994, as a result of significant growth in all major consuming sections--transportation, packaging, construction and exports. In the first nine months of 1995, United States shipments of fabricated aluminum products were 5% higher than in the first nine months of 1994.

  Overall, Kaiser believes that there will be relatively strong demand for aluminum for the near future, barring an economic recession. This demand is expected to come both from continued growth in the developed markets through increased penetration of the automotive sector, and from general uses in emerging markets.

GENERAL

  Kaiser is a direct subsidiary of MAXXAM which, through its subsidiary, KACC, operates in all principal aspects of the aluminum industry. In addition to the production utilized by KACC in its operations, KACC sells significant amounts of alumina and primary aluminum in domestic and international markets. In 1994, KACC produced approximately 2,928,500 tons of alumina, of which approximately 71% was sold to third parties, and produced 415,000 tons of primary aluminum, of which approximately 54% was sold to third parties. KACC is also a major domestic supplier of fabricated aluminum products. In 1994, KACC shipped approximately 399,000 tons of fabricated aluminum products to third parties, which accounted for approximately 6% of the total tonnage of United States domestic shipments in 1994. A majority of KACC's fabricated products are used by customers as components in the manufacture and assembly of finished end-use products. See Note 11 of the Notes to the Consolidated Financial Statements.

  The following table sets forth total shipments and intracompany transfers of KACC's alumina, primary aluminum, and fabricated aluminum operations:

                                            NINE MONTHS
                                               ENDED     YEAR ENDED DECEMBER 31,
                                           SEPTEMBER 30, -----------------------
                                               1995       1994    1993    1992
                                           ------------- ------- ------- -------
                                                  (IN THOUSANDS OF TONS)
ALUMINA:
  Shipments to Third Parties..............    1,494.6    2,086.7 1,997.5 2,001.3
  Intracompany Transfers..................      546.3      820.9   807.5   878.2
PRIMARY ALUMINUM:
  Shipments to Third Parties..............      184.5      224.0   242.5   355.4
  Intracompany Transfers..................      171.3      225.1   233.6   224.4
FABRICATED ALUMINUM PRODUCTS:
  Shipments to Third Parties..............      284.3      399.0   373.2   343.6

SENSITIVITY TO PRICES AND HEDGING PROGRAMS

  Kaiser's operating results are sensitive to changes in the prices of alumina, primary aluminum, and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold and on KACC's hedging strategies. Fabricated aluminum prices, which vary considerably among products, are heavily influenced by changes in the price of primary aluminum and generally lag behind primary aluminum prices for periods of up to six months. Changes in the market price of primary aluminum also affect Kaiser's production costs of fabricated products because they influence the price of aluminum scrap purchased by Kaiser and Kaiser's labor costs, to the extent such costs are indexed to primary aluminum prices. Through its variable cost structures, forward sales, and hedging programs, KACC has attempted to mitigate its exposure to possible declines in the market prices of alumina, primary aluminum, and fabricated aluminum products while retaining the ability to participate in favorable pricing environments that may materialize. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Trends--Sensitivity to Prices and Hedging Programs," Note 10 of the Notes to Consolidated Financial Statements, and Note 5 of the Notes to Interim Consolidated Financial Statements.

PRODUCTION OPERATIONS

  Kaiser's operations are conducted through KACC's decentralized business units which compete throughout the aluminum industry.

 . The alumina business unit, which mines bauxite and obtains additional bauxite tonnage under long-term contracts, produced approximately 8% of Western world alumina in 1994. During 1994, KACC utilized approximately 80% of its bauxite production at its alumina refineries and the remainder was either sold to third parties or tolled into alumina by a third party. In addition, during 1994 KACC utilized approximately 29% of its alumina for internal purposes and sold the remainder to third parties. KACC's share of total Western world alumina capacity was approximately 8% in 1994.

 . The primary aluminum products business unit operates two domestic smelters wholly owned by KACC and two foreign smelters in which KACC holds significant ownership interests. In 1994, KACC utilized approximately 46% of its primary aluminum for internal purposes and sold the remainder to third parties. KACC's share of total Western world primary aluminum capacity was approximately 3% in 1994.

 . Fabricated aluminum products are manufactured by three business units--flat-rolled products, extruded products and forgings--which manufacture a variety of fabricated products (including body, lid, and tab stock for beverage containers, sheet and plate products, screw machine stock, redraw rod, forging stock, truck wheels and hubs, air bag canisters, and other forgings and extruded products) and operate plants located in principal marketing areas of the United States and Canada. Substantially all of the primary aluminum utilized in KACC's fabricated products operations is obtained internally, with the balance of the metal utilized in its fabricated products operations obtained from scrap metal purchases.

ALUMINA

  The following table lists KACC's bauxite mining and alumina refining facilities as of December 31, 1995:

                                                             ANNUAL
                                                           PRODUCTION
                                                            CAPACITY    TOTAL
                                                           AVAILABLE    ANNUAL
                                                  COMPANY    TO THE   PRODUCTION
         ACTIVITY           FACILITY   LOCATION  OWNERSHIP  COMPANY    CAPACITY
         --------          ----------- --------- --------- ---------- ----------
                                                             (TONS)     (TONS)
Bauxite Mining............   KJBC(/1/)   Jamaica     49%   4,500,000  4,500,000
                           Alpart(/2/)   Jamaica     65%   2,275,000  3,500,000
                                                           ---------  ---------
                                                           6,775,000  8,000,000
                                                           =========  =========
Alumina Refining..........    Gramercy Louisiana    100%   1,000,000  1,000,000
                                Alpart   Jamaica     65%     943,000  1,450,000
                                   QAL Australia   28.3%     934,000  3,300,000
                                                           ---------  ---------
                                                           2,877,000  5,750,000
                                                           =========  =========

--------
(1) Although KACC owns 49% of Kaiser Jamaica Bauxite Company, it has the right to receive all of such entity's output.
(2) Alpart bauxite is refined into alumina at the Alpart refinery.

  Bauxite mined in Jamaica by Kaiser Jamaica Bauxite Company ("KJBC") is refined into alumina at KACC's plant at Gramercy, Louisiana, or is sold to third parties. In 1979, the Government of Jamaica granted KACC a mining lease for the mining of bauxite sufficient to supply KACC's then-existing Louisiana alumina refineries at their annual capacities of 1,656,000 tons per year until January 31, 2020. Alumina from the Gramercy plant is sold to third parties.

  Alpart holds bauxite reserves and owns a 1,450,000 tons per year alumina plant located in Jamaica. KACC has a 65% interest in Alpart and Hydro Aluminium a.s ("Hydro") owns the remaining 35% interest. KACC has management responsibility for the facility on a fee basis. KACC and Hydro have agreed to be responsible for their proportionate shares of Alpart's costs and expenses. The Government of Jamaica has granted Alpart a mining lease and has entered into other agreements with Alpart designed to assure that sufficient reserves of bauxite will be available to Alpart to operate its refinery as it may be expanded to a capacity of 2,000,000 tons per year through the year 2024.

  Alpart has entered into an agreement for the supply of substantially all of its fuel oil through 1996. The balance of Alpart's fuel oil requirements through 1996 will be purchased in the spot market.

  KACC holds a 28.3% interest in Queensland Alumina Limited ("QAL"), which owns the largest and one of the most efficient alumina refineries in the world, located in Queensland, Australia. QAL refines bauxite into alumina, essentially on a cost basis, for the account of its stockholders pursuant to long-term tolling contracts. The stockholders, including KACC, purchase bauxite from another QAL stockholder pursuant to long-term supply contracts. KACC has contracted to take approximately 792,000 tons per year of capacity or pay standby charges. KACC is unconditionally obligated to pay amounts calculated to service its share ($85.7 million at September 30, 1995) of certain debt of QAL, as well as other QAL costs and expenses, including bauxite shipping costs. QAL's annual production capacity is approximately 3,300,000 tons, of which approximately 934,000 tons are available to KACC.

  KACC's principal customers for bauxite and alumina consist of large and small domestic and international aluminum producers that purchase bauxite and reduction-grade alumina for use in their internal refining and smelting operations and trading intermediaries who resell raw materials to end-users. In 1994, KACC sold all of its bauxite to one customer, and sold alumina to 12 customers, the largest and top five of which accounted for approximately 19% and 82% of such sales, respectively. Among alumina producers, the Company believes KACC is now the world's second largest seller of alumina to third parties. KACC's strategy is to sell a substantial portion of the bauxite and alumina available to it in excess of its internal refining and smelting requirements pursuant to multi-year sales contracts.

PRIMARY ALUMINUM PRODUCTS

  The following table lists KACC's primary aluminum smelting facilities as of December 31, 1995:

                                                                            FIRST NINE
                                            ANNUAL RATED  TOTAL               MONTHS
                                              CAPACITY    ANNUAL    1994       1995
                                   COMPANY  AVAILABLE TO  RATED   OPERATING OPERATING
        ACTIVITY         FACILITY OWNERSHIP THE COMPANY  CAPACITY   RATE       RATE
        --------         -------- --------- ------------ -------- --------- ----------
                                               (TONS)     (TONS)
Domestic
  Washington............ Mead       100%      200,000    200,000     80%        78%
  Washington............ Tacoma     100%       73,000     73,000     76%        77%
                                              -------    -------
    Subtotal............                      273,000    273,000
                                              =======    =======
International
  Ghana.................    Valco    90%      180,000    200,000     70%        68%
  Wales, United Kingdom. Anglesey    49%       55,000    112,000    113%       117%
                                              -------    -------
    Subtotal............                      235,000    312,000
                                              -------    -------
    Total...............                      508,000    585,000
                                              =======    =======

  KACC owns two smelters located at Mead and Tacoma, Washington, where alumina is processed into primary aluminum. The Mead facility uses pre-bake technology and produces primary aluminum, almost all of which is used at KACC's Trentwood fabricating facility and the balance of which is sold to third parties. The Tacoma plant uses Soderberg technology and produces primary aluminum and high-grade, continuous-cast, redraw rod, which currently commands a premium price in excess of the price of primary aluminum. Both smelters have achieved significant production efficiencies in recent years through retrofit technology, cost controls, and semi-variable wage and power contracts, leading to increases in production volume and enhancing their ability to compete with newer smelters. At the Mead plant, KACC has converted to welded anode assemblies to increase energy efficiency, extended the anode life-cycle in the smelting process, changed from pencil to liquid pitch to produce carbon anodes which achieved environmental and operating savings, and engaged in efforts to increase production through the use of improved, higher-efficiency reduction cells.

  Electric power represents an important production cost for KACC at its aluminum smelters. In 1995 electric power purchase agreements for the Company's facilities in the Pacific Northwest were successfully restructured, which the Company anticipates will result in significantly lower electric power costs in 1996 and beyond for the Mead and Tacoma, Washington, smelters and the Trentwood, Washington, rolling mill. From 1981 until 1995, electric power for KACC's Mead and Tacoma smelters in Washington was purchased exclusively from the BPA by KACC under a contract which expires in 2001. In April 1995 the BPA agreed to allow each of the DSIs, which include KACC, to purchase a portion of its requirement for electric power from sources other than the BPA beginning October 1, 1995. In June 1995 KACC entered into an agreement with the WWP to purchase up to 50 megawatts of electric power for its Northwest facilities for a five year term beginning October 1, 1995. KACC is receiving power under that contract, which power displaces a portion of KACC's interruptible power from the BPA. In addition, in 1995 KACC entered into a new power purchase contract with the BPA, which amends the existing BPA power contract and which contemplates reductions during 1996 in the amount of power which KACC is obligated to purchase from the BPA and which the BPA is obligated to sell to KACC, and the replacement of such power with power to be purchased from other suppliers. KACC is negotiating power purchase agreements for such power with suppliers other than the BPA, and agreements in principle for the supply of substantially all of such power through March 1997 have been reached. However, definitive contracts for the purchase of such power have not been finalized. Two lawsuits were filed in December 1995 against the BPA by various parties, one of which petitions for a review of the BPA's "Record of Decision on Direct Service Industrial Customer Requirements Power Sales Contract" issued on September 28, 1995, and one of which petitions for review of, and to set aside, suspend, or modify the action of the BPA to decide to offer 5-year "block" power sales to the DSIs. The effect of such lawsuits, if any, on KACC's new power purchase contract with the BPA is not known. Certain of the DSIs, including KACC, intend to file motions to intervene in the two lawsuits.

  In 1995 KACC also entered into agreements with the BPA and with the WWP, with terms ending in 2001, pursuant to which the BPA and the WWP would provide to KACC transmission services for power purchased from sources other than the BPA. The term of the transmission services agreement with the BPA was subsequently extended for an additional fifteen years, which extension has been challenged. Four lawsuits have been filed against the BPA by various parties, which lawsuits either challenge the BPA's record of decision offering such an extension agreement to the DSIs or challenge the BPA's Business Plan Environmental Impact Statement record of decision in connection therewith. In December 1995, certain of the DSIs, including KACC, filed motions to intervene in the four lawsuits.

  KACC began operating its Mead and Tacoma smelters in Washington at approximately 75% of their full capacity in January 1993, when three reduction potlines were removed from production (two at its Mead smelter and one at its Tacoma smelter) in response to a power reduction imposed by the BPA. In March 1995, the BPA offered to its industrial customers, including KACC, surplus firm power at a discounted rate for the period April 1, 1995, through July 31, 1995, to enable such customers to restart idle industrial loads. In April 1995, KACC and the BPA entered into a contract for an amount of such power, and thereafter KACC restarted one-half of an idle potline (approximately 9,000 tons of annual capacity) at its Tacoma,

Washington, smelter. The Tacoma smelter was returned to full production in October 1995. In 1995 KACC entered into a one-year power supply contract with the BPA, for a term ending September 30, 1996, in connection with the restart of idled capacity at its Mead smelter. The restart began in late October 1995 and the Mead smelter has returned to full production.

  KACC manages, and holds a 90% interest in, the Valco aluminum smelter in Ghana. The Valco smelter uses pre-bake technology and processes alumina supplied by KACC and the other participant into primary aluminum under long-term tolling contracts which provide for proportionate payments by the participants in amounts intended to pay not less than all of Valco's operating and financing costs. KACC's share of the primary aluminum is sold to third parties. Power for the Valco smelter is supplied under an agreement which expires in 2017. The agreement indexes two-thirds of the price of the contract quantity to the market price of primary aluminum. The agreement also provides for a review and adjustment of the base power rate and the price index every five years. The most recent review was completed in April 1994 for the 1994-1998 period. Valco has entered into an agreement with the government of Ghana under which Valco has been assured (except in cases of force majeure) that it will receive sufficient electric power to operate at its current level of three and one-half potlines through December 31, 1996. Kaiser believes that assuming normal rainfall during 1996, Valco should have available sufficient electric power to operate at its current level through 1996.

  KACC has a 49% interest in the Anglesey aluminum smelter and port facility at Holyhead, Wales. The Anglesey smelter uses pre-bake technology. KACC supplies 49% of Anglesey's alumina requirements and purchases 49% of Anglesey's aluminum output. KACC sells its share of Anglesey's output to third parties. Power for the Anglesey aluminum smelter is supplied under an agreement which expires in 2001.

  KACC has developed and installed proprietary retrofit technology in all of its smelters. This technology--which includes the redesign of the cathodes and anodes that conduct electricity through reduction cells, improved feed systems that add alumina to the cells, and a computerized system that controls energy flow in the cells--enhances KACC's ability to compete more effectively with the industry's newer smelters. KACC is actively engaged in efforts to license this technology and sell technical and managerial assistance to other producers worldwide, and may participate in joint ventures or similar business partnerships which employ KACC's technical and managerial knowledge. See "-- Research and Development."

  KACC's principal primary aluminum customers consist of large trading intermediaries and metal brokers, who resell primary aluminum to fabricated product manufacturers, and large and small international aluminum fabricators. In 1994, KACC sold its primary aluminum production not utilized for internal purposes to approximately 35 customers, the largest and top five of which accounted for approximately 25% and 68% of such sales, respectively. Marketing and sales efforts are conducted by a small staff located at the business unit's headquarters in Pleasanton, California, and by senior executives of KACC who participate in the structuring of major sales transactions. A majority of the business unit's sales are based upon long-term relationships with metal merchants and end-users.

FABRICATED ALUMINUM PRODUCTS

  KACC manufactures and markets fabricated aluminum products for the packaging, transportation, construction, and consumer durables markets in the United States and abroad. Sales in these markets are made directly and through distributors to a large number of customers, both domestic and foreign. In 1994, seven domestic beverage container manufacturers constituted the leading customers for KACC's fabricated products and accounted for approximately 17% of KACC's sales revenue.

  KACC's fabricated products compete with those of numerous domestic and foreign producers and with products made with steel, copper, glass, plastic, and other materials. Product quality, price, and availability are the principal competitive factors in the market for fabricated aluminum products. KACC has refocused its fabricated products operations to concentrate on selected products in which KACC has production expertise, high quality capability, and geographic and other competitive advantages.

  Flat-Rolled Products. The flat-rolled products business unit, the largest of KACC's fabricated products businesses, operates the Trentwood sheet and plate mill at Spokane, Washington. The Trentwood facility is KACC's largest fabricating plant and accounted for substantially more than one-half of KACC's 1994 fabricated aluminum products shipments. The business unit supplies the beverage container market (producing body, lid, and tab stock), the aerospace market, and the tooling plate, heat-treated alloy and common alloy coil markets, both directly and through distributors. KACC announced in October 1993 that it was restructuring its flat-rolled products operation at its Trentwood plant to reduce that facility's annual operating costs by at least $50.0 million after full implementation. Such restructuring was successfully completed in 1995.

  KACC's flat-rolled products are sold primarily to beverage container manufacturers located in the western United States and in the Asian Pacific Rim countries where the Trentwood plant's location provides KACC with a transportation advantage. Quality of products for the beverage container industry and timeliness of delivery are the primary bases on which KACC competes. Kaiser believes that KACC's capital improvements at Trentwood have enhanced the quality of KACC's products for the beverage container industry and the capacity and efficiency of KACC's manufacturing operations, and that KACC is one of the highest quality producers of aluminum beverage can stock in the world.

  In 1994, the flat-rolled products business unit had 25 domestic and foreign can stock customers, the majority of which were beverage can manufacturers (including five of the six major domestic beverage can manufacturers) and the balance of which were brewers. The largest and top five of such customers accounted for approximately 26% and 51%, respectively, of the business unit's revenue. In 1994, the business unit shipped products to over 200 customers in the aerospace, transportation, and industrial ("ATI") markets, most of which were distributors who sell to a variety of industrial end-users. The top five customers in the ATI markets for flat-rolled products accounted for approximately 13% of the business unit's revenue. The marketing staff for the flat-rolled products business unit is located at the Trentwood facility and in Pleasanton, California. Sales are made directly to customers (including distributors) from eight sales offices located throughout the United States. International customers are served by sales offices in the Netherlands and Japan and by independent sales agents in Asia and Latin America.

  Extruded Products. The extruded products business unit is headquartered in Dallas, Texas, and operates soft-alloy extrusion facilities in Los Angeles, California; Santa Fe Springs, California; Sherman, Texas; and London, Ontario, Canada; a cathodic protection business located in Tulsa, Oklahoma, that also extrudes both aluminum and magnesium; rod and bar facilities in Newark, Ohio; a facility in Jackson, Tennessee, which produces screw machine stock, redraw rod, forging stock, and billet; and a facility in Richland, Washington, which produces seamless tubing in both hard and soft alloys for the automotive, other transportation, export, recreation, agriculture, and other industrial markets. Each of the soft-alloy extrusion facilities has fabricating capabilities and provides finishing services.

  The extruded products business unit's major markets are in the transportation industry, to which it provides extruded shapes for automobiles, trucks, trailers, cabs, and shipping containers, and in the distribution, durable goods, defense, building and construction, ordnance and electrical markets. In 1994, the extruded products business unit had over 950 customers for its products, the largest and top five of which accounted for approximately 6% and 20%, respectively, of its revenue. Sales are made directly from plants as well as marketing locations across the United States.

  Forgings. The forgings business unit operates forging facilities at Erie, Pennsylvania; Oxnard, California; and Greenwood, South Carolina; and a machine shop at Greenwood, South Carolina. The forgings business unit is one of the largest producers of aluminum forgings in the United States and is a major supplier of high-quality forged parts to customers in the automotive, commercial vehicle and ordnance markets. The high strength-to-weight properties of forged aluminum make it particularly well-suited for automotive applications.

  In 1994, the forgings business unit had over 300 customers for its products, the largest and top five of which accounted for approximately 30% and 69%, respectively, of the forgings business unit's revenue. The forgings business unit's headquarters is located in Erie, Pennsylvania, and there is a sales and engineering office located in Detroit, Michigan.

COMPETITION

  Aluminum products compete in many markets with steel, copper, glass, plastic, and numerous other materials. In recent years, plastic containers have increased and glass containers have decreased their respective shares of the soft drink sector of the beverage container market. In the United States beverage container materials, including aluminum, face increased competition from plastics as increased polyethylene ("PET") container capacity is brought on line by plastics manufacturers. Within the aluminum business, KACC competes with both domestic and foreign producers of bauxite, alumina and primary aluminum, and with domestic and foreign fabricators. Many of KACC's competitors have greater financial resources than KACC. KACC's principal competitors in the sale of alumina include Alcoa Alumina and Chemicals LLC, Billiton Marketing and Trading BV, and Alcan Aluminium Limited. KACC competes with most aluminum producers in the sale of primary aluminum.

  Primary aluminum and, to some degree, alumina are commodities with generally standard qualities, and competition in the sale of these commodities is based primarily upon price, quality and availability. KACC also competes with a wide range of domestic and international fabricators in the sale of fabricated aluminum products. Competition in the sale of fabricated products is based upon quality, availability, price and service, including delivery performance. KACC concentrates its fabricating operations on selected products in which KACC has production expertise, high quality capability, and geographic and other competitive advantages. Kaiser believes that, assuming the current relationship between worldwide supply and demand for alumina and primary aluminum does not change materially, the loss of any one of KACC's customers, including intermediaries, would not have a material adverse effect on KACC's financial condition or results of operations.

RESEARCH AND DEVELOPMENT

  KACC conducts research and development activities principally at four facilities: the Center for Technology ("CFT") in Pleasanton, California; the Primary Aluminum Products Division Technology Center ("DTC") adjacent to the Mead smelter in Washington; the Alumina Development Laboratory ("ADL") at the Gramercy, Louisiana refinery, which supports Kaiser Alumina Technical Services ("KATS"), and the Automotive Product Development Office located near Detroit, Michigan. Net expenditures for Company-sponsored research and development activities were $16.7 million in 1994, $18.5 million in 1993, and $13.5 million in 1992. KACC's research staff totaled 166 at December 31, 1994. KACC estimates that research and development net expenditures will be in the range of approximately $17.0 to $19.0 million in 1995.

  CFT performs research and development across a range of aluminum process and product technologies to support KACC's business units and new business opportunities. It also selectively offers technical services to third parties. A significant effort is directed at the automotive market. One project directed at automotive sheet development is carried out cooperatively with Furukawa Electric Co., Ltd. of Japan, Pechiney Rhenalu of France, and Kawasaki Steel Corporation of Japan. The largest and most notable single project being developed at CFT is a micromill process for producing can body sheet. A pilot facility has been constructed and operated at CFT. The first micromill will be constructed in Nevada in 1996 as a demonstration production facility, and KACC expects operational startup of the facility at the end of 1996.

  DTC maintains specialized laboratories and a miniature carbon plant where experiments with new anode and cathode technology are performed. DTC supports KACC's primary aluminum smelters, and concentrates on the development of cost-effective technical innovations such as equipment and process improvements. KATS, including ADL, provides improved alumina process technology to KACC facilities and technical support to new business ventures in cooperation with KACC's international business development group. The Automotive Product Development Office is a sales and application engineering facility located near Detroit-area car makers and works with customers, CFT and plant personnel to create new automotive component designs and improve existing products.

  KACC is actively engaged in efforts to license its technology and sell technical and managerial assistance to other producers worldwide. Pursuant to various arrangements, KACC's technology has been installed in alumina refineries, aluminum smelters and rolling mills located in the United States, Jamaica, Sweden, Germany, Russia, India, Australia, Korea, New Zealand, Ghana, Europe, and the United Kingdom. KACC's technology sales and revenue from technical assistance to third parties were $10.0 million in 1994, $12.8 million in 1993, and $14.1 million in 1992.

  KACC has entered into agreements with respect to the Krasnoyarsk smelter located in Russia pursuant to which KACC has licensed certain of its technology for use in such facility and agreed to provide purchasing services in obtaining Western-sourced technology and equipment to be used in such facility. These agreements were entered into in November 1990, and the services under them are expected to be completed in 1996. In addition, in 1993 KACC entered into agreements with respect to the Nadvoitsy smelter located in Russia and the Korba smelter of the Bharat Aluminum Co. Ltd., located in India, pursuant to which KACC has licensed certain of its technology for use in such facilities. Services under the Nadvoitsy agreement were completed in 1995, and KACC expects that services under the Korba agreement will be completed in 1996.

OPERATIONS IN CHINA

  In 1994, KACC commenced efforts to increase its activities in certain countries that are expected to be important suppliers of aluminum and large customers for aluminum and alumina. KACC intends to use its technical skills, together with capital investments, to form joint ventures or acquire equity in facilities in such countries.

  In 1995, Kaiser Yellow River Investment Limited ("KYRIL") was formed to participate in the privatization, modernization, expansion and operation of aluminum smelting facilities in the PRC. KYRIL has entered into a Joint Venture Agreement and related agreements (the "Joint Venture Agreements") with the Lanzhou Aluminum Smelters ("LAS") of the China National Nonferrous Metals Industry Corporation relating to the formation and operation of Yellow River Aluminum Industry Company Limited, a Sino-foreign joint equity enterprise organized under PRC law (the "Joint Venture").

  The Joint Venture constitutes the first large-scale privatization in the Chinese aluminum smelting industry. The Joint Venture's assets and operations are located primarily in the industrial city of Lanzhou, the capital of Gansu Province in northwestern China, and in nearby Lianhai, a special economic zone also in Gansu Province. The smelter at Lanzhou is the fifth largest aluminum smelter in the PRC and produces approximately 55,000 tons of aluminum ingots per year. The smelter at Lianhai produces approximately 30,000 tons of aluminum ingots per year. LAS's capital contribution to the Joint Venture consisted primarily of the Lanzhou and Lianhai smelters.

  The Joint Venture Agreements include provisions for KYRIL to contribute up to $59.7 million to the Joint Venture in exchange for up to a 49% interest in the Joint Venture (the "Capital Contribution") and contemplate that such capital may be used to expand LAS's production capacity from 85,000 to 115,000 metric tons, construct a dry Soderberg paste plant, install and upgrade pollution control equipment, and provide for general corporate purposes, including working capital. KYRIL contributed $9.0 million as a contribution to the capital of the Joint Venture in July 1995. The parties to the Joint Venture are currently engaged in discussions concerning the amount, timing and other conditions relating to KYRIL's additional contributions to the Joint Venture. Governmental approval in the PRC will be necessary in order to implement any arrangements agreed to by the parties, and there can be no assurance such approvals will be obtained.

  KACC, through its Extruded Products business unit, has entered into contracts to form two small joint venture companies in the PRC. KACC will indirectly acquire equity interests of approximately 45% and

49%, respectively, in these two companies which will manufacture aluminum extrusions, in exchange for the contribution to those companies of certain used equipment, technology, services and cash. The majority equity interests in the two companies will be owned by affiliates of Guizhou Guang Da Construction Company.

EMPLOYEES

  During 1994, KACC employed an average of 9,744 persons, compared with an average of 10,220 employees in 1993, and 10,130 employees in 1992. At September 30, 1995, KACC's work force was 9,593, including a domestic work force of 5,937, of whom 4,024 were paid at an hourly rate. Most hourly paid domestic employees are covered by collective bargaining agreements with various labor unions. Approximately 72% of such employees are covered by a master agreement (the "Labor Contract") with the USWA. The Labor Contract covers KACC's plants in Spokane (Trentwood and Mead) and Tacoma, Washington; Gramercy, Louisiana; and Newark, Ohio. The Labor Contract replaced a contract that expired October 31, 1994 and was reached after an eight-day work stoppage by the USWA at these plants in February 1995. In February 1995, Alpart's employees engaged in a six-day work stoppage by its National Workers Union, which was settled by a new contract.

  The Labor Contract provides for base wages at all covered plants. In addition, workers covered by the Labor Contract may receive quarterly bonus payments based on various indices of profitability, productivity, efficiency, and other aspects of specific plant performance, as well as, in certain cases, the price of alumina or primary aluminum. Pursuant to the Labor Contract, base wage rates were raised effective January 2, 1995, were raised effective November 6, 1995, and will be raised an additional amount effective November 3, 1997, and an amount in respect of the cost of living adjustment under the previous master agreement will be phased into base wages during the term of the Labor Contract. In the second quarter of 1995, KACC acquired up to $2,000 of preference stock held in a stock plan for the benefit of each of approximately 82% of the employees covered by the Labor Contract and in the first half of 1998 will acquire up to an additional $4,000 of such preference stock held in such plan for the benefit of substantially the same employees. In addition, if a profitability test is satisfied, KACC will acquire during 1996 or 1997 up to an additional $1,000 of such preference stock held in such plan for the benefit of substantially the same employees. KACC made and will make comparable acquisitions of preference stock held for the benefit of each of certain salaried employees. Management considers KACC's employee relations to be satisfactory.

ENVIRONMENTAL MATTERS

  Kaiser and KACC are subject to a wide variety of Environmental Laws. Such laws are periodically amended and from time to time new ones are adopted. The Environmental Laws regulate, among other things, air and water emissions and discharges; the generation, storage, treatment, transportation, and disposal of solid and hazardous waste; the release of hazardous or toxic substances, pollutants and contaminants into the environment; and, in certain instances, the environmental condition of industrial property prior to transfer or sale. In addition, Kaiser and KACC are subject to various federal, state, and local workplace health and safety laws and regulations ("Health Laws").

  From time to time, KACC is subject, with respect to its current and former operations, to fines or penalties assessed for alleged breaches of the Environmental and Health Laws and to claims and litigation brought by federal, state or local agencies and by private parties seeking remedial or other enforcement action under the Environmental and Health Laws or damages related to alleged injuries to health or to the environment, including claims with respect to certain waste disposal sites and the remediation of sites presently or formerly operated by KACC. See"--Legal Proceedings." KACC currently is subject to a number of lawsuits under CERCLA. KACC, along with certain other entities, has been named as a Potentially Responsible Party ("PRP") for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA and, in certain instances, may be exposed to joint and several liability for those costs or damages to natural resources. KACC's Mead, Washington, facility has been listed on the National Priorities List under CERCLA. In addition, in connection with certain of its asset sales, KACC has indemnified the purchasers of assets with respect to certain liabilities (and associated expenses) resulting from acts or omissions arising prior to such dispositions, including environmental liabilities. While uncertainties are inherent in the final outcome of these matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, Kaiser believes that the resolution of such uncertainties should not have a material adverse effect on KACC's consolidated financial position or results of operations.

  Environmental capital spending was $11.9 million in 1994, $12.6 million in 1993, and $13.1 million in 1992. Annual operating costs for pollution control, not including corporate overhead or depreciation, were approximately $23.1 million in 1994, $22.4 million in 1993, and $21.6 million in 1992. Legislative, regulatory, and economic uncertainties make it difficult to project future spending for these purposes. However, Kaiser currently anticipates that in the 1995-1996 period, environmental capital spending will be within the range of approximately $15.0-$18.0 million per year, and operating costs for pollution control will be within the range of $25.0-$27.0 million per year. In addition, $3.6 million in cash expenditures in 1994, $7.2 million in 1993, and $9.6 million in 1992 were charged to previously established reserves relating to environmental costs. Approximately $4.0 million is expected to be charged to such reserves in 1995.

  Based on Kaiser's evaluation of these and other environmental matters, Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Trends--Environmental Contingencies", Note 9 of the Notes to Consolidated Financial Statements, and Note 4 of the Notes to Interim Consolidated Financial Statements.

PROPERTIES

  The locations and general character of the principal plants, mines, and other materially important physical properties relating to KACC's operations are described in "Business--Production Operations" and those descriptions are incorporated herein by reference. KACC owns in fee or leases all the real estate and facilities used in connection with its business. Plants and equipment and other facilities are generally in good condition and suitable for their intended uses, subject to changing environmental requirements. Although KACC's domestic aluminum smelters and alumina facility were initially designed early in KACC's history, they have been modified frequently over the years to incorporate technological advances in order to improve efficiency, increase capacity, and achieve energy savings. Kaiser believes that KACC's domestic plants are cost competitive on an international basis. Due to KACC's variable cost structure, the plants' operating costs are relatively lower in periods of low primary aluminum prices and relatively higher in periods of high primary aluminum prices.

  KACC's obligations under the 1994 Credit Agreement are secured by, among other things, mortgages on KACC's major domestic plants (other than the Gramercy alumina plant). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Structure."

                               LEGAL PROCEEDINGS

ENVIRONMENTAL LITIGATION

 Aberdeen Pesticide Dumps Site Matter

  The Aberdeen Pesticide Dumps Site, listed on the Superfund National Priorities List, is composed of five separate sites around the town of Aberdeen, North Carolina (collectively, the "Sites"). The Sites are of concern to the United States Environmental Protection Agency (the "EPA") because of their past use as either pesticide formulation facilities or pesticide disposal areas from approximately the mid-1930's through the late-1980's. The United States filed a cost recovery complaint (the "Complaint") in the United States District Court for the Middle District of North Carolina, Rockingham Division, No. C-89-231-R, which, as amended, includes KACC and a number of other defendants. The Complaint, as amended, seeks reimbursement for past and future response costs and a determination of liability of the defendants under Section 107 of CERCLA. The EPA has performed a Remedial Investigation/Feasibility Study and issued a Record of Decision ("ROD") for the Sites in September 1991. The estimated cost of the major soil remediation remedy selected for the Sites is approximately $32 million. Other possible remedies described in the ROD would have estimated costs of approximately $53 million and $222 million, respectively. The EPA has stated that it has incurred past costs at the Sites in the range of $7.5-$8 million as of February 9, 1993, and alleges that response costs will continue to be incurred in the future.

  On May 20, 1993, the EPA issued three unilateral Administrative Orders under
Section 106(a) of CERCLA ordering the respondents, including KACC, to perform the soil remedial design and remedial action described in the ROD for three of the Sites. The estimated cost as set forth in the ROD for the remedial action at the three Sites is approximately $27 million. A number of other companies are also named as respondents. KACC has entered into a PRP Participation Agreement with certain of the respondents to participate jointly in responding to the Administrative Orders dated May 20, 1993, regarding soil remediation, to share costs incurred on an interim basis, and to seek to reach a final allocation of costs through agreement or to allow such final allocation and determination of liability to be made by the United States District Court. By letter dated July 6, 1993, KACC has notified the EPA of its ongoing participation with such group of respondents which, as a group, are intending to comply with the Administrative Orders to the extent consistent with applicable law. By letters dated December 30, 1993, the EPA notified KACC of its potential liability for, and requested that KACC, along with a number of other companies, undertake or agree to finance, groundwater remediation at certain of the Sites. The ROD-selected remedy for the groundwater remediation selected by EPA includes a variety of techniques. The EPA has estimated the total present worth cost, including thirty years of operation and maintenance, at approximately $11.8 million. On June 22, 1994, the EPA issued two unilateral Administrative Orders under Section 106(a) of CERCLA ordering the respondents, including KACC, to undertake the groundwater remediation at three of the Sites. A PRP Participation Agreement with respect to groundwater remediation has been entered into by certain of the respondents, including KACC, and these respondents are proceeding with work required under the Administrative Orders dated June 22, 1994.

  Based upon the information presently available to it, Kaiser is unable to determine whether KACC has any liability with respect to any of the Sites or, if there is any liability, the amount thereof. Two government witnesses have testified that KACC acquired pesticide products from the operator of the formulation site over a two to three year period. KACC has been unable to confirm the accuracy of this testimony.

 United States of America v. Kaiser Aluminum & Chemical Corporation

  In February 1989, a civil action was filed by the United States Department of Justice (the "DOJ") at the request of the EPA against KACC in the United States District Court for the Eastern District of Washington, Case No. C-89-106-CLQ. The complaint alleged that emissions from certain stacks at KACC's Trentwood facility in Spokane, Washington intermittently violated the opacity standard contained in the Washington State Implementation Plan ("SIP"), approved by the EPA under the federal Clean Air Act. The complaint sought injunctive relief, including an order that KACC take all necessary action to achieve compliance with the SIP opacity limit and the assessment of civil penalties of not more than $25,000 per day.

  In the course of the litigation, questions arose as to whether the observers who recorded the alleged exceedances were qualified under the SIP to read opacity. In July 1990, KACC and the DOJ agreed to a voluntary dismissal of the action. At that time, however, the EPA had arranged for increased surveillance of the Trentwood facility by consultants and the EPA's personnel. From May 1990 through May 1991, these observers recorded approximately 130 alleged exceedances of the SIP opacity rule. DOJ representatives have stated their intent to file a second lawsuit against KACC based on the opacity observations recorded during that period.

  KACC and the EPA, without adjudication of any issue of fact or law, and without any admission of the violations alleged in the underlying complaint, have entered into a Consent Decree, which on October 31, 1995, was lodged in United States District Court for the Eastern District of Washington for approval. If approved, the Consent Decree will settle the underlying disputes and require KACC to (i) pay a $.5 million civil penalty, (ii) complete a program of plant improvements and operational changes that began in 1990 at its Trentwood facility, including the installation of an emission control system to capture particulate emissions from certain furnaces, and (iii) achieve and maintain furnace compliance with the opacity standard in the SIP by no later than February 28, 1997. The Company anticipates that capital expenditures for the environmental upgrade of the furnace operation at its Trentwood facility, including the improvements and changes required by the Consent Decree, will be approximately $20.0 million.

 Catellus Development Corporation v. Kaiser Aluminum & Chemical Corporation and James L. Ferry & Son Inc.

  In January 1991, the City of Richmond, et al. (the "Plaintiffs") filed a Second Amended Complaint for Damages and Declaratory Relief against the United States, Catellus Development Corporation ("Catellus") and other defendants (collectively, the "Defendants") alleging, among other things, that the Defendants caused or allowed hazardous substances, pollutants, contaminants, debris and other solid wastes to be discharged, deposited, disposed of or released on certain property located in Richmond, California (the "Property") formerly owned by Catellus and leased to KACC for the purpose of shipbuilding activities conducted by KACC on behalf of the United States during World War
II. The Plaintiffs sought recovery of response costs and natural resource damages under CERCLA. Certain of the Plaintiffs alleged they had incurred or expected to incur costs and damages of approximately $49 million. Catellus subsequently filed a third party complaint (the "Third Party Complaint") against KACC in the United States District Court for the Northern District of California, Case No. C-89-2935 DLJ. Thereafter, the Plaintiffs filed a separate complaint against KACC, Case No. C-92-4176. The Plaintiffs settled their CERCLA and tort claims against the United States for $3.5 million plus 35 percent of future response costs.

  The trial involving this case commenced in March 1995. During the trial, Plaintiffs settled their claims against Catellus in exchange for payment of approximately $3.25 million. Subsequently, on June 2, 1995, the United States District Court for the Northern District of California issued an order on the remaining claims in that action. On December 7, 1995, the District Court issued the Final Judgment on those claims concluding that KACC is liable for various costs and interest, aggregating approximately $2.2 million, fifty percent (50%) of future costs of cleaning up certain parts of the Property and certain fees and costs associated specifically with the claim by Catellus against KACC. Based on KACC's estimate of future costs of cleanup, resolution of the Catellus matter is not expected to have a material adverse effect on Kaiser's consolidated financial condition or results of operations.

 Waste Inc. Superfund Site

  On December 8, 1995, the EPA issued a unilateral Administrative Order for Remedial Design and Remedial Action under CERCLA to KACC and thirty-one other respondents for remedial design and action at the Waste Inc. Superfund Site at Michigan City, Indiana. This site was operated as a landfill from 1965 to 1982. KACC is alleged to have arranged for the disposal of waste from its formerly-owned plant at Wanatah, Indiana, during the period from 1964 to 1972. In its Record of Decision, the EPA estimated the cost of the work to be performed to have a present value of $15.7 million. KACC's share of the total waste sent to the site is unknown. A consultant retained by a group of PRPs estimated that KACC contributed 2.0% of the waste sent to the site by the forty-one largest contributors. KACC believes that the total amount that could be reasonably allocated to KACC is substantially less than the volume computed by the PRPs' consultant. KACC's ultimate exposure will depend on the number of PRPs that participate and the volume of waste properly allocable to KACC. Based on the EPA's cost estimate, KACC believes that its financial exposure for remedial design and remedial action at this site is less than $500,000.

ASBESTOS-RELATED LITIGATION

  KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 15 years. At October 31, 1995, the number of such claims pending was approximately 58,200 as compared to 31,700 at June 30, 1995, and 25,200 at December 31, 1994. In the first ten months of 1995, approximately 39,400 of such claims were received and 6,400 settled or dismissed. KACC has been advised by its regional counsel that, although there can be no assurance, the recent increase in pending claims may be attributable in part to tort reform legislation in Texas which was passed by the legislature in March 1995 and which became effective on September 1, 1995. The legislation, among other things, is designed to restrict, beginning September 1, 1995, the filing of cases in Texas that do not have a sufficient nexus to that jurisdiction, and to impose, generally as of September 1, 1996, limitations relating to joint and several liability in tort cases. A substantial portion of the asbestos-related claims that were filed and served on KACC between June 30, 1995, and October 31, 1995, were filed in Texas prior to September 1, 1995. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Asbestos Contingencies", Note 9 of the Notes to Consolidated Financial Statements, and Note 4 of the Notes to Interim Consolidated Financial Statements.

OTHER PROCEEDINGS

  On August 24, 1994, the DOJ issued Civil Investigative Demand No. 11356 ("CID No. 11356") requesting information from Kaiser regarding (i) its production, capacity to produce, and sales of primary aluminum from January 1, 1991, to the date of the response; (ii) any actual or contemplated reduction in its production of primary aluminum during that period; and (iii) any communications with others regarding any actual, contemplated, possible or desired reductions in primary aluminum production by Kaiser or any of its competitors during that period. Management believes that Kaiser's actions have at all times been appropriate, and Kaiser has submitted documents and interrogatory answers to the DOJ responding to CID No. 11356.

  On March 27, 1995, the DOJ issued Civil Investigative Demand No. 12503 ("CID No. 12503"), as part of an industry-wide investigation, requesting information from KACC regarding (i) any actual or contemplated changes in its method of pricing can stock from January 1, 1994, through March 31, 1995, (ii) the percentage of aluminum scrap and primary aluminum ingot used by KACC to produce can stock and the manner in which KACC's cost of acquiring aluminum scrap is factored into its can stock prices, and (iii) any communications with others regarding any actual or contemplated changes in its method of pricing can stock from January 1, 1994, through March 31, 1995. Kaiser believes that KACC's actions have at all times been appropriate, and KACC has submitted documents and interrogatory answers to the DOJ responding to CID No. 12503.

  Various other lawsuits and claims are pending against KACC. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

  The following table sets forth certain information, as of December 1, 1995, with respect to the executive officers and directors of the Company.

           NAME                    POSITIONS AND OFFICES WITH THE COMPANY
           ----                    --------------------------------------
George T. Haymaker, Jr..... Chairman of the Board, Chief Executive Officer and
                             Director
Joseph A. Bonn............. Vice President, Planning and Administration
John T. La Duc............. Vice President, Chief Financial Officer and
                             Treasurer
Anthony R. Pierno.......... Vice President and General Counsel
Byron L. Wade.............. Vice President, Secretary and Deputy General Counsel
Robert E. Cole............. Vice President, Government Affairs of KACC
John E. Daniel............. Vice President, and President of Kaiser Primary
                             Products, of KACC
Richard B. Evans........... Vice President, and President of Kaiser Micromills,
                             of KACC
Robert W. Irelan........... Vice President, Public Relations of KACC
Alan G. Longmuir........... Vice President of KACC
Raymond J. Milchovich...... Vice President, and President of Kaiser Flat-Rolled
                             Products, of KACC
James T. Owen.............. Vice President, and President of Kaiser Extruded
                             Products, of KACC
Geoffrey W. Smith.......... Vice President, and President of Kaiser Alumina, of
                             KACC
Kris S. Vasan.............. Vice President, Financial Risk Management, of KACC
Lawrence L. Watts.......... Vice President, and President of Kaiser Aluminum
                             International, of KACC
Charlie Alongi............. Controller
Robert J. Cruikshank....... Director
Charles E. Hurwitz ........ Director and Vice Chairman
Ezra G. Levin ............. Director
Robert Marcus ............. Director
Robert J. Petris........... Director

  George T. Haymaker, Jr. Mr. Haymaker, age 57, assumed the positions of Chairman of the Board and Chief Executive Officer of the Company and KACC effective January 1, 1994. From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of the Company and KACC. Mr. Haymaker became a director of the Company in May 1993, and a director of KACC in June 1993. From 1987 to April 1993, Mr. Haymaker had been a partner in a partnership which acquired, redirected and operated small to medium sized companies in the metals industry. He served as President from February 1992 through March 1993, and has been a director since July 1987 of Metalmark Corporation, which is in the business of semi-fabrication of aluminum specialty foils and extrusions. From May 1986 until February 1993, he also served as President of West Coast Sales Corp., which provides management and acquisition services. Mr. Haymaker also served as Chief Executive Officer and a director of Amarlite Architectural Products, Inc. ("Amarlite"), a producer of architectural curtain wall and entrance products, from August 1990 to April 1992 and from April 1989 to February 1993, respectively. He was a director of American Powdered Metals Company, which is engaged in the manufacture of powdered metal components, from August 1988 to March 1993, and Hayken Metals Asia Limited, which represents manufacturers of aluminum and metal products, from January 1988 to April 10, 1993. From 1984 to 1986, Mr. Haymaker served as Executive Vice President-- Aluminum Operations of Alumax Incorporated, being responsible for all primary aluminum and semifabricating activities.

  Joseph A. Bonn. Mr. Bonn, age 51, has been Vice President, Planning and Administration of the Company and KACC since February 1992 and July 1989, respectively. Mr. Bonn has served as a Vice

President of KACC since April 1987 and served as Senior Vice President-- Administration of MAXXAM from September 1991 through December 1992. He was also KACC's Director of Strategic Planning from April 1987 until July 1989.

  John T. La Duc. Mr. La Duc, age 52, has been Vice President and Chief Financial Officer of the Company since June 1989 and May 1990, respectively and has been Treasurer of the Company since August 1995. He has been Treasurer of KACC since June 1995, Chief Financial Officer of KACC since January 1990 and a Vice President of KACC since June 1989. From January 1993 until April 1993, Mr. La Duc served as Treasurer of the Company and KACC, having previously served as Treasurer of the Company from September 1987 to May 1990. Mr. La Duc also previously served as Treasurer of KACC from September 1987 until January 1990. Since September 1990, Mr. La Duc has served as Senior Vice President of MAXXAM. Mr. La Duc also serves as a Vice President and a director of MAXXAM Group Inc. ("MGI"), a wholly owned subsidiary of MAXXAM, The Pacific Lumber Company ("Pacific Lumber"), an indirect subsidiary of MAXXAM engaged in forest products operations, and Pacific Lumber's subsidiary, Scotia Pacific Holding Company ("Scotia Pacific"). He previously served as Chief Financial Officer of MAXXAM and MGI from September 1990 until December 1994 and February 1995, respectively, and of Pacific Lumber from October 1990, and Scotia Pacific from November 1992, until February 1995.

  Anthony R. Pierno. Mr. Pierno, age 63, has served as Vice President and General Counsel of the Company and KACC since January 1992. He also serves as Senior Vice President and General Counsel of MAXXAM, positions he has held since February 1989. Mr. Pierno has also served as Vice President and General Counsel of MGI, Pacific Lumber and Scotia Pacific and as a director of MGI and Pacific Lumber since November 1993. Immediately prior to joining MAXXAM, Mr. Pierno served as partner in charge of the business practice group in the Los Angeles office of the law firm of Pillsbury, Madison & Sutro. He has served as the Commissioner of Corporations of the state of California and as chair of several committees of the State Bar of California. Mr. Pierno is Chairman of the Board of Trustees of Whittier College, and a former member and Chairman of the Board of Trustees of Marymount College.

  Byron L. Wade. Mr. Wade, age 48, has served as Vice President and Secretary of the Company and KACC since January 1992, and Deputy General Counsel of the Company and KACC since May and June 1992, respectively. Mr. Wade has also served as Vice President and Deputy General Counsel of MAXXAM since May 1990, and Secretary of MAXXAM since October 1988. He previously served as Assistant Secretary and Assistant General Counsel of MAXXAM from November 1987 to October 1988 and May 1990, respectively. Mr. Wade has served as Vice President, Secretary and Deputy General Counsel of Pacific Lumber and Scotia Pacific since June 1990 and November 1992, respectively, and as Vice President, Secretary and Deputy General Counsel of MGI since July 1990. He had previously served as Vice President, Secretary and General Counsel of MCO Resources, Inc., a publicly traded oil and gas company, which was majority owned by MAXXAM.

  Robert E. Cole. Mr. Cole, age 49, has been a Vice President of KACC since March 1981. Since September 1990, Mr. Cole also has served as Vice President-- Federal Government Affairs of MAXXAM, MGI and Pacific Lumber. He also currently serves as Chairman of the Board of National Environmental Development Association, and as a director, Secretary and Treasurer of Global Climate Coalition, both of which are nonprofit organizations.

  John E. Daniel. Mr. Daniel, age 59, has been a Vice President of KACC since January 1992, President of Kaiser Primary Products since June 1995, and has been the General Manager of KACC's primary aluminum products business unit since November 1990. From November 1990 to January 1992, he was Divisional Vice President of KACC's primary aluminum products business unit. From December 1989 to November 1990, Mr. Daniel was Reduction Plant Manager of KACC's Tacoma, Washington plant. From July 1986 to December 1989, he was Reduction Plant Manager of KACC's formerly owned Ravenswood, West Virginia plant.

  Richard B. Evans. Mr. Evans, age 47, has been a Vice President of KACC since January 1, 1992, and has been responsible for the worldwide commercial development of KACC's proprietary micromill rolling process for canstock production since April 1994. Mr. Evans has been President of Kaiser Micromills since June 1995. He previously served as General Manager of KACC's flat-rolled products business unit from January 1989 to April 1994. From July 1986 to January 1992, he was Divisional Vice President of KACC's flat-rolled products business unit.

  Robert W. Irelan. Mr. Irelan, age 58, has served KACC as Vice President, Public Relations since February 1988. He has also been Vice President--Public Relations of MGI, Pacific Lumber and MAXXAM since September 1990. From June 1985 to February 1988, Mr. Irelan served as Divisional Vice President-- Corporate Public Relations of KACC, and from 1968 to June 1985 he served KACC and certain affiliated companies in a variety of positions.

  Alan G. Longmuir. Mr. Longmuir, age 54, has been a Vice President of KACC since June 1995, and previously was Vice President--Research and Development of KACC since October 1988. Mr. Longmuir served as KACC's Director of Manufacturing Systems from August 1987 to October 1988, and from January 1978 to August 1987 he served as KACC's Manager--Metals Automation.

  Raymond J. Milchovich. Mr. Milchovich, age 46, has been a Vice President, and President of Kaiser Flat-Rolled Products, of KACC since June 1995. From July 1986 to June 1995, Mr. Milchovich served as divisional Vice President of KACC's flat-rolled products business unit and Works Manager of KACC's Trentwood facility in Spokane, Washington.

  James T. Owen. Mr. Owen, age 58, has been a Vice President, and President of Kaiser Extruded Products, of KACC since June 1995. Mr. Owen previously served as a divisional Vice President and General Manager of KACC's extruded products business unit from February 1988 to June 1995.

  Geoffrey W. Smith. Mr. Smith, age 48, has been a Vice President of KACC since January 1992. From December 1994 until June 1995, Mr. Smith was General Manager of KACC's alumina business unit. Mr. Smith has been President of Kaiser Alumina since June 1995. Mr. Smith previously served as Co-General Manager of KACC's alumina business unit from September 1991 through December 1994. From September 1990 to January 1992, Mr. Smith was Divisional Vice President of KACC's alumina business unit. From August 1988 to August 1990, Mr. Smith was Director of Business Development for the alumina business unit, and from 1982 to August 1988, he was Operations/Technical Manager for KACC's Gramercy, Louisiana, facility.

  Kris S. Vasan. Mr. Vasan, age 46, has been Vice President, Financial Risk Management of KACC since June 1995. Mr. Vasan previously served as Treasurer of the Company and KACC from April 1993 until June 1995. Prior to that time Mr. Vasan served the Company and KACC as Director of Financial Planning and Analysis from June 1990 until April 1993. From October 1987 until June 1990, he served as Associate Director of Financial Planning and Analysis.

  Lawrence L. Watts. Mr. Watts, age 48, has been a Vice President of KACC since January 1992. From April 1994 until June 1995, Mr. Watts was General Manager-- International Development. Mr. Watts has been President of Kaiser Aluminum International since June 1995. Mr. Watts previously served as Co-General Manager of KACC's alumina business unit since September 1991 until December 1994. From June 1989 to January 1992, Mr. Watts was Divisional Vice President, Governmental Affairs and Human Resources, for the alumina business unit, and from July 1988 to June 1989, he was Divisional Vice President, Public Relations and Governmental Relations, for the alumina business unit. From September 1984 to July 1988, Mr. Watts was Manager, Human Resources for the alumina business unit.

  Charlie Alongi. Mr. Alongi, age 65, has been the Controller of the Company and KACC since July 1989, and was the Assistant Controller of KACC from February 1982 until July 1989.

  Robert J. Cruikshank. Mr. Cruikshank, age 65, has served as a director of the Company and KACC since January 1994. In addition, he has been a director of MAXXAM since May 1993. Mr. Cruikshank was a Senior Partner in the international public accounting firm of Deloitte & Touche from December 1989 until his retirement in March 1993. Prior to its merger with Touche Ross & Co. in December 1989, Mr. Cruikshank served as Managing Partner of Deloitte Haskins & Sells from June 1974 until the merger, and served on such firm's board of directors from 1981 to 1985. Mr. Cruikshank also serves as a director and on the Compensation Committee of Houston Industries Incorporated, a public utility holding company with interests in electric utilities, coal and transportation businesses; a director of Texas Biotechnology Incorporated; and as Advisory Director of Compass Bank--Houston.

  Charles E. Hurwitz. Mr. Hurwitz, age 55, was appointed Vice Chairman of KACC in December 1994 and has served as a director of the Company and KACC since October and November 1988, respectively. Mr. Hurwitz has also served as a member of the Board of Directors and the Executive Committee of MAXXAM since August 1978 and was elected Chairman of the Board and Chief Executive Officer of MAXXAM in March 1980. Since May 1982, Mr. Hurwitz has been Chairman of the Board and Chief Executive Officer of MGI. Since January 1993, Mr. Hurwitz has also served MAXXAM and MGI as President. From May 1986 until February 1993, Mr. Hurwitz served as a director of Pacific Lumber, and from December, 1992 until February 1993, he served as Chairman of the Board of Pacific Lumber. Mr. Hurwitz has been, since January 1974, Chairman of the Board and Chief Executive Officer of Federated.

  Ezra G. Levin. Mr. Levin, age 61, has been a director of the Company since July 1991. He has been a director of KACC since November 1988, and a director of MAXXAM since May 1978. Mr. Levin also served as a director of the Company from April 1988 to May 1990, and as a director of MGI from May 1982 through December 1993. Mr. Levin is a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel. He also serves as a trustee of Federated and as a director of Pacific Lumber, Scotia Pacific and United Mizrahi Bank and Trust Company.

  Robert Marcus. Mr. Marcus, age 70, has been a director of the Company and KACC since September 1991. From 1987 to January 1992, Mr. Marcus was a partner in American Industrial Partners, a San Francisco and New York based firm specializing in private equity investments in industrial companies. From 1983 to 1991, Mr. Marcus was a director of Domtar Inc., a Canadian resource-based multi-business corporation. From 1982 to 1987, Mr. Marcus served as President and Chief Executive Officer of Alumax Inc., an integrated aluminum company.

  Robert J. Petris. Mr. Petris, age 70, has been a director of the Company since May 1995 and KACC since June 1995. He became Special Assistant to the International President of the United Steelworkers of America on June 1, 1995. Since 1977, Mr. Petris has been a member of the International Union Executive Board and Director of District 38, where he has been exposed to a wide range of issues and problems in the aluminum, steel, container and non-ferrous metals industries.

                              CERTAIN TRANSACTIONS

  For periods through June 30, 1993, the Company and its subsidiaries (including KACC) were members of an affiliated group of corporations (an "Affiliated Group") within the meaning of Section 1504 of the Code, of which MAXXAM is the common parent corporation (the "MAXXAM Tax Group"). Effective July 1, 1993, the Company and its subsidiaries are no longer members of the MAXXAM Tax Group (the "Deconsolidation") but are members of a new Affiliated Group of which the Company is the common parent corporation (the "New Kaiser Tax Group"). The taxable income and loss and tax credits for the Company and its subsidiaries for the period January 1, 1993 through June 30, 1993, was included in the 1993 MAXXAM Tax Group consolidated Federal income tax return (the "MAXXAM 1993 Tax Return"). For periods beginning on or after July 1, 1993 (the "Post Deconsolidation Periods"), the taxable income and loss and tax credits for the Company and its subsidiaries was and will be included in the consolidated Federal income tax returns to be filed for the New Kaiser Tax Group.

  As a consequence of the Deconsolidation, the KACC Tax Allocation Agreement (as defined below) and the Kaiser Tax Allocation Agreement (as defined below) (collectively, the "Tax Allocation Agreements") terminated pursuant to their terms, effective with respect to Post Deconsolidation Periods. The provisions of the Tax Allocation Agreements will continue to govern taxable periods ending before the date of the Deconsolidation (the "Pre Deconsolidation Periods"). Therefore, payments or refunds may still be required by or payable to the Company or KACC under the Tax Allocation Agreements for Pre Deconsolidation Periods due to the final resolution of audits, amended returns and related matters with respect to such Pre Deconsolidation Periods. The 1994 Credit Agreement prohibits any cash payments by KACC to MAXXAM pursuant to the KACC Tax Allocation Agreement after February 15, 1994; however, MAXXAM may offset amounts owing to it under the KACC Tax Allocation Agreement against amounts owed by it under the KACC Tax Allocation Agreement, and KACC may make certain cash payments to MAXXAM that are required as a result of audits of MAXXAM's tax returns and only to the extent of any amounts paid after February 15, 1994 by MAXXAM to KACC under the KACC Tax Allocation Agreement. To the extent the New Kaiser Tax Group generates unused tax losses or tax credits in Post Deconsolidation Periods, such amounts will not be available to obtain refunds of amounts paid by the Company or KACC to MAXXAM for Pre Deconsolidation Periods pursuant to the Tax Allocation Agreements. It is anticipated that such losses and credits will be carried forward to offset future Federal income taxes payable by the New Kaiser Tax Group.

  Unused tax attribute carryforwards existing as of the date of the Deconsolidation under the terms of the Tax Allocation Agreements were eliminated and are not available to offset Federal income tax liabilities of the New Kaiser Tax Group for Post Deconsolidation Periods. Upon the filing of the MAXXAM 1993 Tax Return, the tax attribute carryforwards of the MAXXAM Tax Group as of December 31, 1993 were apportioned in part to the New Kaiser Tax Group, based upon the provisions of the relevant consolidated return regulations. The benefit of such tax attribute carryforwards apportioned to the New Kaiser Tax Group approximate the benefit of tax attribute carryforwards eliminated under the Tax Allocation Agreements. The amounts of tax attribute carryforwards apportioned to the New Kaiser Tax Group are available, subject to certain limitations, to reduce Federal income taxes payable by the New Kaiser Tax Group for Post Deconsolidation Periods.

  In 1989, KACC and MAXXAM entered into a tax allocation agreement (the "KACC Tax Allocation Agreement"). Pursuant to the terms of the KACC Tax Allocation Agreement, MAXXAM pays any consolidated Federal income tax liability for the MAXXAM Tax Group. KACC is liable to MAXXAM for the Federal income tax liability of KACC and its subsidiaries (collectively, the "KACC Subgroup") computed as if the KACC Subgroup were a separate Affiliated Group which was never affiliated with the MAXXAM Tax Group (taking into account all limitations under the Code and regulations applicable to the KACC Subgroup), except that the KACC Subgroup excludes interest income received or accrued on an intercompany note issued by the Company in connection with a financing consummated in December 1989 (the "KACC Subgroup's Separate Income Tax Liability"). To the extent such calculation results in a net operating loss or a net capital loss or credit which the KACC Subgroup could have carried back to a prior taxable period under the principles of Sections 172 and 1502 of the Code, MAXXAM pays to KACC an amount equal to the tax refund to which KACC would have been entitled (but not in excess of the aggregate amount previously paid by KACC to MAXXAM for the current year and the three prior taxable years). If such separately calculated net operating loss or net capital loss or credit of the KACC Subgroup cannot be carried back to a prior taxable year of the KACC Subgroup for which the KACC Subgroup paid its separate tax liability to MAXXAM, the net operating loss or net capital loss or credit becomes a loss or credit carryover of the KACC Subgroup to be used in computing the KACC Subgroup's Separate Income Tax Liability for future taxable years. The same principles are applied to any consolidated or combined state or local income tax returns filed by the MAXXAM Tax Group with respect to KACC and its subsidiaries. Although, under Treasury regulations, all members of the MAXXAM Tax Group, including the members of the KACC Subgroup, are severally liable for the MAXXAM Tax Group's Federal income tax liability for all of 1993 and applicable prior periods, under the KACC Tax Allocation Agreement, MAXXAM indemnifies each KACC Subgroup member for all Federal income tax liabilities relating to taxable years during which such KACC Subgroup member was a member of the MAXXAM Tax Group, except for payments required under the KACC Tax Allocation Agreement.

  In 1991, MAXXAM also entered into a tax allocation agreement with the Company (the "Kaiser Tax Allocation Agreement"). Pursuant to the terms of the Kaiser Tax Allocation Agreement, the Federal income tax liability of the Company and its subsidiaries (collectively, the "Kaiser Subgroup") is computed using the same principles used in the KACC Tax Allocation Agreement to determine the KACC Subgroup's income tax liability. To the extent such tax liability ("Kaiser's Separate Income Tax Liability") for any applicable period exceeds the KACC Subgroup's Separate Income Tax Liability for such period, the Company is obligated to pay the amount of such difference to MAXXAM. To the extent that Kaiser's Separate Income Tax Liability for any applicable period is less than the KACC Subgroup's Separate Income Tax Liability for such period, MAXXAM is obligated to pay the amount of such difference to the Company (but not in excess of the aggregate net amount previously paid by the Company and KACC to MAXXAM for the current year and the three prior years). The foregoing principles also are applied to any consolidated or combined state or local income tax returns filed by the MAXXAM Tax Group with respect to the Company. While the Company is severally liable for the MAXXAM Tax Group's Federal income tax liability for all of 1993 and applicable prior periods, pursuant to the Kaiser Tax Allocation Agreement, MAXXAM indemnifies the Company according to the same principles as those applied to KACC Subgroup members under the KACC Tax Allocation Agreement.

  Under the existing consolidated return regulations, the Deconsolidation caused certain tax basis adjustments and the recognition of certain types of taxable income (including amounts that were previously deferred), none of which were material.

  On June 30, 1993, the Company and KACC entered into a tax allocation agreement (the "New Tax Allocation Agreement") effective for Post
Deconsolidation periods. The terms of the New Tax Allocation Agreement are identical in all material respects to those of the KACC Tax Allocation Agreement except that KACC is liable to the Company.

  KACC and MAXXAM have an arrangement pursuant to which they reimburse each other for certain allocable costs associated with the performance of services by their respective employees, and KACC also pays to MAXXAM amounts in respect of directors' fees for directors of KACC who are not employees of KACC and who are directors of MAXXAM. During 1994, KACC paid a total of approximately $2.5 million to MAXXAM pursuant to such arrangements and MAXXAM paid approximately $0.7 million to KACC pursuant to such arrangements. Generally, KACC and MAXXAM endeavor to minimize the need for reimbursement by ensuring that employees are employed by the entity to which the majority of their services are rendered.

  In January 1995, Mr. Pierno repaid a $150,000 loan which had been guaranteed by MAXXAM. Pursuant to the terms of Mr. Pierno's employment agreement with MAXXAM (which expired in March 1995), his personal loans outstanding on the date of the agreement were forgiven at the rate of $15,000 per year beginning March 8, 1991 through March 8, 1995. At the time of the agreement, MAXXAM had loaned an aggregate of $150,000 at 6% interest to Mr. Pierno. Upon expiration of Mr. Pierno's employment agreement on March 8, 1995, Mr. Pierno's principal balance on such loans was $75,000. As of February 28, 1995, MAXXAM entered into an amendment of Mr. Pierno's promissory note evidencing such loans. The amendment provides that installments of $18,750 be paid by Mr. Pierno on each of December 31, 1995, 1996 and 1997, with any remaining principal balance, together with accrued interest, to be paid in full on December 31, 1998. The amendment also provides that the loans be secured by any amounts to which Mr. Pierno may be entitled pursuant to the MAXXAM's Revised Capital Accumulation Plan. Mr. Pierno's employment agreement also provided for up to an additional $200,000 in loans to Mr. Pierno bearing interest at 6% per annum, with interest being payable monthly and principal being due December 15, 1994 (with prepayments due upon the exercise by Mr. Pierno of any stock appreciation rights granted pursuant to the agreement or employee benefit plan). All of such amount has been borrowed by Mr. Pierno. Such promissory note was also amended, extending the due date to December 15, 1998 and securing such loan with any amounts to which Mr. Pierno may be entitled pursuant to MAXXAM's Revised Capital Accumulation Plan.

  In July 1993, MAXXAM loaned Mr. Wade $50,000 in connection with his purchase of an interest in Sam Houston Race Park, Ltd. ("SHRP, Ltd."), a subsidiary of MAXXAM. The loan was evidenced by an unsecured promissory note, interest on which was payable monthly at an annual rate of 6%. As of June 30, 1995, Mr. Wade had $20,000 in principal amount outstanding on this loan. In August 1995, Mr. Wade repaid the principal of this loan, together with accrued interest thereon.

  Mr. Levin, a director of the Company and KACC, is a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, which provides legal services for the Company and its subsidiaries.

  On April 17, 1995, SHRP, Ltd. and two affiliated entities, SHRP Acquisition, Inc. and SHRP Capital Corp., filed voluntary corporate petitions under Chapter 11 of the United States Bankruptcy Code. Their bankruptcy reorganization plan has since been confirmed and the transactions contemplated by the bankruptcy reorganization plan have been consummated. Since July 1993, Mr. Wade has served as a director, Vice President and Secretary of SHRP Inc., SHRP Ltd.'s sole general partner prior to SHRP Ltd.'s bankruptcy reorganization, and of SHRP Capital Corp. Also since July 1993, Mr. Hurwitz has served as director and Chairman of the Board of SHRP Inc. and director, Chairman of the Board and President of SHRP Capital Corp.

  In October 1990, Amarlite Architectural Products, Inc. ("Amarlite") filed a voluntary corporate petition under Chapter 11, Title 11, of the United States Code in the United States Bankruptcy Court for the Northern District of Georgia. In December 1991, Amarlite obtained approval of its reorganization plan, which was funded and substantially consummated on January 14, 1992. Mr. Haymaker was Chief Executive Officer and a director of Amarlite during such period.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, and 20,000,000 shares of preferred stock, par value $.05 per share (the "Preferred Shares"). The following is a summary of the material terms of the capital stock of the Company, but does not purport to be complete or to give full effect to the provisions of statutory or common law, and is subject in all respects to the applicable provisions of the Company's Certificate of Incorporation.

COMMON STOCK

  The Company is authorized by its Certificate of Incorporation to issue 100,000,000 shares of Common Stock, of which 71,637,654 shares were issued and outstanding as of November 30, 1995. See "--Possible Equity Recapitalization."

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. Subject to the rights of holders of any Preferred Shares, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities an the liquidation preference of any then outstanding Preferred Shares. Holders of Common Stock have no preemptive, conversion or redemption rights. All outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

 General

  The Board of Directors has the authority (without action by the stockholders) to issue the authorized and unissued Preferred Shares in one or more classes or one or more series within any class thereof and to determine the voting rights (including the right to vote as a class of series on particular matters and elect directors in certain circumstances), preferences, conversion, liquidation, dividend, and other rights of each such series. A total of 9,200,000 Preferred Shares were designated as PRIDES in connection with the February 1994 offering of the PRIDES.

 The PRIDES

  The PRIDES are Preferred Shares and rank senior as to dividends and upon liquidation to the Company's Common Stock. The PRIDES convert automatically into shares of Common Stock on December 31, 1997 (the "Mandatory Conversion Date") or earlier in the event of certain mergers, consolidations or similar extraordinary transactions involving the Company. See "--Mandatory Conversion." In addition, the Company has the option to redeem the shares of the PRIDES, in whole or in part, at any time or from time to time after December 31, 1996 (the "Initial Redemption Date") and prior to the Mandatory Conversion Date. See "-- Right to Call for Redemption." At any time prior to the Mandatory Conversion Date, unless previously redeemed, each share of the PRIDES is convertible at the option of the holder thereof into .8333 of a share of Common Stock, subject to adjustment for stock splits and certain other events. See "--Conversion at the Option of the Holder."

  Dividends.

  The holders of shares of PRIDES are entitled to receive (when, as and if the Board of Directors declares dividends out of funds legally available therefor) cumulative preferential cash dividends at the rate of $.97 per annum or $.2425 per quarter for each share of the PRIDES, payable quarterly in arrears on the last day of each March, June, September and December, provided, however, that, with respect to any dividend period during which a redemption occurs, the Company may, at its option, declare accrued dividends on the shares of PRIDES, in which case such dividends shall not be included in the calculations of the call price. Dividends cease to accrue in respect of the PRIDES on the earliest of (i) the day immediately prior to the Mandatory Conversion Date, or (ii) the day immediately prior to the date of redemption of any such shares.

  Mandatory Conversion.

  On the Mandatory Conversion Date each outstanding share of the PRIDES will convert automatically into one share of Common Stock (subject to adjustment for certain events), and the right to receive an amount in cash equal to all accrued and unpaid dividends.

  Right to Call for Redemption.

  Shares of the PRIDES are not redeemable by the Company before the Initial Redemption Date. At any time or from time to time after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Company may call, in whole or in part, the outstanding shares of PRIDES for redemption. For each share of PRIDES called for redemption the holder thereof is entitled to receive the number of shares of Common Stock equal to the greater of (i) the Call Price (as defined below) in effect on the redemption date divided by the current market price (as defined) per share of Common Stock as of the second trading day immediately preceding the notice date or (ii) .8333 of a share of Common Stock (subject to adjustment for stock splits and certain other events). The Call Price of each share of PRIDES is the sum of (i) $11.9925 on and after the Initial Redemption Date, to and including March 30, 1997; $11.9319 on and after March 31, 1997, to and including June 29, 1997; $11.8713 on and after June 30, 1997, to and including September 29, 1997; $11.8106 on and after September 30, 1997, and including November 29, 1997; and $11.75 on and after November 30, 1997, to and including December 30, 1997; and (ii) all accrued and unpaid dividends thereon.

  Conversion at the Option of the Holder.

  The shares of PRIDES are convertible at the option of the holders thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock, at a rate of .8333 of a share of Common Stock for each share of PRIDES, subject to adjustment for stock splits and certain other events. The right to convert shares of PRIDES called for redemption will terminate immediately before the close of business on the day prior to any redemption date with respect to such shares.

  Adjustment for Certain Consolidations or Mergers.

  In the case of any consolidation or merger to which the Company is a party (other than certain ones in which the Company is the surviving or continuing corporation and as otherwise specified), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of the PRIDES shall, after consummation of such transaction, be subject to (a) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately before the consummation of the transaction, (b) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock in to which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends, and (c) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the call price in effect on the redemption date upon a redemption of such shares of PRIDES immediately before consummation of such transaction.

  Liquidation Rights.

  The PRIDES are shares of Preferred Stock and rank senior in right and priority of payment to the Common Stock upon liquidation. Subject to the terms of any stock ranking senior to, or on a parity with, the shares of PRIDES, the liquidation preference applicable to each share of the PRIDES will be an amount equal to the sum of (i) $11.75 and (ii) an amount equal to all accrued and unpaid dividends payable with respect to such share of PRIDES.

  Voting Rights.

  Holders of shares of PRIDES have 4/5 vote for each share held of record and, except as required by law, are entitled to vote with the holders of Common Stock on all matters submitted to a vote of common stockholders and together with the holders of any other classes or series of stock who are entitled to vote in such manner on all matters submitted to a vote of common stockholders. In addition, subject to certain exceptions, the affirmative vote of two-thirds of the shares of PRIDES actually voting (voting separately as a class) is required to permit the Company to (i) issue any class or series of stock, or any security convertible at the option of the holder thereof into shares of any class or series of stock, ranking senior to the PRIDES as to dividends or upon liquidation, (ii) modify the terms of a certain intercompany note (which provides funds to the Company to enable the Company to make dividend payments on the PRIDES) in a manner that materially adversely affects the Company as the holder of such intercompany note or the holders of the PRIDES, (iii) amend the Certificate of Incorporation in a manner that materially adversely affects the holders of the PRIDES, or (iv) consummate a merger or consolidation of the Company with KACC (a "KACC Merger Event") if (a) each outstanding share of PRIDES, upon the effectiveness of the KACC Merger Event, neither remains outstanding nor is converted into one share of preferred stock of the surviving corporation ("KACC Preferred Stock") identical as near as practicable to a share of PRIDES, (b) such shares of KACC Preferred Stock (if issued in the KACC Merger Event) are not to be deposited with a bank or trust company upon or prior to the effectiveness of the KACC Merger Event, or (c) the covenants in the debt instruments of the surviving corporation of the KACC Merger Event, at the time of the KACC Merger Event, prohibit the payment of any of the dividends on the PRIDES or the KACC Preferred Stock, as the case may be, in accordance with the terms thereof through and including the day immediately prior to the Mandatory Conversion Date, or (v) consummate a merger or consolidation of the Company with any other corporation, unless each holder of shares of PRIDES immediately preceding such merger or consolidation receives or continues to hold in the surviving corporation the same number of shares, with, subject to certain exceptions, substantially the same rights and preferences, as correspond to the shares of PRIDES so held. In the event that dividends payable on the PRIDES or any other series of Preferred Stock are in arrears in an aggregate amount equivalent to six full quarterly dividends, and in certain other circumstances, the holders of the outstanding PRIDES are entitled to elect, together with the holders of all classes or series of outstanding Preferred Stock as to which voting rights are exercisable, voting separately as a class, two directors of the Company, such directors to be in addition to the number of directors constituting the board of directors immediately before the accrual of such right.

POSSIBLE EQUITY RECAPITALIZATION

  Since July 1995, an independent committee of the Board of Directors (the "Independent Committee") has been considering the desirability of a recapitalization transaction whereby a separate class of lesser voting or non-voting capital stock would be created for Kaiser and distributed to its stockholders on a pro rata basis. The purpose of such recapitalization would be, among other things, to provide Kaiser with a form of consideration to be used in connection with future acquisitions and financings, if any, and to lessen the likelihood of possible repurchase obligations with respect to various issues of Kaiser indebtedness, which would occur in the event that MAXXAM no longer beneficially owned a minimum percentage of Kaiser's voting stock (defined to range from 30%-40% of such voting stock, depending upon various circumstances). The Independent Committee retained an investment banking firm which is advising it in connection with a possible recapitalization transaction and the various alternative structures and methods by which it might be implemented. The Independent Committee's advisor is continuing to review the trading history and minority protection provisions of other corporations with dual capital stock structures, and is continuing to consider the impact of any such transaction on (i) the aggregate market value of Kaiser's stock, (ii) the ability of Kaiser's stockholders to dispose of their shares, and (iii) the ability of Kaiser to raise equity capital. The Independent Committee is continuing to study this matter but there can be no assurance that it will propose a recapitalization transaction or as to its terms.

                              SELLING STOCKHOLDER

  The Company has been a subsidiary of MAXXAM since October 28, 1988. As of November 30, 1995, MAXXAM owned approximately 62.2% of the Company's Common Stock, assuming the conversion of each outstanding share of PRIDES into one share of the Company's Common Stock. The number of shares of Common Stock to be offered and the percentage and number of shares of Common Stock which will be held by MAXXAM after the offering of Common Stock by MAXXAM will be set forth in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

  The Company has been advised that the distribution of the Common Stock by MAXXAM may be effected in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through agents; or (iv) through the offering of Common Stock in connection with any offering by MAXXAM of debt securities of its own which are convertible, exchangeable or redeemable into or for the Common Stock, and upon the conversion, exchange or redemption of such debt securities of MAXXAM. The Prospectus Supplement with respect to the Common Stock being offered (the "Offered Shares") will set forth the terms of the offering of the Offered Shares, including the name or names of any underwriters or agents, the purchase price of the Offered Shares and the proceeds to MAXXAM from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Company has been further advised that, if underwriters are used in the sale, the Offered Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Common Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Shares will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Shares if any are purchased.

  If dealers are utilized in the sale of Offered Shares in respect of which this Prospectus is delivered, the Company has been advised that MAXXAM will sell such Offered Shares to the dealers as principals. The dealers may then resell such Offered Shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  In addition, the Company has been advised that the Common Stock may be sold directly by MAXXAM or through agents designated by MAXXAM from time to time. Any agent involved in the offer or sale of the Offered Shares in respect of which this Prospectus is delivered will be named, and any commissions payable by MAXXAM to such agent will be set forth, in the Prospectus Supplement relating thereto.

  The Common Stock may be sold directly by MAXXAM to institutional investors or others, who may be deemed to be underwriters within the meaning of the Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  Agents, dealers and underwriters may be entitled under agreements entered into with MAXXAM and the Company to indemnification by the Company and MAXXAM against certain civil liabilities, including liabilities under the Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, the Company and MAXXAM in the ordinary course of business.

  In connection with the sale of the Common Stock, underwriters or agents may be deemed to have received compensation from MAXXAM in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Common Stock for who they may act as agent. Underwriters or agents may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

  Any underwriters, dealers or agents participating in the distribution of the Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Anthony R. Pierno, Esq., Vice President and General Counsel of the Company.

                                    EXPERTS

  The Consolidated Financial Statements for the years ended December 31, 1994, 1993 and 1992 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          AUDITED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets at December 31, 1994 and 1993...............  F-3
  Statements of Consolidated Income (Loss) for the Years Ended December
   31, 1994, 1993 and 1992................................................  F-4
  Statements of Consolidated Cash Flows for the Years Ended December 31,
   1994, 1993
   and 1992...............................................................  F-5
  Notes to Consolidated Financial Statements..............................  F-6

                   UNAUDITED QUARTERLY FINANCIAL INFORMATION

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
  Consolidated Balance Sheets at September 30, 1995 and December 31, 1994. F-30
  Statements of Consolidated Income (Loss) for the Nine Months Ended
   September 30, 1995 and 1994............................................ F-31
  Statements of Consolidated Cash Flows for the Nine Months Ended
   September 30, 1995 and 1994............................................ F-32
  Notes to Interim Consolidated Financial Statements...................... F-33
  Unaudited Summary Quarterly Financial Data.............................. F-37

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Kaiser Aluminum Corporation:

  We have audited the accompanying consolidated balance sheets of Kaiser Aluminum Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related statements of consolidated income and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As explained in Note 1 of the Notes to Consolidated Financial Statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions, postemployment benefits and income taxes.

                                          Arthur Andersen LLP

Houston, Texas
February 17, 1995

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1993
ASSETS                                                      --------  --------
Current assets:
  Cash and cash equivalents................................ $   17.6  $   14.7
  Receivables:
    Trade, less allowance for doubtful receivables of $4.2
     in 1994 and $2.9 in 1993..............................    150.7     156.1
    Other..................................................     48.5      78.6
  Inventories..............................................    468.0     426.9
  Prepaid expenses and other current assets................    158.0      60.7
                                                            --------  --------
    Total current assets...................................    842.8     737.0
Investments in and advances to unconsolidated affiliates...    169.7     183.2
Property, plant, and equipment--net........................  1,133.2   1,163.7
Deferred income taxes......................................    271.2     210.8
Other assets...............................................    281.2     233.2
                                                            --------  --------
    Total.................................................. $2,698.1  $2,527.9
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  152.1  $  126.3
  Accrued interest.........................................     32.6      23.6
  Accrued salaries, wages, and related expenses............     77.7      56.1
  Accrued postretirement medical benefit obligation--
   current portion.........................................     47.0      47.6
  Other accrued liabilities................................    176.9     133.2
  Payable to affiliates....................................     85.3      62.4
  Short-term borrowings....................................                 .5
  Long-term debt--current portion..........................     11.5       8.7
                                                            --------  --------
    Total current liabilities..............................    583.1     458.4
Long-term liabilities......................................    495.5     501.8
Accrued postretirement medical benefit obligation..........    734.9     713.1
Long-term debt.............................................    751.1     720.2
Minority interests.........................................    116.2     105.0
Stockholders' equity:
  Preferred stock, par value $.05, authorized 20,000,000
   shares;
    Series A Convertible, stated value $.10, issued and
     outstanding, 1,938,295 in 1994 and 1993...............       .2        .2
    PRIDES Convertible, par value $.05, issued and
     outstanding, 8,855,550 and nil in 1994 and 1993.......       .4
  Common stock, par value $.01, authorized 100,000,000
   shares; issued and outstanding, 58,205,083 and
   58,095,599 shares in 1994 and 1993......................       .6        .6
  Additional capital.......................................    527.8     425.9
  Accumulated deficit......................................   (502.6)   (375.7)
  Additional minimum pension liability.....................     (9.1)    (21.6)
                                                            --------  --------
    Total stockholders' equity.............................     17.3      29.4
                                                            --------  --------
    Total.................................................. $2,698.1  $2,527.9
                                                            ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                    STATEMENTS OF CONSOLIDATED INCOME (LOSS)

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1993      1992
                                                  --------  --------  --------
Net sales........................................ $1,781.5  $1,719.1  $1,909.1
                                                  --------  --------  --------
Costs and expenses:
  Cost of products sold..........................  1,625.5   1,587.7   1,619.3
  Depreciation...................................     95.4      97.1      80.3
  Selling, administrative, research and
   development, and general......................    116.8     121.9     119.6
  Restructuring of operations....................               35.8
                                                  --------  --------  --------
    Total costs and expenses.....................  1,837.7   1,842.5   1,819.2
                                                  --------  --------  --------
Operating income (loss)..........................    (56.2)   (123.4)     89.9
Other income (expense):
Interest and other income--net...................     (7.3)      (.9)     20.9
Interest expense.................................    (88.6)    (84.2)    (78.7)
                                                  --------  --------  --------
Income (loss) before income taxes, minority
 interests, extraordinary loss, and cumulative
 effect of changes in accounting principles......   (152.1)   (208.5)     32.1
Credit (provision) for income taxes..............     53.8      86.9      (5.3)
Minority interests...............................     (3.1)     (1.5)       .1
                                                  --------  --------  --------
Income (loss) before extraordinary loss and
 cumulative effect of changes in accounting
 principles......................................   (101.4)   (123.1)     26.9
Extraordinary loss on early extinguishment of
 debt, net of tax benefit of $2.9 and $11.2 for
 1994 and 1993, respectively.....................     (5.4)    (21.8)
Cumulative effect of changes in accounting
 principles, net of tax benefit of $237.7........             (507.3)
                                                  --------  --------  --------
Net income (loss)................................   (106.8)   (652.2)     26.9
Dividends on preferred stock.....................    (20.1)     (6.3)
                                                  --------  --------  --------
Net income (loss) attributable to common
 shareholders.................................... $ (126.9) $ (658.5) $   26.9
                                                  ========  ========  ========
Per common and common equivalent share:
  Income (loss) before extraordinary loss and
   cumulative effect of changes in accounting
   principles.................................... $  (2.09) $  (2.25) $    .47
  Extraordinary loss.............................     (.09)     (.38)
  Cumulative effect of changes in accounting
   principles....................................              (8.84)
                                                  --------  --------  --------
  Net income (loss).............................. $  (2.18) $ (11.47) $    .47
                                                  ========  ========  ========
Weighted average common and common equivalent
 shares outstanding (000)........................   58,139    57,423    57,250
                                                  ========  ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                            (IN MILLIONS OF DOLLARS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1994      1993      1992
                                                   -------  ---------  -------
Cash flows from operating activities:
 Net income (loss)................................ $(106.8) $  (652.2) $  26.9
 Adjustments to reconcile net income (loss) to net
  cash provided by (used for) operating
  activities:
   Depreciation...................................    95.4       97.1     80.3
   Amortization of deferred financing costs and
    discount on long-term debt....................     6.2       11.2     11.5
   Non-cash postretirement medical benefit
    expenses......................................    13.9       19.2
   Restructuring of operations....................               35.8
   Minority interests.............................     3.1        1.5      (.1)
   Extraordinary loss on early extinguishment of
    debt--net.....................................     5.4       21.8
   Cumulative effect of changes in accounting
    principles--net...............................              507.3
   (Decrease) increase in accrued and deferred
    income taxes..................................   (68.8)     (96.4)     3.5
   Equity in losses of unconsolidated affiliates..     1.9        3.3      1.9
   Recognition of previously deferred income from
    a forward alumina sale........................                (.6)   (25.7)
   Increase (decrease) in accrued interest........     9.3       19.2      (.3)
   Incurrence of financing costs..................   (19.2)     (12.7)    (5.5)
   Decrease (increase) in receivables.............    36.4       (6.1)   (57.8)
   (Increase) decrease in inventories.............   (41.1)      13.0     58.7
   (Increase) decrease in prepaid expenses and
    other current assets..........................   (49.7)       7.4      7.6
   Increase (decrease) in accounts payable........    25.8      (10.3)    (5.2)
   Increase (decrease) in payable to affiliates
    and accrued liabilities.......................    36.9       57.7    (88.7)
   Other..........................................    10.0        8.0     19.2
                                                   -------  ---------  -------
    Net cash (used for) provided by operating
     activities...................................   (41.3)      24.2     26.3
                                                   -------  ---------  -------
Cash flows from investing activities:
 Net proceeds from disposition of property and
  investments.....................................     4.1       13.1     26.1
 Capital expenditures.............................   (70.0)     (67.7)  (114.4)
                                                   -------  ---------  -------
    Net cash used for investing activities........   (65.9)     (54.6)   (88.3)
                                                   -------  ---------  -------
Cash flows from financing activities:
 Repayments of long-term debt, including revolving
  credit..........................................  (345.1)  (1,134.5)  (221.4)
 Borrowings of long-term debt, including revolving
  credit..........................................   378.9    1,068.1    303.8
 Borrowings from MAXXAM Group Inc. (see
  supplemental disclosure below)..................               15.0      2.5
 Tender premiums and other costs of early
  extinguishment of debt..........................              (27.1)
 Net short-term debt repayments...................     (.5)      (4.3)    (1.5)
 Dividends paid...................................   (14.8)      (6.3)   (11.4)
 Capital stock issued.............................   100.1      119.3       .6
 Redemption of minority interests' preference
  stock...........................................    (8.5)      (4.2)    (7.3)
                                                   -------  ---------  -------
    Net cash provided by financing activities.....   110.1       26.0     65.3
                                                   -------  ---------  -------
Net increase (decrease) in cash and cash
 equivalents during the year......................     2.9       (4.4)     3.3
Cash and cash equivalents at beginning of year....    14.7       19.1     15.8
                                                   -------  ---------  -------
Cash and cash equivalents at end of year.......... $  17.6  $    14.7  $  19.1
                                                   =======  =========  =======
Supplemental disclosure of cash flow information:
 Interest paid, net of capitalized interest....... $  73.1  $    53.7  $  68.1
 Income taxes paid................................    16.0       13.5      1.8
 Tax allocation payments to (from) MAXXAM Inc.....    (3.9)               28.0
Supplemental disclosure of non-cash financing
 activities:
 Exchange of the borrowings from MAXXAM Group Inc.
  for capital stock...............................          $    15.0

  The accompanying notes to consolidated financial statements are an integral part of these statements.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the statements of Kaiser Aluminum Corporation ("Kaiser" or the "Company") and its majority-owned subsidiaries. Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated. The Company is a subsidiary of MAXXAM Inc. ("MAXXAM") and conducts its operations through its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). Certain reclassifications of prior-year information were made to conform to the current presentation.

 Changes in Accounting Principles

  The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106"), and Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits ("SFAS 112"), as of January 1, 1993. The costs of postretirement benefits other than pensions and postemployment benefits are now accrued over the period employees provide services to the date of their full eligibility for such benefits. Previously, such costs were expensed as actual claims were incurred. The cumulative effect of the changes in accounting principles for the adoption of SFAS 106 and SFAS 112 were recorded as charges to results of operations of $497.7 and $7.3, net of related income taxes of $234.2 and $3.5, respectively. These deferred income tax benefits were recorded at the federal statutory rate in effect on the date the accounting standards were adopted, before giving effect to certain valuation allowances. The new accounting standards had no effect on the Company's cash outlays for postretirement or postemployment benefits, nor did these one-time charges affect the Company's compliance with its existing debt covenants. The Company reserves the right, subject to applicable collective bargaining agreements and applicable legal requirements, to amend or terminate these benefits.

  The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), as of January 1, 1993. The adoption of SFAS 109 changes the Company's method of accounting for income taxes to an asset and liability approach from the deferral method prescribed by Accounting Principles Board Opinion No. 11, Accounting for Income Taxes ("APB 11"). The asset and liability approach requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The cumulative effect of the change in accounting principle reduced the Company's results of operations by $2.3. The adoption of SFAS 109 required the Company to restate certain assets and liabilities to their pre-tax amounts from their net-of-tax amounts originally recorded in connection with the acquisition by MAXXAM in October 1988. As a result of restating the assets and liabilities, the loss before income taxes, minority interests, extraordinary loss, and cumulative effect of changes in accounting principles for the year ended December 31, 1993, was increased by $9.3.

 Cash and Cash Equivalents

  The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

 Inventories

  Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1993
                                                                  ------ ------
Finished fabricated products..................................... $ 49.4 $ 83.7
Primary aluminum and work in process.............................  203.1  141.4
Bauxite and alumina..............................................  102.3   94.0
Operating supplies and repair and maintenance parts..............  113.2  107.8
                                                                  ------ ------
                                                                  $468.0 $426.9
                                                                  ====== ======

 Depreciation

  Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets. The principal estimated useful lives by class of assets are:

Land improvements................................................  8 to 25 years
Buildings........................................................ 15 to 45 years
Machinery and equipment.......................................... 10 to 22 years

 Other Income

  Other income in 1994 and 1993 includes $10.3 and $10.8 of pre-tax charges related principally to establishing additional litigation and environmental reserves in the fourth quarters, respectively. Other income in 1992 includes $14.0 of pre-tax income for non-recurring adjustments to previously recorded liabilities and reserves in the fourth quarter.

 Deferred Financing Costs

  Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. Amortization of deferred financing costs of $6.0, $11.2, and $10.9 for the years ended December 31, 1994, 1993, and 1992, respectively, are included in interest expense.

 Foreign Currency

  The Company uses the United States dollar as the functional currency for its foreign operations.

 Derivative Financial Instruments

  Gains and losses arising from the use of derivative financial instruments are reflected in the Company's operating results concurrently with the consummation of the underlying hedged transactions. Deferred gains or losses as of December 31, 1994, are included in Prepaid expenses and other current assets and Other accrued liabilities. The Company does not hold or issue derivative financial instruments for trading purposes (see Note 10).

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

 Fair Value of Financial Instruments

  The following table presents the estimated fair value of the Company's financial instruments, together with the carrying amounts of the related assets or liabilities. Unless otherwise noted, the carrying amount of all financial instruments is a reasonable estimate of fair value.

                                           DECEMBER 31, 1994  DECEMBER 31, 1993
                                           ------------------ ------------------
                                                    ESTIMATED          ESTIMATED
                                           CARRYING   FAIR    CARRYING   FAIR
                                            AMOUNT    VALUE    AMOUNT    VALUE
                                           -------- --------- -------- ---------
Debt......................................  $762.6   $747.6    $728.9   $734.1
Foreign currency contracts................              3.5

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Debt - The quoted market prices were used for the Senior Notes and 12 3/4% Notes (see Note 5). The fair value of all other debt is based on discounting the future cash flows using the current rate for debt of similar maturities and terms.

  Foreign Currency Contracts - The fair value generally reflects the estimated amounts that the Company would receive to enter into similar contracts at the reporting date, thereby taking into account unrealized gains or losses on open contracts (see Note 10).

 Net Income (Loss) per Common and Common Equivalent Share

  Net income (loss) per common and common equivalent share is computed based on the weighted average number of common and common equivalent shares outstanding during each period. For the year ended December 31, 1994, common stock equivalents of 19,382,950 attributable to the Series A Shares, 8,855,550 shares attributable to the PRIDES, and 1,122,380 attributable to nonqualified stock options and for the year ended December 31, 1993, common stock equivalents of 19,382,950 attributable to the Series A Shares and 664,400 attributable to nonqualified stock options were excluded from the calculation of weighted average shares because they were antidilutive (see Notes 7 and 8). Dividends declared on the Series A Shares and the PRIDES ($20.1 and $6.3 for the years ended December 31, 1994 and 1993) are added to net loss for the purpose of calculating loss per common and common equivalent share.

2. RESTRUCTURING OF OPERATIONS

  In 1993, KACC implemented a restructuring plan primarily for its flat-rolled products operation at its Trentwood plant in response to overcapacity in the aluminum rolling industry, flat demand in the U.S. can stock markets, and declining demand for aluminum products sold to customers in the commercial aerospace industry, all of which had resulted in declining prices in Trentwood's key markets. As of December 31, 1994, the costs related to the 1993 pre-tax charge for this restructuring of $35.8 have been substantially incurred.

3. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

  Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Anglesey Aluminium Limited ("Anglesey") (49.0% owned), and Kaiser Jamaica Bauxite Company (49.0% owned). The equity in earnings (losses) before income taxes of such operations is treated as a reduction (increase) in cost of products sold. At December 31, 1994 and 1993, KACC's net receivables from these affiliates were not material.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

 Summary of Combined Operations

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1994     1993     1992
                                                     -------  -------  -------
Net sales........................................... $ 489.8  $ 510.3  $ 586.6
Costs and expenses..................................  (494.8)  (527.2)  (586.7)
Provision (credit) for income taxes.................    (6.3)     1.9      6.9
                                                     -------  -------  -------
Net income (loss)................................... $ (11.3) $ (15.0) $   6.8
                                                     =======  =======  =======
Company's equity in losses.......................... $  (1.9) $  (3.3) $  (1.9)
                                                     =======  =======  =======

 Summary of Combined Financial Position

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1993
                                                                  ------ ------
Current assets................................................... $342.3 $312.3
Property, plant, and equipment--net..............................  349.4  371.1
Other assets.....................................................   42.4   46.3
                                                                  ------ ------
  Total assets................................................... $734.1 $729.7
                                                                  ====== ======
Current liabilities.............................................. $122.4 $130.4
Long-term debt...................................................  307.6  290.0
Other liabilities................................................   31.0   17.8
Stockholders' equity.............................................  273.1  291.5
                                                                  ------ ------
  Total liabilities and stockholders' equity..................... $734.1 $729.7
                                                                  ====== ======

  The Company's equity in losses differs from the summary net income (loss) due to various percentage ownerships in the entities and equity method accounting adjustments.

  At December 31, 1994, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $67.9. The Company is amortizing this amount over a 12-year period, which results in an annual amortization charge of approximately $11.6.

  The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as financing, management, and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $219.7, $206.6, and $219.4 in the years ended December 31, 1994, 1993, and 1992, respectively. No dividends were received from investees in the three years ended December 31, 1994.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

4. PROPERTY, PLANT, AND EQUIPMENT

  The major classes of property, plant, and equipment are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1993
                                                              -------- --------
Land and improvements........................................ $  153.5 $  135.1
Buildings....................................................    196.8    194.8
Machinery and equipment......................................  1,285.0  1,223.0
Construction in progress.....................................     45.0     64.9
                                                              -------- --------
                                                               1,680.3  1,617.8
Accumulated depreciation.....................................    547.1    454.1
                                                              -------- --------
  Property, plant, and equipment--net........................ $1,133.2 $1,163.7
                                                              ======== ========

5. LONG-TERM DEBT

  Long-term debt and its maturity schedule are as follows:

                                                                  DECEMBER 31,
                                                            2000  -------------
                                                            AND    1994   1993
                                 1995  1996 1997 1998 1999 AFTER  TOTAL  TOTAL
                                 ----- ---- ---- ---- ---- ------ ------ ------
1994 Credit Agreement (10% at
 December 31, 1994).............                      $6.7        $  6.7
1989 Credit Agreement (6.59% at
 December 31, 1993).............                                         $188.0
9 7/8% Senior Notes, net........                           $223.6  223.6
Pollution Control and Solid
 Waste Disposal Facilities
 Obligations (6.00%-7.75%)...... $ 1.2 $1.2 $1.3 $1.4   .2   32.8   38.1   39.2
Alpart CARIFA Loan (fixed and
 variable rates)................                             60.0   60.0   60.0
Alpart Term Loan (8.95%)........   6.2  6.3  6.2                    18.7   25.0
12 3/4% Senior Subordinated
 Notes..........................                            400.0  400.0  400.0
Other borrowings (fixed and
 variable rates)................   4.1  1.5  1.7  7.4   .4     .4   15.5   16.7
                                 ----- ---- ---- ---- ---- ------ ------ ------
Total........................... $11.5 $9.0 $9.2 $8.8 $7.3 $716.8  762.6  728.9
                                 ===== ==== ==== ==== ==== ======
Less current portion............                                    11.5    8.7
                                                                  ------ ------
  Long-term debt................                                  $751.1 $720.2
                                                                  ====== ======

 1994 Credit Agreement

  On February 17, 1994, the Company and KACC entered into a credit agreement with BankAmerica Business Credit, Inc. (as agent for itself and other lenders), Bank of America National Trust and Savings Association, and certain other lenders (as amended, the "1994 Credit Agreement"). The 1994 Credit Agreement consists of a $275.0 five-year secured, revolving line of credit, scheduled to mature in 1999, and replaced the credit agreement entered into in December 1989 by the Company and KACC with a syndicate of commercial banks and other financial institutions (as amended, the "1989 Credit Agreement"). KACC is

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS) able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $275.0 or a borrowing base relating to eligible accounts receivable plus eligible inventory. The Company recorded a pre-tax extraordinary loss of $8.3 ($5.4 after taxes) in the first quarter of 1994, consisting primarily of the write-off of unamortized deferred financing costs related to the 1989 Credit Agreement. As of December 31, 1994, $202.5 (of which $59.3 could have been used for letters of credit) was available to KACC under the 1994 Credit Agreement. The 1994 Credit Agreement is unconditionally guaranteed by the Company and by certain significant subsidiaries of KACC. Loans under the 1994 Credit Agreement bear interest at a rate per annum, at KACC's election, equal to a Reference Rate (as defined) plus 1 1/2% or LIBO Rate (Reserve Adjusted) (as defined) plus 3 1/4%. After June 30, 1995, the interest rate margins applicable to borrowings under the 1994 Credit Agreement may be reduced by up to 1 1/2% (non-cumulatively), based on a financial test, determined quarterly.

  The 1994 Credit Agreement requires KACC to maintain certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. Neither the Company nor KACC currently is permitted to pay dividends on its common stock. The 1994 Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding the Gramercy plant); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

 Senior Notes

  Concurrent with the offering by the Company of its 8.255% PRIDES, Convertible Preferred Stock (the "PRIDES") (see Note 8), KACC issued $225.0 of its 9 7/8% Senior Notes due 2002 (the "Senior Notes"). The net proceeds of the offering of the Senior Notes were used to reduce outstanding borrowings under the revolving credit facility of the 1989 Credit Agreement immediately prior to the effectiveness of the 1994 Credit Agreement and for working capital and general corporate purposes.

 Senior Subordinated Notes

  On February 1, 1993, KACC issued $400.0 of 12 3/4% Senior Subordinated Notes due 2003 (the "12 3/4% Notes"). The net proceeds from the sale of the 12 3/4% Notes were used to retire the 14 1/4% Senior Subordinated Notes due 1995 (the "14 1/4% Notes"), to prepay $18.0 of the term loan, and to reduce outstanding borrowings under the revolving credit facility of the 1989 Credit Agreement. These transactions resulted in a pre-tax extraordinary loss of $33.0 in the first quarter of 1993, consisting primarily of the write-off of unamortized discount and deferred financing costs related to the 14 1/4% Notes and the payment of premiums on the 14 1/4% Notes.

  The obligations of KACC with respect to the Senior Notes and the 12 3/4% Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the Senior Notes and the 12 3/4% Notes restrict, among other things, KACC's ability, and the 1994 Credit Agreement restricts, among other things, Kaiser's and KACC's ability, to incur debt, undertake transactions with affiliates, and pay dividends.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

 Gramercy Revenue Bonds

  In December 1992, KACC entered into an installment sale agreement (the "Sale Agreement") with the Parish of St. James, Louisiana (the "Louisiana Parish"), pursuant to which the Louisiana Parish issued $20.0 aggregate principal amount of its 7 3/4% Bonds due August 1, 2022 (the "Bonds") to finance the construction of certain solid waste disposal facilities at KACC's Gramercy plant. The proceeds from the sale of the Bonds were deposited into a construction fund and may be withdrawn, from time to time, pursuant to the terms of the Sale Agreement and the Bond indenture. At December 31, 1994, $6.4 remained in the construction fund. The Sale Agreement requires KACC to make payments to the Louisiana Parish in installments due on the dates and in the amounts required to permit the Louisiana Parish to satisfy all of its payment obligations under the Bonds.

 Alpart CARIFA Loan

  In December 1991, Alpart entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA") under which CARIFA loaned Alpart the proceeds from the issuance of CARIFA's industrial revenue bonds. The terms of the loan parallel the bonds' repayment terms. The $38.0 aggregate principal amount of Series A bonds matures on June 1, 2008. The Series A bonds bear interest at a floating rate of 87% of the applicable LIBID Rate (LIBOR less 1/8 of 1%) on $37.5 of the principal amount (5.2% at December 31, 1994) with the remaining $.5 bearing interest at a fixed rate of 6.35%. The $22.0 aggregate principal amount of Series B bonds matures on June 1, 2007, and bears interest at a fixed rate of 8.25%.

  Proceeds from the sale of the bonds were used by Alpart to refinance interim loans from the partners in Alpart, to pay eligible project costs for the expansion and modernization of its alumina refinery and related port and bauxite mining facilities, and to pay certain costs of issuance. Under the terms of the loan agreement, Alpart must remain a qualified recipient for Caribbean Basin Initiative funds as defined in applicable laws. Alpart has agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds. Alpart's obligations under the loan agreement are secured by a $64.2 letter of credit guaranteed by the partners in Alpart (of which $22.5 is guaranteed by the Company's minority partner in Alpart).

 Capitalized Interest

  Interest capitalized in 1994, 1993, and 1992 was $2.7, $3.4, and $4.4, respectively.

 Restricted Net Assets of Subsidiary

  Certain debt instruments restrict the ability of KACC to transfer assets, make loans and advances, and pay dividends to the Company. The assets of KACC, which are substantially all of the Company's assets, are restricted.

6. INCOME TAXES

  Income (loss) before income taxes, minority interests, extraordinary loss, and cumulative effect of changes in accounting principles by geographic area is as follows:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1994     1993     1992
                                                       -------  -------  ------
Domestic.............................................. $(168.4) $(232.0) $(77.6)
Foreign...............................................    16.3     23.5   109.7
                                                       -------  -------  ------
  Total............................................... $(152.1) $(208.5) $ 32.1
                                                       =======  =======  ======

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)
  Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

   The credit (provision) for income taxes on income (loss) before income taxes, minority interests, extraordinary loss, and cumulative effect of changes in accounting principles consists of:

                                                   FEDERAL FOREIGN  STATE  TOTAL
                                                   ------- -------  -----  ------
1994
  Current.........................................         $(18.0)  $(.1)  $(18.1)
  Deferred........................................  $71.2      .6     .1     71.9
                                                    -----  ------   ----   ------
    Total.........................................  $71.2  $(17.4)         $ 53.8
                                                    =====  ======   ====   ======
1993
  Current.........................................  $12.6  $ (7.9)  $(.1)  $  4.6
  Deferred........................................   68.5    12.0    1.8     82.3
                                                    -----  ------   ----   ------
    Total.........................................  $81.1  $  4.1   $1.7   $ 86.9
                                                    =====  ======   ====   ======
1992
  Current.........................................  $(9.7) $(11.4)  $(.1)  $(21.2)
  Deferred........................................   13.1     3.3    (.5)    15.9
                                                    -----  ------   ----   ------
    Total.........................................  $ 3.4  $ (8.1)  $(.6)  $ (5.3)
                                                    =====  ======   ====   ======

  The 1994 federal deferred credit for income taxes of $71.2 includes $29.3 for the benefit of operating loss carryforwards generated in 1994. The 1993 federal deferred credit for income taxes of $68.5 includes $29.2 for the benefit of operating loss carryforwards generated in 1993 and a $3.4 benefit for increasing net deferred income tax assets (liabilities) as of the date of enactment (August 10, 1993) of the Omnibus Budget Reconciliation Act of 1993, which retroactively increased the federal statutory income tax rate from 34% to 35% for periods beginning on or after January 1, 1993.

  A reconciliation between the credit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income
(loss) before income taxes, minority interests, extraordinary loss, and cumulative effect of changes in accounting principles is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                           --------------------
                                                           1994   1993    1992
                                                           -----  -----  ------
Amount of federal income tax based on the statutory rate.  $53.2  $73.0  $(10.9)
Percentage depletion.....................................    5.6    6.4     6.3
Increase in net deferred income tax assets due to tax
 rate change.............................................    1.8    3.4
Revision of prior years' tax estimates and other changes
 in valuation allowances.................................     .2    3.9     2.9
Foreign taxes, net of federal tax benefit................   (5.3)  (2.6)    (.4)
Financial reporting/tax basis differences................                  (3.0)
Other....................................................   (1.7)   2.8     (.2)
                                                           -----  -----  ------
Credit (provision) for income taxes......................  $53.8  $86.9  $ (5.3)
                                                           =====  =====  ======

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)
  As shown in the Statements of Consolidated Income (Loss) for the years ended December 31, 1994 and 1993, the Company reported extraordinary losses related to the early extinguishment of debt. The Company reported the 1994 extraordinary loss net of related deferred federal income taxes of $2.9 and reported the 1993 extraordinary loss net of related current federal income taxes of $11.2, which approximated the federal statutory rate in effect on the dates the transactions occurred.

  The Company adopted SFAS 109 as of January 1, 1993, as discussed in Note 1. The components of the Company's net deferred income tax assets are as follows:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1993
                                                      ------------ ------------
Deferred income tax assets:
  Postretirement benefits other than pensions........   $ 293.7      $ 285.4
  Loss and credit carryforwards......................     187.6        142.6
  Other liabilities..................................     109.6        105.2
  Pensions...........................................      51.0         60.6
  Foreign and state deferred income tax liabilities..      28.1         33.0
  Property, plant, and equipment.....................      23.1         23.1
  Other..............................................       3.5         10.5
  Valuation allowances...............................    (133.9)      (133.5)
                                                        -------      -------
    Total deferred income tax assets--net............     562.7        526.9
                                                        -------      -------
Deferred income tax liabilities:
  Property, plant, and equipment.....................    (203.2)      (224.4)
  Investments in and advances to unconsolidated
   affiliates........................................     (63.8)       (60.6)
  Inventories........................................      (8.3)       (14.8)
  Other..............................................      (6.4)       (20.3)
                                                        -------      -------
    Total deferred income tax liabilities............    (281.7)      (320.1)
                                                        -------      -------
Net deferred income tax assets.......................   $ 281.0      $ 206.8
                                                        =======      =======

  The valuation allowances listed above relate primarily to loss and credit carryforwards and postretirement benefits other than pensions. As of December 31, 1994, approximately $125.1 of the net deferred income tax assets listed above relate to the benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use and the year the carryforwards expire, as well as the levels of taxable income necessary for utilization. For example, full valuation allowances were provided for certain credit carryforwards that expire in the near term. With regard to future levels of income, the Company believes, based on the cyclical nature of its business, its history of prior operating earnings, and its expectations for future years, that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided. The remaining portion of the Company's net deferred income tax assets at December 31, 1994, is approximately $155.9. A principal component of this amount is the tax benefit associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30- to 40-year period. If such deductions create or increase a net operating loss in any one year, the Company has the ability to carry forward such loss for 15 taxable years. For these reasons, the Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized despite the operating losses incurred in recent years.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  Certain of the deferred income tax assets and liabilities listed above are included on the Consolidated Balance Sheet in the captions entitled Receivables, Prepaid expenses and other current assets, Other accrued liabilities, and Long-term liabilities.

  The Company and its subsidiaries were included in the consolidated federal income tax returns of MAXXAM for the period from October 28, 1988, through June 30, 1993. As a consequence of the issuance of the Depositary Shares on June 30, 1993, as discussed in Note 8, the Company and its subsidiaries are no longer included in the consolidated federal income tax returns of MAXXAM. The Company and its subsidiaries have become members of a new consolidated return group of which the Company is the common parent corporation (the "New Kaiser Tax Group"). The New Kaiser Tax Group files consolidated federal income tax returns for taxable periods beginning on or after July 1, 1993.

  The tax allocation agreement between the Company and MAXXAM (the "Company Tax Allocation Agreement") and the tax allocation agreement between KACC and MAXXAM (the "KACC Tax Allocation Agreement") (collectively, the "Tax Allocation Agreements"), terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993. Any unused federal income tax attribute carryforwards under the terms of the Tax Allocation Agreements were eliminated and are not available to offset federal income tax liabilities for taxable periods beginning on or after July 1, 1993. Upon the filing of MAXXAM's 1993 consolidated federal income tax return, the tax attribute carryforwards of the MAXXAM consolidated return group as of December 31, 1993, were apportioned in part to the New Kaiser Tax Group, based on the provisions of the relevant consolidated return regulations. The benefit of such tax attribute carryforwards apportioned to the New Kaiser Tax Group approximated the benefit of tax attribute carryforwards eliminated under the Tax Allocation Agreements. To the extent the New Kaiser Tax Group generates unused tax losses or tax credits for periods beginning on or after July 1, 1993, such amounts will not be available to obtain refunds of amounts paid by the Company or KACC to MAXXAM for periods ending on or before June 30, 1993, pursuant to the Tax Allocation Agreements.

  KACC and MAXXAM entered into the KACC Tax Allocation Agreement, which became effective as of October 28, 1988. Under the terms of the KACC Tax Allocation Agreement, MAXXAM computed the federal income tax liability for KACC and its subsidiaries (collectively, the "Subgroup") as if the Subgroup were a separate affiliated group of corporations which was never connected with MAXXAM. During 1991, the Company and MAXXAM entered into the Company Tax Allocation Agreement, which became effective as of January 1, 1991. Under the terms of the Company Tax Allocation Agreement, MAXXAM computed a tentative federal income tax liability for the Company as if it and its subsidiaries, including KACC and its subsidiaries, were a separate affiliated group of corporations which was never connected with MAXXAM. The federal income tax liability of the Company was the difference between the tentative federal income tax liability and the liability computed under the KACC Tax Allocation Agreement.

  The provisions of the Tax Allocation Agreements will continue to govern for periods ended prior to July 1, 1993. Therefore, payments or refunds may still be required by or payable to the Company or KACC under the terms of their respective tax allocation agreements for these periods due to the final resolution of audits, amended returns, and related matters. However, the 1994 Credit Agreement prohibits the payment by KACC to MAXXAM of any amounts due under the KACC Tax Allocation Agreement, except for certain payments that are required as a result of audits and only to the extent of any amounts paid after February 17, 1994, by MAXXAM to KACC under the KACC Tax Allocation Agreement.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  The following table presents the Company's tax attributes for federal income tax purposes as of December 31, 1994. The utilization of certain of these tax attributes is subject to limitations:

                                                                       EXPIRING
                                                                       THROUGH
                                                                      ----------
Regular tax attribute carryforwards:
  Current year net operating loss............................. $ 83.7       2009
  Prior year net operating losses.............................  135.4       2008
  General business tax credits................................   37.4       2006
  Foreign tax credits.........................................   42.2       1999
  Alternative minimum tax credits.............................   15.3 Indefinite
Alternative minimum tax attribute carryforwards:
  Current year net operating loss............................. $ 64.3       2009
  Prior year net operating losses.............................   84.4       2008
  Foreign tax credits.........................................   33.8       1999

7. EMPLOYEE BENEFIT AND INCENTIVE PLANS

 Retirement Plans

  Retirement plans are non-contributory for salaried and hourly employees and generally provide for benefits based on a formula which considers length of service and earnings during years of service. The Company's funding policies meet or exceed all regulatory requirements.

  The funded status of the employee pension benefit plans and the corresponding amounts that are included in the Company's Consolidated Balance Sheets are as follows:

                                                                PLANS WITH
                                                                ACCUMULATED
                                                                 BENEFITS
                                                                 EXCEEDING
                                                                 ASSETS(1)
                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1993
                                                              -------  -------
Accumulated benefit obligation:
  Vested employees........................................... $(663.9) $(705.0)
  Nonvested employees........................................   (41.1)   (40.1)
                                                              -------  -------
  Accumulated benefit obligation.............................  (705.0)  (745.1)
Additional amounts related to projected salary increases.....   (30.0)   (45.5)
                                                              -------  -------
Projected benefit obligation.................................  (735.0)  (790.6)
Plan assets (principally common stocks and fixed income
 obligations) at fair value..................................   524.6    569.8
                                                              -------  -------
Plan assets less than projected benefit obligation...........  (210.4)  (220.8)
Unrecognized net losses......................................    42.5     75.7
Unrecognized net obligations.................................      .8      1.6
Unrecognized prior-service cost..............................    30.9     16.9
Adjustment required to recognize minimum liability...........   (42.9)   (47.7)
                                                              -------  -------
Accrued pension obligation included in the Consolidated
 Balance Sheets (principally in long-term liabilities)....... $(179.1) $(174.3)
                                                              =======  =======

--------
(1) Includes plans with assets exceeding accumulated benefits by approximately $.3 and $.1 in 1994 and 1993, respectively.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  As required by Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, the Company recorded an after-tax credit (charge) to equity of $12.5 and $(14.9) at December 31, 1994 and 1993, respectively, for the reduction (excess) of the minimum liability over the unrecognized net obligation and prior-service cost. These amounts were recorded net of the related income tax (provision) credit of $(7.3) and $8.7 as of December 31, 1994 and 1993, respectively, which approximated the federal and state statutory rates.

  The components of net periodic pension cost are:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                          1994    1993    1992
                                                         ------  ------  ------
Service cost--benefits earned during the period......... $ 11.2  $ 10.8  $ 11.0
Interest cost on projected benefit obligation...........   57.3    59.2    58.8
Return on assets:
  Actual gain...........................................    (.8)  (70.3)  (26.3)
  Deferred gain (loss)..................................  (53.0)   15.9   (31.2)
Net amortization and deferral...........................    4.1     2.3     2.1
                                                         ------  ------  ------
Net periodic pension cost............................... $ 18.8  $ 17.9  $ 14.4
                                                         ======  ======  ======

  Assumptions used to value obligations at year-end, and to determine the net periodic pension cost in the subsequent year are:

                                                             1994   1993   1992
                                                             ----- ------ ------
Discount rate............................................... 8.50%  7.50%  8.25%
Expected long-term rate of return on assets................. 9.50% 10.00% 10.00%
Rate of increase in compensation levels..................... 5.00%  5.00%  5.00%

 Postretirement Benefits Other Than Pensions

  Kaiser adopted SFAS 106 to account for postretirement benefits other than pensions effective January 1, 1993 (see Note 1). The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents. Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. These benefits are provided through contracts with various insurance carriers. The Company has not funded the liability for these benefits.

  The Company's accrued postretirement benefit obligation is composed of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1993
                                                               -------  -------
Accumulated postretirement benefit obligation:
  Retirees.................................................... $(566.2) $(629.3)
  Active employees eligible for postretirement benefits.......   (30.2)   (35.1)
  Active employees not eligible for postretirement benefits...   (98.7)  (128.3)
                                                               -------  -------
  Accumulated postretirement benefit obligation...............  (695.1)  (792.7)
Unrecognized net (gains) losses...............................   (55.0)    67.0
Unrecognized prior-service costs..............................   (31.8)   (35.0)
                                                               -------  -------
Accrued postretirement benefit obligation..................... $(781.9) $(760.7)
                                                               =======  =======

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)
  The components of net periodic postretirement benefit cost are:

                                                                   YEAR ENDED
                                                                    DECEMBER
                                                                       31,
                                                                   ------------
                                                                   1994   1993
                                                                   -----  -----
Service cost...................................................... $ 8.2  $ 7.1
Interest cost.....................................................  56.9   58.5
Amortization of prior service cost................................  (3.2)
                                                                   -----  -----
Net periodic post-retirement benefit cost......................... $61.9  $65.6
                                                                   =====  =====

  The 1995 annual assumed rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) are 9.5% and 8.0% for retirees under 65 and over 65, respectively, and are assumed to decrease gradually to 5.5% in 2007 and remain at that level thereafter. The health care cost trend rate has a significant effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1994, by approximately $79.8 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by approximately $9.5. The weighted average discount rate used to determine the accumulated postretirement benefit obligation at December 31, 1994 and 1993, was 8.5% and 7.5%, respectively.

 Postemployment Benefits

  Kaiser adopted the new accounting standard on postemployment benefits effective January 1, 1993 (see Note 1). The Company provides certain benefits to former or inactive employees after employment but before retirement.

 Incentive Plans

  Effective January 1, 1989, the Company and KACC adopted an unfunded Long-Term Incentive Plan (the "LTIP") for certain key employees of the Company, KACC, and their consolidated subsidiaries. All compensation vested as of December 31, 1992, under the LTIP, as amended in 1991 and 1992, has been paid to the participants in cash or common stock of the Company as of December 31, 1993. Under the LTIP, as amended, 764,092 restricted shares were distributed to six Company executives during 1993 for benefits generally earned but not vested as of December 31, 1992. These shares generally will vest at the rate of 25% per year. The Company will record the related expense of $6.5 over the four-year period ending December 31, 1996. In 1993, the Company adopted the Kaiser 1993 Omnibus Stock Incentive Plan. A total of 2,500,000 shares of Kaiser common stock were reserved for awards or for payment of rights granted under the Plan, of which 504,044 shares were available to be awarded at December 31, 1994. Under the Kaiser 1993 Omnibus Stock Incentive Plan, 102,564 restricted shares were distributed to two Company executives during 1994, which will vest at the rate of 25% per year. The Company will record the related expense of $1.0 over the four-year period ending December 31, 1998.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  In 1993 and 1994, the Compensation Committee of the Board of Directors approved the award of "nonqualified stock options" to members of management other than those participating in the LTIP. These options generally will vest at the rate of 20-25% per year. Information relating to nonqualified stock options is shown below:

                                                               1994      1993
                                                             ---------  -------
Outstanding at beginning of year............................   664,400
Granted.....................................................   494,800  664,400
Exercised (at $7.25 per share)..............................    (6,920)
Expired or forfeited........................................   (29,900)
                                                             ---------  -------
Outstanding at end of year (prices ranging from $7.25 to
 $12.75 per share).......................................... 1,122,380  664,400
                                                             =========  =======
Exercisable at end of year..................................   119,980
                                                             =========  =======

  Effective January 1, 1990, KACC adopted an unfunded Middle Management Long-Term Incentive Plan. KACC also has a supplemental savings and retirement plan for salaried employees, under which the participants contribute a percentage of their base salaries.

  The Company's expense for the above plans was $6.1, $5.3, and $6.6 for the years ended December 31, 1994, 1993, and 1992, respectively.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY AND MINORITY INTERESTS

  Changes in stockholders' equity and minority interests were:

                             MINORITY
                            INTERESTS                     STOCKHOLDERS' EQUITY
                         ----------------  ---------------------------------------------------
                                                                         RETAINED   ADDITIONAL
                         REDEEMABLE                                      EARNINGS    MINIMUM
                         PREFERENCE        PREFERRED COMMON ADDITIONAL (ACCUMULATED  PENSION
                           STOCK    OTHER    STOCK   STOCK   CAPITAL     DEFICIT)   LIABILITY
                         ---------- -----  --------- ------ ---------- ------------ ----------
BALANCE, JANUARY 1,
 1992...................   $34.8    $74.1             $.6     $287.9     $ 267.3
  Net income............                                                    26.9
  Redeemable preference
   stock:
    Accretion...........     5.1
    Stock redemption....    (7.1)
  Dividends on common
   stock................                                                   (11.4)
  Conversions (2,405
   preference shares
   into cash)...........              (.2)
  Common stock issued...                                          .6
  Minority interest in
   majority-owned
   subsidiaries.........             (1.8)
  Additional minimum
   pension liability....                                                              $(6.7)
                           -----    -----     ---     ---     ------     -------      -----
BALANCE, DECEMBER 31,
 1992...................    32.8     72.1              .6      288.5       282.8       (6.7)
  Net loss..............                                                  (652.2)
  Redeemable preference
   stock:
    Accretion...........     4.8
    Stock redemption....    (4.0)
  Conversions (1,967
   preference shares
   into cash............              (.2)
  Common stock issued...                                         3.3
  Preferred stock
   issued...............                      $.2              134.1
  Dividends on preferred
   stock................                                                    (6.3)
  Minority interest in
   majority-owned
   subsidiaries.........              (.5)
  Additional minimum
   pension liability....                                                              (14.9)
                           -----    -----     ---     ---     ------     -------      -----
BALANCE, DECEMBER 31,
 1993...................    33.6     71.4      .2      .6      425.9      (375.7)     (21.6)
  Net loss..............                                                  (106.8)
  Redeemable preference
   stock:
    Accretion...........     4.0
    Stock redemption....    (8.5)
  Common stock issued...                                         2.2
  Preferred stock
   issued...............                       .4               99.7
  Dividends on preferred
   stock................                                                   (20.1)
  Minority interest in
   majority-owned
   subsidiaries.........             15.7
  Reduction of minimum
   pension liability....                                                               12.5
                           -----    -----     ---     ---     ------     -------      -----
BALANCE, DECEMBER 31,
 1994...................   $29.1    $87.1     $.6     $.6     $527.8     $(502.6)     $(9.1)
                           =====    =====     ===     ===     ======     =======      =====

 Redeemable Preference Stock

  In March 1985, KACC entered into a three-year agreement with the United Steelworkers of America (USWA) whereby shares of a new series of "Cumulative (1985 Series A) Preference Stock" would be issued

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS) to an employee stock ownership plan in exchange for certain elements of wages and benefits. Concurrently, a similar plan was established for certain nonbargaining employees which provided for the issuance of "Cumulative (1985 Series B) Preference Stock." Series A Stock and Series B Stock ("Series A and B Stock") each have a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any.

  For financial reporting purposes, Series A and B Stock were recorded at fair market value when issued, based on independent appraisals, with a corresponding charge to compensation cost. Carrying values have been increased each year to recognize accretion of redemption values and, in certain years, there have been other increases for reasons described below. Changes in Series A and B Stock are shown below.

                                                  1994       1993       1992
                                                ---------  ---------  ---------
Shares:
  Beginning of year............................ 1,081,548  1,163,221  1,305,550
  Redeemed.....................................  (169,381)   (81,673)  (142,329)
                                                ---------  ---------  ---------
  End of year..................................   912,167  1,081,548  1,163,221
                                                =========  =========  =========

  No additional Series A or B Stock will be issued based on compensation earned in 1992 or subsequent years. While held by the plan trustee, Series B Stock is entitled to cumulative annual dividends, when and as declared by the Board of Directors, payable in stock or in cash at the option of KACC on or after March 1, 1991, in respect to years commencing January 1, 1990, based on a formula tied to KACC's income before tax from aluminum operations. When distributed to plan participants (generally upon separation from KACC), the Series A and B Stocks are entitled to an annual cash dividend of $5 per share, payable quarterly, when and as declared by the Board of Directors.

  Redemption fund agreements require KACC to make annual payments by March 31 each year based on a formula tied to consolidated net income until the redemption funds are sufficient to redeem all Series A and B Stock. On an annual basis, the minimum payment is $4.3 and the maximum payment is $7.3. In March 1993 and 1994, KACC contributed $4.3 for each of the years 1992 and 1993, and will contribute $4.3 in March 1995 for 1994.

  Under the USWA labor contract effective November 1, 1990, KACC was obligated to offer to purchase up to 80 shares of Series A Stock from each active participant in 1991 at a price equal to its redemption value of $50 per share. KACC also agreed to offer to purchase up to an additional 40 shares from each participant in 1994. The employees could elect to receive their shares, accept cash, or place the proceeds into KACC's 401(k) savings plan. Under separate action, KACC also offered to purchase 80 shares of Series B Stock from active participants in 1991 and 40 shares in 1994. Under the provisions of these contracts, in February 1994, KACC purchased $4.6 and $.8 of the Series A and B Stock, respectively.

  Under the USWA labor contract effective November 1, 1994, KACC is obligated to offer to purchase up to 40 shares of Series A Stock from each active participant in 1995 at a price equal to its redemption value of $50 per share. KACC also agreed to offer to purchase up to an additional 80 shares from each participant in 1998. In addition, if a profitability test is satisfied for either 1995 or 1996, KACC will offer to purchase from each active participant an additional 20 shares of such preference stock held in the stock ownership plan for the benefit of substantially the same employees in either 1996 or 1997. The employees could elect to receive their shares, accept cash, or place the proceeds into KACC's 401(k) savings plan. KACC will provide comparable purchases of Series B Stock from active participants.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  The Series A and B Stock is distributed in the event of death, retirement, or in other specified circumstances. KACC also may redeem such stock at $50 per share plus accrued dividends, if any. At the option of the plan participant, the trustee shall redeem stock distributed from the plans at redemption value to the extent funds are available in the redemption fund. Under the Tax Reform Act of 1986, at the option of the plan participant, KACC must purchase distributed shares earned after December 31, 1985, at redemption value on a five-year installment basis, with interest at market rates. The obligation of KACC to make such installment payments must be secured.

  The Series A and B Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Series A and B Stock restricts the ability of KACC to redeem or pay dividends on common stock if KACC is in default on any dividends payable on the Series A and B Stock.

 Preference Stock

  KACC Cumulative Convertible Preference Stock, $100 par value ("$100 Preference Stock"), restricts acquisition of junior stock and payment of dividends. At December 31, 1994, such provisions were less restrictive as to the payment of cash dividends than the 1994 Credit Agreement provisions. KACC has the option to redeem the $100 Preference Stocks at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stocks.

  The 4 1/8% and 4 3/4% (1957 Series, 1959 Series, and 1966 Series) $100
Preference Stock can be exchanged for per share cash amounts of $69.30, $77.84, $78.38, and $76.46, respectively. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. The outstanding shares of KACC preference stock were:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1994   1993
                                                                   ------ ------
4 1/8%............................................................  3,657  3,921
4 3/4% (1957 Series)..............................................  2,605  2,623
4 3/4% (1959 Series).............................................. 13,534 13,605
4 3/4% (1966 Series)..............................................  3,640  3,890

 Preferred Stock

  Series A Convertible--On June 30, 1993, Kaiser issued 17,250,000 of its $.65 Depositary Shares (the "Depositary Shares"), each representing one-tenth of a share of Series A Mandatory Conversion Premium Dividend Preferred Stock (the "Series A Shares"). In connection with the issuance of the Depositary Shares, MAXXAM Group Inc. ("MGI"), a wholly owned subsidiary of MAXXAM, exchanged a $15.0 promissory note of KACC (the "MAXXAM Note") for an additional 2,132,950 Depositary Shares. On August 4, 1993, MGI transferred the 2,132,950 Depositary Shares to MAXXAM in exchange for satisfaction of a $15.0 promissory note evidencing a cash loan made to MGI by MAXXAM in January 1993. MAXXAM sold 1,239,400 of the Depositary Shares during 1994.

  The net cash proceeds from the sale of Depositary Shares were approximately $119.3. Kaiser used $37.8 of such net proceeds to make a non-interest-bearing loan to KACC evidenced by an intercompany note, which

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS) matures on June 29, 1996, and is payable in quarterly installments. The intercompany note is designed to provide sufficient funds to Kaiser to enable it to make dividend payments on the Series A Shares until June 30, 1996, the date on which the outstanding Series A Shares are mandatorily converted into shares of the Company's common stock. Kaiser used $81.5 of such net proceeds and the MAXXAM Note to make a capital contribution to KACC. KACC used $13.7 of the funds it received from Kaiser to prepay the remaining balance of the term loan under the 1989 Credit Agreement and $105.6 of such funds to reduce outstanding borrowings under the revolving credit facility of the 1989 Credit Agreement.

  The owners of Depositary Shares are entitled to receive (when, as, and if the Board of Directors declares dividends on the Series A Shares) cumulative preferential cash dividends from the date of issue, accruing at the rate of $.65 per annum for each of the Depositary Shares, payable quarterly in arrears on the last day of each March, June, September, and December, commencing September 30, 1993. Holders of Depositary Shares (based on the voting rights of the Series A Shares) have one vote for each Depositary Share held of record, except as required by law, and are entitled to vote with the holders of common stock on all matters submitted to a vote of common stockholders.

  On June 30, 1996, each of the outstanding Depositary Shares automatically will convert (upon the automatic conversion of the Series A Shares) into one share of common stock, plus the right to receive an amount in cash equal to the accrued and unpaid dividends payable with respect to such Depositary Share. Automatic conversion of the outstanding Depositary Shares (and the Series A Shares) will occur upon certain mergers or consolidations of the Company (as defined). At any time or from time to time prior to June 30, 1996, the Company may call the outstanding Depositary Shares (by calling the Series A Shares) for redemption, in whole or in part, at a call price per Depositary Share initially equal to $12.46, declining by $.0018 on each day following the date of issue to $10.624 on April 30, 1996, and equal to $10.51 thereafter, payable in shares of common stock having an aggregate Current Market Price (as defined) equal to the applicable call price, plus an amount in cash equal to all accrued and unpaid dividends payable with respect to such Depositary Share.

  PRIDES Convertible--In the first quarter of 1994, the Company consummated the public offering of 8,855,550 shares of the PRIDES. The net proceeds from the sale of the shares of PRIDES were approximately $100.1. The Company used such net proceeds to make non-interest-bearing loans to KACC in the aggregate principal amount of $33.2 (the aggregate dividends scheduled to accrue on the shares of PRIDES from the issuance date until December 31, 1997, the date on which the outstanding PRIDES will be mandatorily converted into shares of the Company's common stock), evidenced by intercompany notes, and used the balance of such net proceeds to make capital contributions to KACC in the aggregate amount of $66.9.

  Holders of shares of PRIDES are entitled to receive (when, as, and if the Board of Directors declares dividends on the PRIDES) cumulative preferential cash dividends at a rate per annum of 8.255% of the per share offering price (equivalent to $.97 per annum for each share of PRIDES), from the date of initial issuance, payable quarterly in arrears on the last day of March, June, September, and December of each year. Holders of shares of PRIDES have a 4/5 vote for each share held of record and, except as required by law, are entitled to vote together with the holders of common stock and together with the holders of any other classes or series of stock (including the Series A Shares) who are entitled to vote in such manner on all matters submitted to a vote of common stockholders.

  On December 31, 1997, unless either previously redeemed or converted at the option of the holder, each of the outstanding shares of PRIDES will mandatorily convert into one share of the Company's common

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS) stock, subject to adjustment in certain events, and the right to receive an amount in cash equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record on a prior date).

  Shares of PRIDES are not redeemable prior to December 31, 1996. At any time and from time to time on or after December 31, 1996, the Company may redeem any or all of the outstanding shares of PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of common stock equal to (A) the sum of $11.9925, declining after December 31, 1996, to $11.75 until December 31, 1997, plus, in the event the Company does not elect to pay cash dividends to the redemption date, all accrued and unpaid dividends thereon divided by (B) the Current Market Price (as defined) on the applicable date of determination, but in no event less than .8333 of a share of common stock, subject to adjustment in certain events. At any time prior to December 31, 1997, unless previously redeemed, each share of PRIDES is convertible at the option of the holder thereof into .8333 of a share of common stock (equivalent to a conversion price of $14.10 per share of common stock), subject to adjustment in certain events. The number of shares of common stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the common stock from time to time.

 Dividends on Common Stock

  The Company paid cash dividends on common stock of $2.9 in each quarter of 1992. As required under the 1989 Credit Agreement, on December 15, 1992, KACC issued a Pay-in-Kind Note (the "PIK Note") to MGI in the principal amount of $2.5, representing the entire amount of the dividend received by MGI in respect of the shares of the Company's common stock which it owned. The PIK Note bears interest, compounded semiannually, at a rate equal to 12% per annum, and is due and payable, together with accrued interest thereon, on June 30, 1995.

  The indentures governing the Senior Notes and the 12 3/4% Notes restrict, among other things, KACC's ability, and the 1994 Credit Agreement restricts, among other things, Kaiser's and KACC's ability, to incur debt, undertake transactions with affiliates, and pay dividends. Under the most restrictive of these covenants, neither the Company nor KACC currently is permitted to pay dividends on its common stock.

  At December 31, 1994, 28,000,000 shares of the Company's common stock owned by MAXXAM were pledged as security for debt issued by MGI, consisting of $100.0 aggregate principal amount of 11 1/4% Senior Secured Notes due 2003 and $126.7 aggregate principal amount of 12 1/4% Senior Secured Discount Notes due 2003.

9. COMMITMENTS AND CONTINGENCIES

 Commitments

  KACC has financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note
10), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. The aggregate minimum amount of required future principal payments at December 31, 1994, is $78.7, due in 1997. The KACC share of payments, including operating costs and certain other expenses under the agreement, was $85.6, $86.7, and $99.2 for the years ended December 31, 1994, 1993, and 1992, respectively. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  Minimum rental commitments under operating leases at December 31, 1994, are as follows: years ending December 31, 1995--$22.1; 1996--$21.5; 1997--$21.0;
1998--$24.1; 1999--$30.4; thereafter--$213.9. The future minimum rentals receivable under noncancelable subleases was $73.2 at December 31, 1994.

  Rental expenses were $26.8, $29.0, and $26.2 for the years ended December 31, 1994, 1993, and 1992, respectively.

 Environmental Contingencies

  The Company and KACC are subject to a wide variety of environmental laws and regulations and to fines or penalties assessed for alleged breaches of the environmental laws and to claims and litigation based upon such laws. KACC currently is subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

  Based on the Company's evaluation of these and other environmental matters, the Company has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in Long-term liabilities, for the years ended December 31, 1994, 1993, and 1992:

                                                            1994   1993   1992
                                                            -----  -----  -----
Balance at beginning of period............................. $40.9  $46.4  $51.5
Additional amounts.........................................   2.8    1.7    4.5
Less expenditures..........................................  (3.6)  (7.2)  (9.6)
                                                            -----  -----  -----
Balance at end of period................................... $40.1  $40.9  $46.4
                                                            =====  =====  =====

  These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $11.0 for the years 1995 through 1999 and an aggregate of approximately $11.0 thereafter.

  As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established, or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to approximately $20.0. While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position or results of operations.

 Asbestos Contingencies

  KACC is a defendant in a number of lawsuits in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS) association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 15 years. At December 31, 1994, the number of such lawsuits pending was approximately 25,200 with approximately 14,300 received and 12,500 settled or dismissed in 1994.

  Based on prior experience, KACC estimates that annual future cash payments in connection with such litigation will be approximately $11.0 to $14.0 for the years 1995 through 1999, and an aggregate of approximately $95.0 thereafter through 2007. Based on past experience and reasonably anticipated future activity, the Company has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed and settled through 2007. The Company does not presently believe there is a reasonable basis for estimating such costs beyond 2007 and, accordingly, no accrual has been recorded for such costs which may be incurred. This accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, the current state of case law related to asbestos claims, the advice of counsel, and the anticipated effects of inflation and discounting at an estimated risk-free rate (8% at December 31, 1994). Accordingly, an asbestos-related cost accrual of $102.0 is included primarily in Long-term liabilities at December 31, 1994. The aggregate amount of the undiscounted liability at December 31, 1994 is $158.1, before considerations for insurance recoveries.

  The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. While claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, the Company believes, based on prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of counsel, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $86.4, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at December 31, 1994.

  While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and the insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of the asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or results of operations.

 Other Contingencies

  The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

10. DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

  KACC enters into a number of financial instruments with off-balance-sheet risk in the normal course of business that are designed to reduce its exposure to fluctuations in foreign exchange rates, alumina, primary aluminum, and fabricated aluminum products prices, and the cost of purchased commodities.

  KACC has significant expenditures which are denominated in foreign currencies related to long-term purchase commitments with its affiliates in Australia and the United Kingdom, which expose KACC to

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS) certain exchange rate risks. In order to mitigate its exposure, KACC periodically enters into forward foreign exchange and currency option contracts in Australian dollars and Pounds Sterling to hedge these commitments. The forward foreign currency exchange contracts are agreements to purchase or sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. At December 31, 1994, KACC had net forward foreign exchange contracts totaling approximately $74.4 for the purchase of
102.0 Australian dollars through December 31, 1996.

  To mitigate its exposure to declines in the market prices of alumina, primary aluminum, and fabricated aluminum products, while retaining the ability to participate in favorable pricing environments that may materialize, KACC has developed strategies which include forward sales of primary aluminum at fixed prices and the purchase or sale of options for primary aluminum. Under the principal components of KACC's price risk management strategy, which can be modified at any time, (i) varying quantities of KACC's anticipated production are sold forward at fixed prices; (ii) call options are purchased to allow KACC to participate in certain higher market prices, should they materialize, for a portion of KACC's primary aluminum and alumina sold forward; (iii) option contracts are entered into to establish a price range KACC will receive for a portion of its primary aluminum and alumina; and (iv) put options are purchased to establish minimum prices KACC will receive for a portion of its primary aluminum and alumina. In this regard, in respect of its 1995 anticipated production, as of December 31, 1994, KACC had sold forward 170,950 metric tons of primary aluminum at fixed prices, purchased call options in respect of 69,000 metric tons of primary aluminum, purchased put options to establish a minimum price for 193,500 metric tons of primary aluminum, and entered into option contracts that established a price range for 90,000 metric tons of primary aluminum. KACC will not receive the benefit of market price increases to the extent (i) the quantity of production sold forward is greater than the tonnage covered by the purchased call options; (ii) market prices exceed the prices at which primary aluminum is sold forward, but are less than the strike price of the purchased call options, on the tonnage covered by the options; or
(iii) market prices exceed the maximum of the price range on the tonnage covered by the option contracts entered to establish a price range.

  In addition, KACC enters into forward fixed price arrangements with certain customers which provide for the delivery of a specific quantity of fabricated aluminum products over a specified future period of time. In order to establish the cost of primary aluminum for a portion of such sales, KACC may enter into forward and option contracts. In this regard, at December 31, 1994, KACC had purchased 4,500 metric tons of primary aluminum under forward purchase contracts at fixed prices that expire at various times through June 1995.

  KACC has also entered into a natural gas pricing contract to fix future prices of a portion (20,000 million BTUs per day) of a plant's natural gas supply through March 1995.

  At December 31, 1994, the net unrealized gain on KACC's position in forward foreign exchange was $3.5 and the net unrealized loss on aluminum forward sales and option contracts and the natural gas pricing contract was $80.4, based on a price of $1,955 per metric ton of aluminum and $1.59 per million BTUs of natural gas.

  The Company has established margin accounts with its counterparties related to aluminum forward sales and option contracts. The Company is entitled to receive advances from counterparties related to unrealized gains and, in turn, is required to make margin deposits with counterparties to cover unrealized losses related to these contracts. At December 31, 1994, the Company had $50.5 on deposit with various counterparties in respect of such unrealized losses. This amount is recorded in Prepaid expenses and other current assets.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  KACC is exposed to credit risk in the event of non-performance by other parties to these currency and commodity contracts, but KACC does not anticipate non-performance by any of these counterparties, given their credit worthiness. When appropriate, KACC arranges master netting agreements.

11. SEGMENT AND GEOGRAPHICAL AREA INFORMATION

  Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

  The aggregate foreign currency gain included in determining net income was $.8, $4.9, and $12.0 for the years ended December 31, 1994, 1993, and 1992, respectively.

  Sales of more than 10% of total revenue to a single customer were $58.2, $40.7, and $135.3 of bauxite and alumina and $147.7, $145.7, and $144.9 of aluminum processing for the years ended December 31, 1994, 1993, and 1992.

  Export sales were less than 10% of total revenue during the years ended December 31, 1994, 1993, and 1992, respectively.

  Geographical area information relative to operations is summarized as follows:

                           YEAR ENDED                              OTHER
                          DECEMBER 31, DOMESTIC  CARIBBEAN AFRICA FOREIGN  ELIMINATIONS  TOTAL
                          ------------ --------  --------- ------ -------  ------------ --------
Net sales to
 unaffiliated customers.      1994     $1,263.2   $169.9   $180.0 $168.4                $1,781.5
                              1993      1,177.8    155.4    207.5  178.4                 1,719.1
                              1992      1,285.0    170.1    263.5  190.5                 1,909.1
Sales and transfers
 among geographic areas.      1994                $ 98.7          $139.4     $(238.1)
                              1993                  88.2            79.6      (167.8)
                              1992                  90.1            86.5      (176.6)
Equity in income
 (losses) of
 unconsolidated
 affiliates.............      1994     $     .2                   $ (2.1)               $   (1.9)
                              1993                                  (3.3)                   (3.3)
                              1992                                  (1.9)                   (1.9)
Operating income (loss).      1994     $ (128.8)  $  9.9   $ 18.3 $ 44.4                $  (56.2)
                              1993       (145.9)   (11.8)    21.9   12.4                  (123.4)
                              1992        (36.9)    26.5     65.4   34.9                    89.9
Investment in and
 advances to
 unconsolidated
 affiliates.............      1994     $    1.2   $ 28.8          $139.7                $  169.7
                              1993          1.0     30.5           151.7                   183.2
Identifiable assets.....      1994     $1,933.8   $364.8   $200.0 $199.5                $2,698.1
                              1993      1,758.0    360.4    223.0  186.5                 2,527.9

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                 (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  Financial information by industry segment at December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, is as follows:

                           YEAR ENDED  BAUXITE &  ALUMINUM
                          DECEMBER 31,  ALUMINA  PROCESSING CORPORATE  TOTAL
                          ------------ --------- ---------- --------- --------
Net sales to
 unaffiliated customers.      1994      $432.5    $1,349.0            $1,781.5
                              1993       423.4     1,295.7             1,719.1
                              1992       466.5     1,442.6             1,909.1
Intersegment sales......      1994      $146.8                        $  146.8
                              1993       129.4                           129.4
                              1992       179.9                           179.9
Equity in earnings
 (losses) of
 unconsolidated
 affiliates.............      1994      $ (4.7)   $    2.6   $   .2   $   (1.9)
                              1993        (2.5)        (.8)               (3.3)
                              1992         1.8        (3.7)               (1.9)
Operating income (loss).      1994      $ 19.8    $   (8.4)  $(67.6)  $  (56.2)
                              1993        (4.5)      (46.3)   (72.6)    (123.4)
                              1992        62.6       104.9    (77.6)      89.9
Effect of changes in
 accounting principles
 on operating income
 (loss)
  SFAS 106..............      1993      $ (2.0)   $  (16.1)  $ (1.1)  $  (19.2)
  SFAS 109..............      1993        (7.7)       (7.8)      .3      (15.2)
Depreciation............      1994      $ 33.5    $   59.1   $  2.8   $   95.4
                              1993        35.3        59.9      1.9       97.1
                              1992        29.8        49.0      1.5       80.3
Capital expenditures....      1994      $ 28.9    $   39.9   $  1.2   $   70.0
                              1993        35.3        31.2      1.2       67.7
                              1992        50.8        39.4     24.2      114.4
Investment in and
 advances to
 unconsolidated
 affiliates.............      1994      $136.6    $   31.9   $  1.2   $  169.7
                              1993       151.5        30.7      1.0      183.2
Identifiable assets.....      1994      $749.6    $1,242.3   $706.2   $2,698.1
                              1993       734.0     1,214.9    579.0    2,527.9

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                        SEPTEMBER 30, DECEMBER 31,
                                                            1995          1994
                        ASSETS                          ------------- ------------
                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents............................   $   11.2      $   17.6
  Receivables..........................................      277.8         199.2
  Inventories..........................................      530.6         468.0
  Prepaid expenses and other current assets............       73.9         158.0
                                                          --------      --------
    Total current assets...............................      893.5         842.8
Investments in and advances to unconsolidated
 affiliates............................................      187.2         169.7
Property, plant, and equipment--net....................    1,099.3       1,133.2
Deferred income taxes..................................      282.8         271.2
Other assets...........................................      324.7         281.2
                                                          --------      --------
    Total..............................................   $2,787.5      $2,698.1
                                                          ========      ========
          LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................   $  147.0      $  152.1
  Accrued interest.....................................       14.4          32.6
  Accrued salaries, wages, and related expenses........       62.2          77.7
  Accrued postretirement medical benefit obligation--
   current portion.....................................       47.0          47.0
  Other accrued liabilities............................      141.6         176.9
  Payable to affiliates................................       91.0          85.3
  Long-term debt - current portion.....................       12.1          11.5
                                                          --------      --------
    Total current liabilities..........................      515.3         583.1
Long-term liabilities..................................      573.3         495.5
Accrued postretirement medical benefit obligation......      739.1         734.9
Long-term debt.........................................      798.5         751.1
Minority interests.....................................      118.1         116.2
Stockholders' equity:
  Preferred stock......................................         .4            .6
  Common stock.........................................         .7            .6
  Additional capital...................................      530.0         527.8
  Accumulated deficit..................................     (478.8)       (502.6)
  Additional minimum pension liability.................       (9.1)         (9.1)
                                                          --------      --------
    Total stockholders' equity.........................       43.2          17.3
                                                          --------      --------
    Total..............................................   $2,787.5      $2,698.1
                                                          ========      ========

   The accompanying notes to interim consolidated financial statements are an integral part of these statements.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                    STATEMENTS OF CONSOLIDATED INCOME (LOSS)

                                  (UNAUDITED)
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
Net sales.................................................. $1,646.7  $1,335.7
                                                            --------  --------
Costs and expenses:
  Cost of products sold....................................  1,329.8   1,222.8
  Depreciation.............................................     71.1      72.8
  Selling, administrative, research and development, and
   general.................................................     96.4      86.8
                                                            --------  --------
    Total costs and expenses...............................  1,497.3   1,382.4
                                                            --------  --------
Operating income (loss)....................................    149.4     (46.7)
Other income (expense):
  Interest and other income (expense)--net.................     (9.8)      2.5
  Interest expense.........................................    (71.3)    (65.9)
                                                            --------  --------
Income (loss) before income taxes, minority interests, and
 extraordinary loss........................................     68.3    (110.1)
(Provision) credit for income taxes........................    (24.6)     38.6
Minority interests.........................................     (4.4)     (2.2)
                                                            --------  --------
Income (loss) before extraordinary loss....................     39.3     (73.7)
Extraordinary loss on early extinguishment of debt, net of
 tax benefit of $2.9.......................................               (5.4)
                                                            --------  --------
Net income (loss)..........................................     39.3     (79.1)
Dividends on preferred stock...............................    (15.5)    (14.8)
                                                            --------  --------
Net income (loss) attributable to common shareholders...... $   23.8  $  (93.9)
                                                            ========  ========
Earnings (loss) per common and common equivalent share:
  Primary:
    Income (loss) before extraordinary loss................ $    .40  $  (1.53)
    Extraordinary loss.....................................               (.09)
                                                            --------  --------
    Net income (loss)...................................... $    .40  $  (1.62)
                                                            ========  ========
  Fully diluted............................................ $    .46
                                                            ========
Weighted average common and common equivalent shares
 outstanding (000):
  Primary..................................................   59,015    58,118
  Fully diluted............................................   71,613

   The accompanying notes to interim consolidated financial statements are an integral part of these statements.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                  (UNAUDITED)
                            (IN MILLIONS OF DOLLARS)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Cash flows from operating activities:
  Net income (loss)........................................  $   39.3  $  (79.1)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used for) operating activities:
    Depreciation...........................................      71.1      72.8
    Non-cash postretirement medical benefit expenses.......       4.2      10.4
    Amortization of excess investment over equity in net
     assets of unconsolidated affiliates...................       8.7       8.7
    Amortization of deferred financing costs and discount
     on long-term debt.....................................       4.1       4.8
    Equity in (income) losses of unconsolidated affiliates.     (17.2)      3.2
    Minority interests.....................................       4.4       2.2
    Extraordinary loss on early extinguishment of debt--
     net...................................................                 5.4
    (Increase) decrease in receivables.....................     (86.6)     13.4
    (Increase) decrease in inventories.....................     (62.6)     13.7
    Decrease (increase) in prepaid expenses and other
     current assets........................................      68.5     (13.2)
    Incurrence of financing costs..........................       (.8)    (19.1)
    Decrease in accounts payable...........................      (5.2)      (.3)
    Decrease in accrued interest...........................     (18.0)     (9.8)
    Increase in payable to affiliates and accrued
     liabilities...........................................       8.1       5.3
    Decrease in accrued and deferred income taxes..........      (8.5)    (46.2)
    Other..................................................       9.8      (3.2)
                                                             --------  --------
      Net cash provided by (used for) operating activities.      19.3     (31.0)
                                                             --------  --------
Cash flows from investing activities:
  Net proceeds from disposition of property and
   investments.............................................       6.9       4.2
  Capital expenditures.....................................     (53.2)    (37.5)
  Redemption fund for minority interest preference stock...       (.2)     (1.2)
                                                             --------  --------
      Net cash used for investing activities...............     (46.5)    (34.5)
                                                             --------  --------
Cash flows from financing activities:
  Repayments of long-term debt, including revolving credit.    (431.4)   (326.2)
  Borrowings of long-term debt, including revolving credit.     481.9     353.5
  Repayment of note payable................................      (3.4)
  Net short-term debt repayments...........................                 (.5)
  Dividends paid...........................................     (18.7)    (14.8)
  Capital stock issued.....................................       1.2     100.4
  Redemption of minority interests' preference stock.......      (8.8)     (8.5)
                                                             --------  --------
      Net cash provided by financing activities............      20.8     103.9
                                                             --------  --------
Net (decrease) increase in cash and cash equivalents during
 the period................................................      (6.4)     38.4
Cash and cash equivalents at beginning of period...........      17.6      14.7
                                                             --------  --------
Cash and cash equivalents at end of period.................  $   11.2  $   53.1
                                                             ========  ========
Supplemental disclosure of cash flow information:
  Interest paid, net of capitalized interest...............  $   85.2  $   70.9
  Income taxes paid........................................      26.6       9.7
  Tax allocation payments from MAXXAM Inc..................                (3.6)

   The accompanying notes to interim consolidated financial statements are an integral part of these statements.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

         (IN MILLIONS OF DOLLARS, EXCEPT PRICES AND PER SHARE AMOUNTS)

1. GENERAL

  Kaiser Aluminum Corporation (the "Company") is a subsidiary of MAXXAM Inc. ("MAXXAM"). MAXXAM owns approximately 62% of the Company's common stock, assuming the conversion of each outstanding share of 8.255% PRIDES, Convertible Preferred Stock (the "PRIDES"), into one share of the Company's common stock, with the remaining approximately 38% publicly held. The Company operates through its direct subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC").

  On September 19, 1995, the Company redeemed all 1,938,295 of its Mandatory Conversion Premium Dividend Preferred Stock (the "Series A Shares"), which resulted in the simultaneous redemption of all $.65 Depositary Shares in exchange for (i) 13,126,521 shares of the Company's common stock and (ii) $2.8 in cash comprised of (a) an amount equal to all accrued and unpaid dividends up to and including the day immediately prior to redemption date and (b) cash in lieu of any fractional shares of common stock that would have otherwise been issuable.

  The foregoing unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair statement of the results for the interim periods presented have been included. Operating results for the first nine months of 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1994. Certain reclassifications of prior-period information were made to conform to the current presentation.

2. INVENTORIES

  The classification of inventories is as follows:

                           SEPTEMBER 30, DECEMBER 31,
                               1995          1994
                           ------------- ------------
Finished fabricated
 aluminum products........    $ 70.1        $ 49.4
Primary aluminum and work
 in process...............     207.3         203.1
Bauxite and alumina.......     134.1         102.3
Operating supplies and
 repair and maintenance
 parts....................     119.1         113.2
                              ------        ------
  Total...................    $530.6        $468.0
                              ======        ======

  Substantially all product inventories are stated at last-in, first-out (LIFO) cost, not in excess of market. Replacement cost is not in excess of LIFO cost.

3. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

  Primary earnings (loss) per common share is computed by dividing net income
(loss) available to common shareholders by the weighted average number of common and common equivalent shares outstanding during the period. Fully diluted earnings per common and common equivalent share is computed

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

         (IN MILLIONS OF DOLLARS, EXCEPT PRICES AND PER SHARE AMOUNTS) as if the Series A Shares had been converted to common shares at the beginning of each period. Accordingly, for purposes of the fully diluted calculations, the dividends attributable to the Series A Shares ($9.1 for the nine months ended September 30, 1995) have not been deducted from net income and the weighted average number of common and common equivalent shares outstanding includes the shares issued upon conversion of the Series A Shares as if they had been outstanding for the entire periods. As a result of the conversion of the Series A Shares during the 1995 periods, fully diluted earnings per share are presented even though the results are antidilutive. For the nine months ended September 30, 1994, common equivalent shares attributable to the preferred stock and non-qualified stock options were excluded from the calculation of weighted average shares because they were antidilutive.

4. CONTINGENCIES

  Environmental Contingencies--The Company and KACC are subject to a wide variety of environmental laws and regulations and to fines or penalties assessed for alleged breaches of the environmental laws and to claims and litigation based on such laws. KACC currently is subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

  Based on the Company's evaluation of these and other environmental matters, the Company has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. At September 30, 1995, the balance of such accruals, which is primarily included in Long-term liabilities, was $39.7. These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $12.0 for the years 1995 through 1999 and an aggregate of approximately $11.0 thereafter.

  As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to approximately $22.0. While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Asbestos Contingencies--KACC is a defendant in a number of lawsuits in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 15 years. At October 31, 1995, the number of such lawsuits pending was approximately 58,200, as compared to 31,700 at June 30, 1995. KACC has been advised by its regional counsel that, although there can be no assurance, the recent increase in pending lawsuits may be attributable in part to tort reform legislation in Texas which

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

         (IN MILLIONS OF DOLLARS, EXCEPT PRICES AND PER SHARE AMOUNTS) was passed by the legislature in March 1995 and which became effective on September 1, 1995. The legislation, among other things, is designed to restrict, beginning September 1, 1995, the filing of cases in Texas that do not have a sufficient nexus to that jurisdiction, and to impose, generally as of September 1, 1996, limitations relating to joint and several liability in tort cases. A substantial portion of the asbestos-related lawsuits that were filed and served on KACC between June 30, 1995 and October 31, 1995, were filed in Texas prior to September 1, 1995.

  Based on past experience and reasonably anticipated future activity, the Company has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed and settled through 2008. The Company's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, the current state of case law related to asbestos claims, and the advice of counsel. Accordingly, an asbestos-related cost accrual of $155.3 ($134.6 at June 30, 1995), before considerations for insurance recoveries, is included primarily in Long-term liabilities at September 30, 1995. The Company estimates that annual future cash payments in connection with such litigation will be approximately $11.0 to $19.0 for each of the years 1995 through 1999, and an aggregate of approximately $90.8 thereafter through 2008. The Company does not presently believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008.

  The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. While claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, the Company believes, based on prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of counsel, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $134.7 ($120.6 at June 30, 1995), determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at September 30, 1995.

  While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and the insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of the asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Other Contingencies--The Company and KACC are involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

5. DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

  KACC enters into primary metal hedging transactions with off-balance sheet risk in the normal course of business. The prices realized by the Company under certain sales contracts for alumina, primary aluminum, and fabricated aluminum products as well as the costs incurred by the Company on certain items, such as aluminum scrap, rolling ingot, power, and bauxite, fluctuate with the market price of primary aluminum,

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

         (IN MILLIONS OF DOLLARS, EXCEPT PRICES AND PER SHARE AMOUNTS) together resulting in a "net exposure" of earnings. The primary metal hedging transactions are designed to mitigate the net exposure of earnings to declines in the market price of primary aluminum, while retaining the ability to participate in favorable environments that may materialize. KACC has developed strategies which include forward sales of primary aluminum at fixed prices and the purchase or sale of options for primary aluminum. In this regard, in respect of its remaining 1995 anticipated net exposure, at September 30, 1995, KACC had net forward sales contracts for 53,875 tons* of primary aluminum at fixed prices, had purchased call options in respect of 17,250 tons of primary aluminum, had purchased put options to establish a minimum price for 48,375 tons of primary aluminum, and had entered into option contracts that established a price range for 22,500 tons of primary aluminum. In respect of its 1996 anticipated net exposure, at September 30, 1995, KACC had sold forward 11,100 tons of primary aluminum at fixed prices.

  KACC also enters into hedging transactions in the normal course of business that are designed to reduce its exposure to fluctuations in foreign exchange rates. At September 30, 1995, KACC had net forward foreign exchange contracts totaling approximately $125.9 for the purchase of 174.0 Australian dollars through April 1997.

  At September 30, 1995, the net unrealized gain on KACC's position in aluminum forward sales and option contracts (based on a market price of $1,773 per ton of primary aluminum) and forward foreign exchange contracts was $9.1.

  KACC has established margin accounts with its counterparties related to aluminum forward sales and option contracts. KACC is entitled to receive advances from counterparties related to unrealized gains and, in turn, is required to make margin deposits with counterparties to cover unrealized losses related to these contracts. At September 30, 1995, KACC had $2.5, compared with $50.5 at December 31, 1994, on deposit with a counterparty in respect of such contracts. These amounts are recorded in Prepaid expenses and other current assets.

  See Note 10 of the Notes to Consolidated Financial Statements for the year ended December 31, 1994.

--------
* All references to tons in this report refer to metric tons of 2,204.6 pounds.

              KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

                   UNAUDITED SUMMARY QUARTERLY FINANCIAL DATA

                                                    QUARTER ENDED
                                      -----------------------------------------
                                      MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                      -------- ------- ------------ -----------
                                       (IN MILLIONS OF DOLLARS, EXCEPT SHARES
                                                      AMOUNTS)
1995 QUARTERLY INFORMATION:
  Net sales..........................  $513.0  $583.4     $550.3
  Operating income...................    32.6    63.6       53.2
  Net income.........................     3.5    23.3       12.5
  Earnings (loss) per common and com-
   mon equivalent share:
    Primary..........................    (.03)    .28        .13
    Fully diluted....................                        .14
1994 QUARTERLY INFORMATION:
  Net sales..........................  $415.1  $459.5     $461.1      $445.8
  Operating loss.....................    25.6    14.2        6.9         9.5
  Loss before extraordinary item.....    29.3    23.6       20.8        27.7(1)
  Extraordinary loss--net............     5.4
  Net loss...........................    34.7    23.6       20.8        28.4
  Per common and common equivalent
   share:
    Loss before extraordinary loss...     .58     .50        .45         .57
    Extraordinary loss--net..........     .09
    Net loss.........................     .67     .50        .45         .57
1993 QUARTERLY INFORMATION:
  Net sales..........................  $442.6  $432.2     $428.4      $415.9
  Operating loss.....................     9.7    14.2       17.5        82.0(2)
  Loss before extraordinary loss and
   cumulative effect of changes in
   accounting principles.............    16.6    19.4       21.0        66.1(1)
  Extraordinary loss--net............    21.8
  Cumulative effect of changes in ac-
   counting principles--net..........   507.3
  Net loss...........................   545.7    19.4       21.0        66.1
  Per common and common equivalent
   share:
    Loss before extraordinary loss
     and cumulative effect of changes
     in accounting principles........     .29     .34        .42        1.20
    Extraordinary loss--net..........     .38
    Cumulative effect of changes in
     accounting principles--net......    8.85
    Net loss.........................    9.52     .34        .42        1.20

--------
(1) Includes pre-tax charges of approximately $10.3 and $10.8 principally related to establishing additional litigation and environmental reserves in the fourth quarters of 1994 and 1993, respectively.
(2) Includes pre-tax charges of approximately $35.8 related to restructuring of operations and $19.4 because of a reduction in the carrying value of inventories.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses of this offering will be paid solely by MAXXAM Inc. and, exclusive of underwriting discounts and commissions, are as follows:

    SEC registration fee............................................ $
   *Printing and engraving..........................................
   *Legal fees and expenses.........................................
   *Accounting fees and expenses....................................
   *Blue Sky fees and expenses (including counsel fees).............
   *Miscellaneous...................................................
                                                                     ----------
     Total.......................................................... $
                                                                     ==========

--------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

  Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any person, including directors and officers, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify its directors, officers, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such director, officer, employee or agent actually and reasonably incurred in connection therewith.

  The Registrant's Restated Certificate of Incorporation and By-laws provide for indemnification of directors, officers and employees of the Registrant to the fullest extent authorized by law.

  The Registrant has entered into indemnification agreements with certain of its directors and officers which provide that the Registrant will indemnify such individuals if and whenever they were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were a director, officer or employee of the Registrant or any of its subsidiaries, or are or were serving at the request of the Registrant or any of its subsidiaries as a director, officer, employee, agent or other official of another corporation, partnership, joint venture, trust, or other enterprise, against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees) actually incurred by them in connection with such action, suit or proceeding except to the extent that (a) any judgments, fines, amounts paid in settlement and expenses are finally determined by a court of competent jurisdiction to have resulted from their gross negligence or bad faith in the performance of their duties (or, alternatively in the case of certain of the indemnification agreements, result from conduct which is finally determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct), (b) any amount is paid without the prior approval of the Registrant in settlement of a proceeding brought in the name and on behalf of the Registrant or another corporation, partnership, joint venture, trust or other enterprise for which they are or were serving at the request of the Registrant as a director, officer, employee, agent or other official, (c) such indemnification is otherwise prohibited by law, whether by statute, court decision or otherwise, or (d) reimbursement of such expenses has actually been made pursuant to insurance policies maintained by the Registrant for their benefit. For these purposes, service at the request of the Registrant with respect to an "other enterprise" includes service with respect to any employee benefit plan. The agreements further provide for the advancement of expenses incurred in defending any such action, suit or proceeding upon receipt of a repayment undertaking if it is ultimately determined that such individuals are not entitled to be indemnified or to the extent they recover such expenses from others pursuant to insurance or otherwise.

  The Registrant may terminate the agreements on 90 days' prior written notice to such individuals, but the indemnification provided by the agreements continues to apply to all actions taken or failed to be taken by such individuals prior to the expiration of the 90-day notice period notwithstanding such termination.

  The foregoing discussion is qualified in its entirety by reference to the DGCL, the Registrant's Restated Certificate of Incorporation and By-laws, and the referenced indemnification agreements.

  Subject to certain limitations and exceptions, the Company has insurance coverage for losses by any person who is or hereafter may be a director or officer of the Company arising from claims against that person for any wrongful act in his capacity as a director or officer of the Company or any of its subsidiaries. The policy also provides for reimbursement to the Company for indemnification given by the Company pursuant to common or statutory law or its certificate or incorporation or by-laws to any such person arising from any such claims.

  The foregoing discussion is qualified in its entirety by reference to the DGCL and the Registrant's Restated Certificate of Incorporation and By-laws, and the referenced indemnification agreements.

ITEM 16. EXHIBITS.

                               INDEX OF EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
    4.1  Restated Certificate of Incorporation of Kaiser Aluminum Corporation
         (the "Company"), dated February 21, 1991 (incorporated by reference to
         Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form
         S-1, dated June 11, 1991, filed by the Company, Registration No. 33-
         37895).
    4.2  By-laws of the Company, amended as of February 26, 1991 (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registration
         Statement on Form S-1, dated June 11, 1991, filed by the Company,
         Registration No. 33-37895).
  **5    Opinion of Anthony R. Pierno, Vice President and General Counsel of
         the Company, with respect to the Common Stock being registered hereunder.
  *12    Computation of Consolidated Ratio of Earnings to Combined Fixed
         Charges and Preferred Stock Dividends.
  *23    Consent of Arthur Andersen LLP.
  *25    Power of Attorney (on signature page).

--------
 *Included in this filing.
**To be filed by amendment.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

    (2) That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JANUARY 5, 1996.

                                        Kaiser Aluminum Corporation

                                             /s/ George T. Haymaker, Jr.
                                        By _____________________________________
                                                George T. Haymaker, Jr.
                                            Chairman of the Board and Chief
                                                   Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony R. Pierno, Byron L. Wade, Bernard
L. Birkel, John W. Niemand, Karen Bryant and John Donnan and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the above premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                       CAPACITIES                  DATE
             ----------                       ----------                  ----

  /s/  George T. Haymaker, Jr.       Chairman of the Board and      January 5, 1996
____________________________________ Chief Executive Officer
      George T. Haymaker, Jr.        (Principal Executive
                                     Officer)

      /s/  John T. La Duc            Vice President, Chief          January 5, 1996
____________________________________ Financial Officer and
           John T. La Duc            Treasurer (Principal
                                     Financial Officer)

      /s/  Charlie Alongi            Controller (Principal          January 5, 1996
____________________________________ Accounting Officer)
           Charlie Alongi

    /s/  Robert J. Cruikshank        Director                       January 5, 1996
____________________________________
        Robert J. Cruikshank

       /s/ Ezra G. Levin             Director                       January 5, 1996
____________________________________
           Ezra G. Levin

     /s/  Robert J. Petris           Director                       January 5, 1996
____________________________________
          Robert J. Petris

   /s/   Charles E. Hurwitz          Director                       January 5, 1996
____________________________________
         Charles E. Hurwitz

       /s/ Robert Marcus             Director                       January 5, 1996
____________________________________
           Robert Marcus